9/26/97 - execution


                        LOAN AND SECURITY AGREEMENT

                               by and among

                       EDISON BROTHERS STORES, INC.
                   EDISON BROTHERS APPAREL STORES, INC.
                      EDISON PUERTO RICO STORES, INC.
                               as Borrowers

                                    and

                        THE GUARANTORS NAMED HEREIN

                  THE FINANCIAL INSTITUTIONS NAMED HEREIN
                                as Lenders

                      CONGRESS FINANCIAL CORPORATION
                                 as Agent

                    THE CIT GROUP/BUSINESS CREDIT, INC.
                                as Co-Agent




                     Dated:  As of September 26, 1997

                       TABLE OF CONTENTS


SECTION 1.   DEFINITIONS                                        2

SECTION 2.   CREDIT FACILITIES                                 18
          2.1  Loans                                           18
          2.2  Letter of Credit Accommodations                 19
          2.3  Commitments                                     22
          2.4  Joint and Several Liability                     22

SECTION 3.   INTEREST AND FEES                                 23
          3.1  Interest                                        23
          3.2  Closing Fee                                     24
          3.3  Servicing Fee                                   25
          3.4  Co-Agent's Fee                                  25
          3.5  Unused Line Fee                                 25
          3.6  Syndication Fee                                 25
          3.7  Changes in Laws and Increased Costs of Loans    25

SECTION 4.  CONDITIONS PRECEDENT                               26
          4.1  Conditions Precedent to Initial Loans and Letter of
               Credit Accommodations                           26
    4.2  Conditions Precedent to All Loans and Letter of Credit
Accommodations                                                 29

SECTION 5.   SECURITY INTEREST                                 30

SECTION 6.   COLLECTION AND ADMINISTRATION                     30
          6.1  Borrowers' Loan Account                         30
    6.2  Statements                                           31
          6.3  Collection of Proceeds                          31
          6.4  Payments and Prepayments                        33
          6.5  Sharing of Payments, Etc.                       34
          6.6  Authorization to Make Loans                     36
          6.7  Settlement Procedures                           36
          6.8  Use of Proceeds                                 38

SECTION 7.   COLLATERAL REPORTING AND COVENANTS                38
          7.1  Collateral Reporting                            38
          7.2  Receivables Covenants                           40
          7.3  Inventory Covenants                             41
          7.4  Power of Attorney                               42
          7.5  Right to Cure                                   43
          7.6  Access to Premises                              43

SECTION 8.   REPRESENTATIONS AND WARRANTIES                    44
          8.1  Corporate Existence, Power and Authority; Subsidiaries
          44
          8.2  Financial Statements; No Material Adverse Change. 44
          8.3  Chief Executive Office; Collateral Locations.   45
          8.4  Priority of Liens; Title to Properties          45
          8.5  Tax Returns                                     45
          8.6  Litigation                                      45
          8.7  Intellectual Property                           46
          8.8  Compliance with Other Agreements and Applicable Laws
          46
          8.9  Environmental Compliance                        47
          8.10 Governmental Authority                          47
          8.11 Credit Card Agreements                          48
          8.12 Employee Benefits                               48
          8.13 Bank Accounts                                   49
          8.14 Customs Brokers                                 49
          8.15 Interrelated Businesses                         49
          8.16 Capitalization                                  49
          8.17 Plan                                            50
          8.18 Accuracy and Completeness of Information.       50
          8.19 Survival of Warranties; Cumulative              51

SECTION 9.   AFFIRMATIVE AND NEGATIVE COVENANTS                51
          9.1  Maintenance of Existence                        51
          9.2  New Collateral Locations                        51
          9.3  Compliance with Laws, Regulations, Etc          52
          9.4  Payment of Taxes and Claims                     52
          9.5  Insurance                                       52
          9.6  Financial Statements and Other Information      53
          9.7  Sale of Assets, Consolidation, Merger, Dissolution, Etc
          56
          9.8  Encumbrances                                    61
          9.9  Indebtedness                                    62
          9.10 Loans, Investments, Guarantees, Etc             70
          9.11 Dividends; Redemptions; Issuance of Capital Stock 73
          9.12 Transactions with Affiliates                    74
          9.13 Credit Card Agreements                          74
          9.14 Net Worth                                       75
          9.15 Compliance with ERISA                           75
          9.16 Additional Bank Accounts                        76
          9.18 Costs and Expenses                              76
          9.19 Further Assurances                              77

SECTION 10.   EVENTS OF DEFAULT AND REMEDIES                   77
          10.1  Events of Default                              77
          10.2  Remedies                                       80

SECTION 11.  JURY TRIAL WAIVER; OTHER WAIVERS
        AND CONSENTS; GOVERNING LAW                            81
          11.1  Governing Law; Choice of Forum; Service of Process;
          Jury Trial Waiver                                    81
          11.2  Waiver of Notices                              82
          11.3  Amendments and Waivers                         83
          11.4  Waiver of Counterclaims                        84
          11.5  Indemnification                                84

SECTION 12.  THE AGENT                                         85
          12.1  Appointment, Powers and Immunities             85
          12.2  Reliance by Agent                              86
          12.3  Events of Default                              86
          12.4  Rights as a Lender                             86
          12.5  Indemnification                                87
          12.6  Non-Reliance on Agent and Other Lenders        87
          12.7  Failure to Act                                 88
          12.8  Successor Agent.                               88
          12.9  Withholding Tax                                88
          12.10 Additional Loans                               90
          12.11 Concerning the Collateral and the Related Financing
          Agreements                                           90
          12.12 Field Audit and Examination Reports; Disclaimer by
                Lenders                                        90
          12.13 Collateral Matters                             91
          12.14 Agency for Perfection                          92

SECTION 13.  TERM OF AGREEMENT; MISCELLANEOUS                  93
          13.1  Term                                           93
          13.2  Notices                                        95
          13.3  Partial Invalidity                             95
    13.4  Successors                                          95
          13.5  Assignments; Participations.                   96
          13.6  Confidentiality                                98
          13.7  Entire Agreement                               99

                  LOAN AND SECURITY AGREEMENT

    This Loan and Security Agreement dated as of September 26, 1997 is entered into by and among Edison Brothers Stores, Inc., a Delaware corporation ( Edison ), Edison Brothers Apparel Stores, Inc., a Missouri corporation ( Edison Apparel ), Edison Puerto Rico Stores, Inc., a Puerto Rico corporation ( Edison Puerto Rico , and together with Edison and Edison Apparel, individually, a Borrower and collectively, Borrowers , as hereinafter further defined), the other persons signatories hereto as guarantors (individually, a Guarantor and collectively, Guarantors , as hereinafter further defined), the financial institutions from time to time parties hereto as lenders, whether by execution of this Agreement or an Assignment and Acceptance (individually, a Lender and collectively, the Lenders , as hereinafter further defined), Congress Financial Corporation, a California corporation, in its capacity as administrative agent and collateral agent for the Lenders (in such capacity, the Agent ) and The CIT Group/Business Credit, Inc., a New York corporation, in its capacity as co-agent for the Lenders (in such capacity, the Co-Agent ).


                      W I T N E S S E T H:


    WHEREAS, on or about November 3, 1995, Borrowers and Guarantors each filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code (as hereinafter defined) in the United States Bankruptcy Court for the District of Delaware (the Chapter 11 Cases , as hereinafter further defined); and

    WHEREAS, pursuant to the order of the United States Bankruptcy Court for the District of Delaware entered on November 29, 1995 in the Chapter 11 Cases, Borrowers, as debtors and debtors-in-possession under Chapter 11 of the Bankruptcy Code, entered into post-petition financing arrangements with a syndicate of financial institutions for which BankAmerica Business Credit, Inc. acted as agent (the BABC DIP Facility ; as hereinafter further defined); and

    WHEREAS, pursuant to the order of the United States Bankruptcy Court for the District of Delaware, the Plan (as defined herein) has been confirmed, and concurrently with the making of the initial loans or issuance of letters of credit hereunder, the Effective Date (as defined therein) with respect to the Plan has occurred; and

    WHEREAS, each of Lenders is willing to agree severally and not jointly to make loans and provide other financial accommodations to Borrowers on a pro rata basis according to its Commitment (as defined below), on the terms and conditions set forth herein and Agent is willing to act as agent for Lenders, on the terms and conditions set forth herein and the other Financing Agreements (as defined below);

    NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1.   DEFINITIONS

    All terms used herein which are defined in Article 1 or Article 9 of the Uniform Commercial Code shall have the meanings given therein unless otherwise defined in this Agreement. All references to the plural herein shall also mean the singular and to the singular shall also mean the plural unless the context otherwise requires. The words hereof , herein , hereunder , this Agreement and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement and as this Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced. The word including when used in this Agreement shall mean including, without limitation . The words ratable or ratably or words of similar import when used in this Agreement shall refer to a sharing or allocation based on the respective Pro Rata Shares of Lenders. An Event of Default shall exist or continue or be continuing until such Event of Default is waived in accordance with Section 11.3 or if capable of being cured as reasonably determined by Agent, is cured. Any accounting term used herein unless otherwise defined in this Agreement shall have the meaning customarily given to such term in accordance with GAAP. For purposes of this Agreement, the following terms shall have the respective meanings given to them below:

     1.1 Accounts shall mean each Borrower's right to payment for a sale or lease and delivery of goods or rendition of services, whether or not evidenced by instruments or chattel paper, and whether or not earned by performance and including, without limitation, Credit Card Receivables.

     1.2 Adjusted Eurodollar Rate shall mean, with respect to each Interest Period for any Eurodollar Rate Loan, the rate per annum (rounded upwards, if necessary, to the next one-sixteenth (1/16) of one percent (1%)) determined by dividing (a) the Eurodollar Rate for such Interest Period by (b) a percentage equal to: (i) one (1) minus (ii) the Reserve Percentage. For purposes hereof, Reserve Percentage shall mean the reserve percentage, expressed as a decimal, prescribed by any United States or foreign banking authority for determining the reserve requirement which is or would be applicable to deposits of United States dollars in a non-United States or an international banking office of Reference Bank used to fund a Eurodollar Rate Loan or any Eurodollar Rate Loan made with the proceeds of such deposit, whether or not the Reference Bank actually holds or has made any such deposits or loans. The Adjusted Eurodollar Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

    1.3 Affiliate shall mean, as to any specified Person, any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. For purposes of this definition, control (including with correlative meanings, the terms controlling , controlled by and under common control with ), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to effectively direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

    1.4 Agent Advances shall have the meaning set forth in Section 12.13 hereof.

    1.5 Assignment and Acceptance shall mean an Assignment and Acceptance substantially in the form of Exhibit A attached hereto (with blanks appropriately completed) delivered to the Agent in connection with an assignment of a Lender's interest hereunder in accordance with the provisions of Section 13.5 below.

    1.6 Availability shall mean, at any time, the lesser of (a) the amount of the Loans which would be available to Borrowers as of such time based on the applicable lending formulas set forth in Section 2.1(a) hereof, as determined by Agent, and subject to Availability Reserves established at such time hereunder (without regard to the then outstanding Loans and Letter of Credit Accommodations) and (b) the Maximum Credit. The term Availability is used herein to mean the amount of Loans available without reduction for the amount of Loans and Letter of Credit Accommodations then outstanding.

    1.7 Availability Reserves shall mean, as established and revised by Agent in good faith from time to time, (i) reserves, in Agent's reasonable discretion, for accrued interest on Loans and accrued fees in respect of the Letter of Credit Accommodations; (ii) reserves for rebates due Borrowers and Guarantors on Inventory purchases made by Borrowers and Guarantors and reserves for shrinkage of inventory to the extent (if any) such shrinkage is not otherwise provided for in the calculation of Availability in the Borrowing Base Certificate in a manner satisfactory to Agent; (iii) other reserves which Agent in its reasonable discretion deems necessary or desirable to maintain with respect to the loan account of Borrowers as disclosed to Edison as of the date hereof and all other reserves hereafter established or revised by Agent in good faith, after prior notice to Edison (which reserves shall be in amounts having a reasonable relationship to the event, condition or other matter which is the basis for it as determined by Agent in good faith), (A) to reflect events, conditions or circumstances that, as determined by Agent in good faith, adversely affect or have a reasonable likelihood of adversely affecting either: (1) the Collateral or any other property which is security for the Obligations or its value, (2) the security interests and other rights of Agent or any Lender in the Collateral (including the enforceability, perfection and priority thereof) or (3) the assets, financial condition or business of Borrowers and Guarantors taken as a whole (but not any economic events related to the general state of the world economy or U.S. economy or the retail apparel industry); (iv) other reserves hereafter established or revised by Agent, after prior notice to Edison, which Agent in its reasonable discretion deems necessary or desirable to maintain in respect of any state of facts which Agent determines in good faith constitutes an Event of Default or would, with notice or passage of time or both, constitute an Event of Default, or to reflect the Agent's good faith belief that any collateral report or financial information furnished by or on behalf of any Borrower or Guarantor to Agent or any Lender is incomplete, inaccurate or misleading; and (v) reserves to reflect outstanding Letter of Credit Accommodations as provided in Section 2.2 hereof. To the extent Agent may revise the lending formula set forth in Section 2.1 hereof so as to address any event, condition or circumstance in a manner satisfactory to Agent, Agent shall not establish an Availability Reserve for the same purpose.

    1.8 BABC shall mean BankAmerica Business Credit, Inc., a Delaware corporation, and its successors and assigns.

    1.9 BABC DIP Facility shall mean the credit facility provided to Edison and Edison Apparel, each as a debtor-in-possession during the pendency of the Chapter 11 Cases, by certain financial institutions for whom BABC acts as agent pursuant to the Loan and Security Agreement, dated November 9, 1995, by and among the financial institutions parties thereto as lenders, BABC as agent for such lenders, Borrowers and Guarantors.

    1.10 Bankruptcy Code shall mean the United States Bankruptcy Code, being Title 11 of the United States Code, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all official rules thereunder or related thereto.

    1.11 Bankruptcy Court shall mean the United States District Court for the District of Delaware having jurisdiction over the Chapter 11 Cases and, to the extent of any reference under Section 157 of Title 28 of the United States Code, the unit of such District Court under Section 151 of Title 28 of the United States Code.

    1.12 Borrowers shall mean individually and collectively, jointly and severally, Edison Brothers Stores, Inc., a Delaware corporation, Edison Brothers Apparel Stores, Inc., a Missouri corporation, Edison Puerto Rico Stores, Inc., a Puerto Rico corporation, and their respective successors and assigns, in each case as successors to Edison Brothers Stores, Inc., as debtor and debtor-in-possession, Edison Brothers Apparel Stores, Inc., as debtor and debtor-in-possession, and Edison Puerto Rico Stores, Inc., as debtor and debtor-in-possession, respectively under the Chapter 11 Cases, being sometimes individually referred to herein as a Borrower .

    1.13 Borrowing Base Certificate shall mean a certificate substantially in the form of Exhibit B hereto, as such form may from time to time be modified by Edison, with the prior consent of Agent, or by Agent, with the prior consent of Edison, which is duly completed (including all schedules thereto) and executed by the chief financial officer or other appropriate financial officer of Edison acceptable to Agent and delivered to Agent.

    1.14 Business Day shall mean any day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of the State of New York or the Commonwealth of Pennsylvania, and a day on which the Reference Bank and Agent are open for the transaction of business, except that if a determination of a Business Day shall relate to any Eurodollar Rate Loans, the term Business Day shall also exclude any day on which banks are closed for dealings in dollar deposits in the London interbank market or other applicable Eurodollar Rate market.

    1.15 Capital Leases shall mean, as applied to any Person, any leases of (or any agreement conveying the right to use) any property (whether real, personal or mixed) by such Person as lessee which, in accordance with GAAP, is required to be capitalized and accounted for as a capital lease.

    1.16 Capital Stock shall mean any and all shares, interests, participations, or other equivalents (however designated) of corporate stock, partnership interests or limited liability company interests and any options or warrants with respect to any of the foregoing.

    1.17 Cash Distribution Pool shall have the meaning set forth in the Plan as in effect on the date hereof.

    1.18 Cash Equivalents shall mean investments of the type described on Schedule 1.18 hereto.

    1.19   Change of Control  shall have the meaning set forth on Schedule
1.19 hereto.

    1.20 Chapter 11 Cases shall mean the cases under Chapter 11 of the Bankruptcy Code commenced by Borrowers and Guarantors, styled In re Edison Brothers Stores, Inc., et al., Chapter 11 Case No. 95-1354 (PJW) Jointly Administered, filed in the Bankruptcy Court on or about November 3, 1995.

    1.21 CIT shall mean The CIT Group/Business Credit, Inc., a New York corporation, in its individual capacity, and its successors and assigns.

    1.22 Code shall mean the Internal Revenue Code of 1986, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations of the Internal Revenue Service thereunder or related thereto.

    1.23 Collateral shall have the meaning set forth in Section 5 hereof.

    1.24 Commitment shall have the meaning set forth in Section 2.3 hereof.

    1.25 Commitment Percentage shall mean, as to each Lender, the percentage of the Maximum Credit provided for hereunder represented by such Lender's Commitment. The Commitment Percentage of each Lender signing this Agreement is set forth on the signature pages hereto below each Lender's signature.

    1.26 Concentration Accounts shall mean, collectively, the Store Concentration Account and the Credit Card Concentration Account.

    1.27 Confirmation Order shall mean the Order Confirming the Plan entered by the Bankruptcy Court on September 9, 1997, in the Chapter 11 Cases.

    1.28   Congress  shall mean Congress Financial Corporation, a
California corporation, in its individual capacity, and its successors and assigns.

    1.29 Cost shall mean, as to the Inventory as of any date, the cost of such Inventory as of such date, determined principally using the first-in-first-out method and the retail inventory method or average cost (consistent with current practice of Borrowers and Guarantors as of the date hereof) in accordance with GAAP.

    1.30 Credit Card Acknowledgments shall mean, individually and collectively, the agreements by Credit Card Issuers or Credit Card Processors who are parties to Credit Card Agreements in favor of Agent acknowledging Agent's first priority security interest in the monies due and to become due to any Borrower or Guarantor (including, without limitation, credits and reserves) under the Credit Card Agreements, and agreeing to transfer such amounts to the Credit Card Concentration Account established for such purposes, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

    1.31 Credit Card Agreements shall mean all agreements now or hereafter entered into by any Borrower or Guarantor with any Credit Card Issuer or any Credit Card Processor, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, including, but not limited to, the agreements set forth on
Schedule 8.11 hereto.

    1.32 Credit Card Concentration Account shall mean account no. 10022188164 maintained by and in the name of Edison at Mercantile Bank of St. Louis National Association or such other deposit account as Edison may hereafter establish and maintain at the same or any other depository bank in accordance with Section 9.16 hereof to which amounts payable to any Borrower or Guarantor constituting Proceeds of Credit Card Receivables are sent.

    1.33 Credit Card Issuer shall mean any person (other than any Borrower or Guarantor) who issues or whose members issue credit cards, including, without limitation, MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through MasterCard International, Inc., Visa, U.S.A., Inc. or Visa International and American Express, Discover, Diners Club, Carte Blanche and other non-bank credit or debit cards, including, without limitation, credit or debit cards issued by or through American Express Travel Related Services Company, Inc. and Novus Services, Inc.

    1.34 Credit Card Processor shall mean any servicing or processing agent or any factor or financial intermediary who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to sales transactions of any Borrower or Guarantor involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer (including, but not limited to National Processing Company and National City Bank of Kentucky).

    1.35 Credit Card Receivables shall mean collectively, (a) all present and future rights of each Borrower to payment from any Credit Card Issuer, Credit Card Processor or other third party arising from sales of goods or rendition of services to customers who have purchased such goods or services using a credit or debit card and (b) all present and future rights of each Borrower to payment from any Credit Card Issuer, Credit Card Processor or other third party in connection with the sale or transfer of Accounts arising pursuant to the sale of goods or rendition of services to customers who have purchased such goods or services using a credit card or a debit card, including, but not limited to, all amounts at any time due or to become due from any Credit Card Issuer or Credit Card Processor under the Credit Card Agreements or otherwise.

    1.36 Customs Broker shall mean any customs broker or similar persons used by any Borrower or Guarantor for the purpose of assisting, facilitating and arranging for Inventory to be shipped or delivered to Borrowers and Guarantors who may at any time have custody, control or possession of any bills of lading or other documents of title with respect to goods purchased by Borrowers or Guarantors, provided, that, the term Customs Broker shall not be construed to include common carriers used by any Borrower or Guarantor in the United States for transporting goods within the United States.

    1.37 Edbro Missouri shall mean Edbro Missouri Realty Company, Inc., a Missouri corporation and its successors and assigns.

    1.38 Edbro Missouri Facility shall mean the warehouse and distribution facility owned by Edbro Missouri located at 200 West Link Industrial Drive, Washington, Missouri 63084.

    1.39 Effective Date shall have the meaning given to such term in the Plan as in effect on the date hereof.

    1.40 Eligible Inventory shall mean Inventory consisting of finished goods held for resale in the ordinary course of the businesses of Borrowers that:

          (a) is not, in Agent's reasonable judgment, obsolete or unmerchantable;

          (b) upon which Agent, for itself and the ratable benefit of Lenders, has a first priority perfected security interest as to which Agent has received such proof as Agent may require as to such perfection and priority;

          (c) is either (i) located at premises owned by or leased to a Borrower or Guarantor or (ii) on premises otherwise reasonably acceptable to Agent or (iii) is in transit in the United States to a location of Borrowers in the United States if Agent has a first priority security interest therein or (iv) is outside of the United States and in transit to a location of Borrowers in the United States if Agent has a first priority security interest in and control of the documents of title covering such goods (whether through a Customs Broker or otherwise) and so long as no Letter of Credit Accommodation is outstanding with respect thereto;

          (d) Agent otherwise deems eligible as the basis for Loans and Letter of Credit Accommodations based on such other credit and collateral considerations as Agent may from time to time establish in its sole discretion; and

          (e) is not subject to a lien, security interest or other encumbrance in favor of any issuer or provider of Letter of Credit Accommodations (other than Agent).

Without intending to limit Agent's discretion to establish other criteria of eligibility, Inventory located outside of the United States (other than the in-transit Inventory to the extent provided above), piece-work, packaway inventory, packaging and shipping material, supplies, bill and hold Inventory, non-first quality returned Inventory, defective Inventory, raw materials, work-in-process, excess or slow moving Inventory or Inventory delivered to any Borrower on consignment shall not constitute Eligible Inventory.

    1.41 Environmental Laws shall mean all foreign, Federal, State, Provincial and local laws (including common law), legislation, rules, codes, licenses, permits (including any conditions imposed therein), authorizations, judicial or administrative decisions, injunctions or agreements between any Borrower or Guarantor and any Governmental Authority, (a) relating to pollution and the protection, preservation or restoration of the environment (including air, water vapor, surface water, ground water, drinking water, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, (b) relating to the exposure to, or the use, storage, recycling, treatment, generation, manufacture, processing, distribution, transportation, handling, labeling, production, release or disposal, or threatened release, of Hazardous Materials, or (c) relating to all laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials. The term Environmental Laws includes (i) the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Water Act, the Federal Clean Air Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Federal Safe Drinking Water Act of 1974, (ii) applicable state counterparts to such laws, and
(iii) any common law or equitable doctrine that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Materials.

    1.42 ERISA shall mean the Employee Retirement Income Security Act of 1974, as the same now exists or may hereafter from time to time be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations of the Internal Revenue Service thereunder or related thereto.

    1.43 ERISA Affiliate shall mean any person required to be aggregated with Edison or any of its Subsidiaries under Sections 414(b), 414(c), 414(m) or 414(o) of the Code.

    1.44 Eurodollar Rate shall mean with respect to the Interest Period for a Eurodollar Rate Loan, the interest rate per annum equal to the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to the next one-sixteenth (1/16) of one percent (1%)) at which Reference Bank is offered deposits of United States dollars in the London interbank market (or other Eurodollar Rate market selected by a Borrower and approved by Agent) on or about 9:00 a.m. (New York time) two (2) Business Days prior to the commencement of such Interest Period in amounts substantially equal to the principal amount of the Eurodollar Rate Loans requested by and available to such Borrower in accordance with this Agreement, with a maturity of comparable duration to the Interest Period selected by such Borrower.

    1.45 Eurodollar Rate Loans shall mean any Loans or portion thereof on which interest is payable based on the Adjusted Eurodollar Rate in accordance with the terms hereof.

    1.46 Excess Availability shall mean the amount, as determined by Agent, calculated at any time, equal to: (a) the Availability at such time, minus (b) the sum of: (i) the amount of all then outstanding and unpaid Obligations, plus (ii) the aggregate amount of all trade payables of Borrowers which are more than thirty (30) days past due as of such time, plus (iii) the amount of checks issued by Borrowers to pay trade payables, but not yet sent and the book overdraft of Borrowers.

    1.47 Existing Letters of Credit shall mean the letters of credit outstanding on the date hereof issued by Bank of America, N.T. & S.A. for the account of any Borrower pursuant to the BABC DIP Facility.

    1.48   Event of Default  shall have the meaning set forth in Section
10.1 hereof.

    1.49 Financing Agreements shall mean, collectively, this Agreement and all notes, guarantees, security agreements and other agreements, documents and instruments now or at any time hereafter executed and/or delivered by any Borrower or Guarantor in connection with this Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

    1.50 Funding Escrow Agent shall mean Mercantile Trust Company, N.A. and its successors and assigns, as escrow agent appointed pursuant to
Section 5.2 of the Plan.

    1.51 Funding Escrow Properties shall mean the real property owned by certain of Borrowers and Guarantors described on Schedule 1.51 hereto.

    1.52 GAAP shall mean generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Boards which are applicable to the circumstances as of the date of determination consistently applied, provided that if any change in generally accepted accounting principles after the date hereof, in itself materially affects the calculation of compliance with the financial covenant in
Section 9.14 hereof, Borrowers may by notice to Agent, or Agent may, or at the request of Majority Lenders shall, by notice to Edison require that such covenant thereafter be calculated in accordance with generally accepted accounting principles as in effect, and applied by Borrowers, immediately before such change in generally accepted accounting principles occurred. If such notice is given, the compliance certificates delivered pursuant to Section 9.6(a) hereof after such change occurs shall be accompanied by reconciliations of the difference between the calculation set forth therein and a calculation made in accordance with generally accepted accounting principles as in effect from time to time after such change occurs.

    1.53 Governmental Authority shall mean the United States of America, any State of the United States of America, any foreign government, or a local municipality or other political subdivision or any body, department, authority, agency, public corporation or instrumentality of any of the foregoing.

    1.54 Guarantors shall mean each of the Subsidiaries of Edison set forth on Schedule 1.54 hereto and any other Person at any time hereafter liable on or in respect of the Obligations, and their respective successors and assigns, sometimes being individually referred to herein as a Guarantor .

    1.55 Hazardous Materials shall mean any hazardous, toxic or dangerous substances, materials and wastes, including, without limitation, hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including, without limitation, materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including, without limitation, any that are or become classified as hazardous or toxic under any Environmental Law).

    1.56 Indebtedness shall mean, with respect to any Person, any liability, whether or not contingent, (a) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof) or evidenced by bonds, notes, debentures or similar instruments; (b) representing the balance deferred and unpaid of the purchase price of any property or services (except any such balance that constitutes an account payable to a trade creditor (whether or not an Affiliate) created, incurred, assumed or guaranteed by such Person in the ordinary course of business of such Person in connection with obtaining goods, materials or services that is not overdue by more than ninety (90) days, unless the trade payable is being diligently contested in good faith); (c) all obligations as lessee under leases which have been, or should be, in accordance with GAAP recorded as Capital Leases; (d) any contractual obligation, contingent or otherwise, of such Person to pay or be liable for the payment of any indebtedness described in this definition of another Person, including, without limitation, any such indebtedness, directly or indirectly guaranteed, endorsed (other than for collection or deposit in the ordinary course of business), co-made or discounted or sold with recourse by such Person, or in respect of which such Person is otherwise directly or indirectly liable, including, contractual obligations (contingent or otherwise) arising through any agreement to purchase, repurchase, or otherwise acquire such indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, or other financial condition, or to make payment other than for value received; (e) all obligations with respect to redeemable stock and redemption or repurchase obligations under any Capital Stock or other equity securities issued by such Person; (f) all reimbursement obligations and other similar liabilities of such Person with respect to surety bonds (whether bid, performance or otherwise), letters of credit, banker's acceptances or similar documents or instruments issued for such Person's account (including, without limitation steamship or airway guarantees, indemnities or releases); (g) all indebtedness of such Person in respect of indebtedness of another Person for borrowed money or indebtedness of another Person otherwise described in this definition which is secured by any consensual lien, security interest, collateral assignment, conditional sale, mortgage, deed of trust, or other encumbrance on any asset of such Person, whether or not such obligations, liabilities or indebtedness are assumed by or are a personal liability of such Person, all as of such time; and (h) all obligations, liabilities and indebtedness of such Person (marked to market) consisting of hedging obligations (on a net basis).

    1.57 Interest Period shall mean, as to a Borrower, for any Eurodollar Rate Loan, a period of approximately one (1), two (2), or three
(3) months duration as such Borrower may elect, the exact duration to be determined in accordance with the customary practice in the applicable Eurodollar Rate market; provided, that, no Borrower may elect an Interest Period which will end after the last day of the then-current term of this Agreement.

    1.58 Interest Rate shall mean, as to Prime Rate Loans, the Prime Rate per annum and, as to Eurodollar Rate Loans, a rate of two and one-quarter percent (2 1/4%) per annum in excess of the Adjusted Eurodollar Rate (based on the Eurodollar Rate applicable for the Interest Period selected by a Borrower as in effect three (3) Business Days after the date of receipt by Agent of the request of such Borrower for such Eurodollar Rate Loans in accordance with the terms hereof, whether such rate is higher or lower than any rate previously quoted to such Borrower); provided, that; the Interest Rate shall be increased to the rate of two percent (2%) per annum in excess of the Prime Rate as to Prime Rate Loans and the rate of four and one-quarter percent (4 1/4%) per annum in excess of the Adjusted Eurodollar Rate as to Eurodollar Rate Loans, at Agent's option, without notice, for the period on and after (a) the date of termination hereof and until such time as all Obligations are indefeasibly paid in full (notwithstanding entry of any judgment against such Borrower), or (b) the date of the occurrence of any Event of Default, or act, condition or event which with notice or passage of time or both would constitute an Event of Default, and for so long as such Event of Default or other act, condition or event is continuing.

    1.59 Inventory shall mean all of each Borrower's now owned and hereafter acquired inventory, goods, merchandise, and other personal property, wherever located, to be furnished by such Borrower under any contract of service or held for sale or lease, all raw materials, work-in-process, finished goods, returned and repossessed goods, and materials and supplies of any kind, nature or description which are or might be used or consumed in such Borrower's business or used in connection with the manufacture, packing, shipping, advertising, selling or finishing of such inventory, goods, merchandise and such other personal property, and all documents of title or other documents representing them.

    1.60 Issuing Banks shall mean CoreStates Bank, N.A. or any of its branches or Affiliates and their respective successors and assigns.

    1.61 Lenders shall mean the financial institutions who are signatories hereto as lenders and other persons made a party to this Agreement as Lenders in accordance with Section 13.5 hereof, and their respective successors and assigns.

    1.62 Letter of Credit Accommodations shall mean the letters of credit, merchandise purchase guaranties or other guaranties which are from time to time either (a) issued or opened by Agent or any Lender for the account of a Borrower or any Guarantor or (b) with respect to which Agent on behalf of Lenders has agreed to indemnify the issuer or guaranteed to the issuer the performance by a Borrower or any Guarantor of its obligations to such issuer (including, without limitation, the Existing Letters of Credit).

    1.63 Loans shall mean the loans now or hereafter made to or for the benefit of Borrowers by Lenders or, at Agent's option, by Agent for the ratable account of Lenders, on a revolving basis (involving advances, repayments and readvances) as set forth in Section 2.1 hereof.

    1.64 Majority Lenders shall mean as of any date of determination thereof, Lenders holding more than fifty percent (50%) of the aggregate outstanding principal amount of Loans and outstanding Letter of Credit Accommodations, or, if there are no Loans or Letter of Credit Accommodations outstanding, then such term shall mean Lenders having aggregate Commitment Percentages of more than fifty percent (50%).

    1.65 Material Adverse Effect shall mean (a) a material adverse change in, or a material adverse effect upon (i) the Collateral or (ii) the operations, business, properties, condition (financial or otherwise) or prospects of Edison and its Subsidiaries taken as a whole; (b) a material impairment of the ability of Borrowers and Guarantors (taken as a whole) to perform under any of the Financing Agreements and to avoid any Event of Default; (c) a material adverse effect upon the legality, validity, binding effect or enforceability against Edison or any of its Subsidiaries of any of the Financing Agreements; or (d) a material adverse effect upon the perfection or priority of the security interests and liens of Agent upon the Collateral or any other property which is security for the Obligations.

    1.66 Maturity Date shall have the meaning set forth in Section 13.1 hereof.

    1.67   Maximum Credit  shall mean $200,000,000.

    1.68 Net Recovery Cost Percentage shall mean the fraction, expressed as a percentage, (a) the numerator of which is the amount equal to the recovery on the aggregate amount of the Inventory at such time on a going out of business sale basis as set forth in the most recent acceptable appraisal of Inventory received by Agent in accordance with Section 7.3, net of operating expenses, liquidation expenses and commissions with respect to such sale, and (b) the denominator of which is the Cost of the aggregate amount of the Inventory subject to such appraisal.

    1.69 Net Recovery Retail Percentage shall mean the fraction, expressed as a percentage, (a) the numerator of which is the amount equal to the recovery on the aggregate amount of the Inventory at such time on a going out of business sale basis as set forth in the most recent acceptable appraisal of Inventory received by Agent in accordance with
Section 7.3, net of operating expenses, liquidation expenses and commissions with respect to such sale, and (b) the denominator of which is the Retail Value of the aggregate amount of the Inventory subject to such appraisal.

    1.70 Net Worth shall mean as to any Person, at any time, in accordance with GAAP (except as otherwise specifically set forth below), on a consolidated basis for such Person and its subsidiaries (if any), the amount equal to the difference between: (a) the aggregate net book value of all assets of such Person and its subsidiaries, calculating the book value of inventory for this purpose principally on a first-in-first-out basis, at
(i) the lower of cost or market using the first-in-first-out method and the retail inventory method or (ii) stating the inventory at the lower of cost, mainly average cost, or market based principally on anticipated realizable values, consistent with current practice as of the date hereof, after deducting from such book values all appropriate reserves in accordance with GAAP (including all reserves for doubtful receivables, obsolescence, depreciation and amortization) and (b) the aggregate amount of the indebtedness and other liabilities of such Person and its subsidiaries (including tax and other proper accruals).

    1.71 New Note Indenture shall mean the Indenture, dated as of September 26, 1997, by and between Edison, as issuer, and The Bank of New York, as trustee, with respect to the New Notes, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

    1.72 New Notes shall mean, collectively, the 11% Notes due 2007 issued by Edison in the aggregate principal amount of $120,000,000 (since Edison has elected on or before the Effective Date to reduce certain cash to be paid into the Cash Distribution Pool pursuant to Section 1.15 of the Plan (as in effect on the date hereof), so that the principal amount of the New Notes has been increased from $100,000,000 to $120,000,000), pursuant to the terms of the New Note Indenture, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

    1.73 Non-Guarantor Subsidiary shall mean any Subsidiary of Edison which is not a Guarantor.

    1.74 Obligations shall mean any and all Loans, Letter of Credit Accommodations and all other obligations, liabilities and indebtedness of every kind, nature and description owing by any or all of Borrowers to Agent or any Lender, and including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, arising under or in connection with this Agreement or any of the other Financing Agreements, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement, or before, during and after the Effective Date or the confirmation of the Plan in the Chapter 11 Cases or the reopening of the Chapter 11 Cases (including, without limitation, the payment of interest and other amounts owed by any or all of Borrowers to Agent and Lenders which would accrue and become due if such Chapter 11 Cases were reopened or after the commencement of any future case with respect to any or all of Borrowers under the Bankruptcy Code or any similar statute, whether or not such amounts are allowed or allowable in whole or in part in such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, or secured or unsecured.

    1.75 Participant shall mean any financial institution that acquires and holds a participation in the interest of any Lender in any of the Loans and Letter of Credit Accommodations in conformity with the provisions of
Section 13.5 of this Agreement governing participations.

    1.76 Payment Account shall have the meaning set forth in Section 6.3 hereof.

    1.77   Permits  shall have the meaning set forth in Section 8.8 hereof.

    1.78 Person or person shall mean any individual, sole proprietorship, partnership, corporation (including, without limitation, any corporation which elects subchapter S status under the Code), limited liability company, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

    1.79 Plan shall mean the Amended Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code, dated June 30, 1997, of Borrower and Guarantors, in the form filed with the Bankruptcy Court on June 30, 1997, and any amendments, supplements or modifications thereto.

    1.80 Prime Rate shall mean the rate from time to time publicly announced by CoreStates Bank, N.A., or its successors, at its office in Philadelphia, Pennsylvania, as its prime rate, whether or not such announced rate is the best rate available at such bank.

    1.81 Prime Rate Loans shall mean any Loans or portion thereof on which interest is payable based on the Prime Rate in accordance with the terms hereof.

    1.82 Proceeds shall mean all products and proceeds of any Collateral, and all proceeds of such proceeds and products, including, without limitation, all cash and credit balances, all payments under any indemnity, warranty, or guaranty payable with respect to any Collateral, all awards for taking by eminent domain, all proceeds of fire or other insurance, and all money and other property obtained as a result of any claims against third parties or any legal action or proceeding with respect to Collateral.

    1.83 Proprietary Rights shall mean all of each Borrower's now owned and hereafter arising or acquired United States: licenses, franchises, permits, patents, patent rights, copyrights, works which are the subject matter of copyrights, trademarks, trade names, tradestyles, patent and trademark applications and licenses and rights thereunder, and all other rights under any of the foregoing, all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing, and all rights to sue for past, present, and future infringement of any of the foregoing; inventions, trade secrets, formulae, processes, compounds, drawings, designs, blueprints, surveys, reports, manuals, and operating standards; goodwill; customer and other lists in whatever form maintained; and trade secret rights, copyright rights, rights in works of authorship, and contract rights relating to computer software programs, in whatever form created or maintained.

    1.84 Pro Rata Share shall mean, with respect to any Lender, a fraction (expressed as a percentage), the numerator of which shall be the amount of such Lender's Commitment as adjusted from time to time in accordance with the provisions of Section 13.5 hereof, and the denominator of which shall be the aggregate amount of all of the Lenders' Commitments, provided, that, if the Commitments have been terminated, the numerator shall be the unpaid amount of such Lender's Loans and its interest in the Letter of Credit Accommodations and the denominator shall be the aggregate amount of all unpaid Loans and Letter of Credit Accommodations.

    1.85 Receivables shall mean all of each Borrower's now owned and hereafter arising or acquired: Accounts (whether or not earned by performance), including Accounts owed to a Borrower by any of its Subsidiaries or Affiliates, together with all interest, late charges, penalties, collection fees, and other sums which shall be due and payable in connection with any Account; proceeds of any letters of credit naming a Borrower as beneficiary; contract rights, chattel paper, instruments, documents, credit card or debit card sales slips or charge slips or receipts, notes, general intangibles (including without limitation, choses in action, causes of action, tax refunds, tax refund claims, and other amounts payable to a Borrower from pension and employee benefit plans, rights and claims against shippers and carriers, rights to indemnification and business interruption insurance) and all forms of obligations owing to a Borrower (including, without limitation, obligations owing to a Borrower by its Subsidiaries and Affiliates); guarantees and other security for any of the foregoing; and rights of stoppage in transit, replevin and reclamation; and other rights or remedies of an unpaid vendor, lienor, or secured party.

    1.86 Reference Bank shall mean CoreStates Bank, N.A. or such other bank as Agent may designate from time to time.

    1.87   Refinancing Indebtedness  shall have the meaning set forth in
Section 9.9 hereto.

    1.88 Register shall have the meaning set forth in Section 13.5 hereof.

    1.89 Retail Value shall mean, as to the Inventory as of any date, the then current retail sales price of such Inventory as of such date, after reduction by the amount of markdowns from the original retail sales price or ticketed sales price with respect thereto (other than temporary point-of-sale promotional markdowns consistent with current practices as of the date hereof).

    1.90 Series 1997 Note shall mean the Promissory Note, dated as of September 26, 1997, issued by Edbro Missouri and made payable to the City of Washington, Franklin County, Missouri, as the issuer of certain bonds, in the original aggregate principal amount of $6,717,000, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

    1.91 Series 1997 Loan Agreement shall mean the Loan Agreement, dated as of August 1, 1997, by and between Edbro Missouri and the City of Washington, Missouri, as the issuer of certain bonds, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

    1.92 Store Concentration Account shall mean account no. 001010057985 maintained by and in the name of Edison at NationsBank Texas, N.A. (which account number may be changed on or about October 6, 1997 to account no. 3750917165) or such other deposit account as Edison may hereafter establish and maintain at the same or any other depository bank in accordance with
Section 9.16 hereof into which Proceeds of sales of Inventory are sent from the local depository banks used by each of the retail store locations of Borrower and Guarantors.

    1.93 Subsidiary shall mean any corporation of which fifty percent (50%) or more of the outstanding securities of any class or classes thereof, as to which the holders thereof are ordinarily in the absence of contingencies, entitled to elect a majority of the directors (or Persons performing similar functions) of such corporation, is now or hereafter directly or indirectly (through one or more intermediaries) owned by any Borrower or Guarantor and/or any one or more of its Subsidiaries.

    1.94 United States shall mean the United States of America, and its possessions, including Puerto Rico and the Virgin Islands.

    1.95 Value shall mean, with respect to Inventory, the lower of (a) Cost or (b) market value.

    1.96 Weighted Average Life to Maturity shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing
(a) the then outstanding principal amount of such Indebtedness into (b) the total of the product obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

SECTION 2.   CREDIT FACILITIES

     2.1  Loans.

          (a) Subject to, and upon the terms and conditions contained herein, each of the Lenders severally (and not jointly) agrees to fund its Pro Rata Share of Loans to Borrowers from time to time in amounts requested by a Borrower up to the amount equal to:

          (i) the lesser of the Maximum Credit or: (A) during the period commencing on December 16 in each calendar year through and including July 31 in the following calendar year, the lesser of: (1) sixty percent (60%) multiplied by the Value of Eligible Inventory or (2) eighty-five percent (85%) of the Net Recovery Cost Percentage multiplied by the Cost of Eligible Inventory, or (B) during the period commencing on August 1 through and including December 15 in each calendar year, the lesser of:
(1) seventy percent (70%) multiplied by the Value of Eligible Inventory or
(2) one hundred percent (100%) of the Net Recovery Cost Percentage multiplied by the Cost of Eligible Inventory; plus

          (ii) ninety-five percent (95%) multiplied by the aggregate amount of cash and Cash Equivalents of Borrowers and Guarantors which are (A) held by Agent as Collateral for the ratable benefit of itself and Lenders on terms and conditions acceptable to Agent and pursuant to such agreements and instruments satisfactory in form and substance to Agent and (B) free and clear of any and all liens, security interests, claims and other encumbrances except for the lien and security interest in favor of Agent for the ratable benefit of itself and Lenders; minus

          (iii) any Availability Reserves.

          (b) In the event that any appraisal of the Inventory after the date hereof by a third party appraiser shall reflect a Net Recovery Cost Percentage or Net Recovery Retail Percentage less than such percentages reflected in the appraisal of the Inventory by Gordon Brothers delivered to Agent prior to the date hereof, Agent may, in its discretion, upon not less than five (5) days prior notice to Edison, reduce the percentage lending formula set forth in Section 2.1(a)(i)(A)(2) and 2.1(a)(i)(B)(2) above with respect to Eligible Inventory to the extent of the decrease in the Net Recovery Retail Percentage or the Net Recovery Cost Percentage after the date hereof.

          (c) Except in Agent's discretion, with the consent of the Majority Lenders, (i) the aggregate amount of the Loans and the Letter of Credit Accommodations outstanding at any time shall not exceed the Maximum Credit, (ii) the aggregate amount of the Letter of Credit Accommodations shall not exceed the sublimit for Letter of Credit Accommodations set forth in Section 2.2(d) and (iii) the aggregate amount of the Loans outstanding at any time shall not exceed the Availability.

     2.2  Letter of Credit Accommodations.

          (a) Subject to, and upon the terms and conditions contained herein, at the request of a Borrower, Agent agrees, for the ratable risk of Lenders, according to their Pro Rata Shares, to provide or arrange for Letter of Credit Accommodations issued by the Issuing Bank or Bank of America, N.T. & S.A. for the account of such Borrower containing terms and conditions acceptable to Agent and Issuing Bank or Bank of America, N.T. & S.A. (as the case may be). Any payments made by Agent or Lenders to the Issuing Bank or Bank of America, N.T. & S.A. and/or related parties in connection with the Letter of Credit Accommodations shall constitute additional Loans to Borrowers pursuant to this Section 2.

          (b) Borrowers shall pay to Agent for the ratable benefit of Lenders a letter of credit fee at a rate equal to one and one-quarter percent (1-1/4%) per annum on the daily outstanding balance of the Letter of Credit Accommodations for the immediately preceding month (or part thereof), payable in arrears as of the first day of each succeeding month, except that Agent may, and upon the written direction of the Majority Lenders shall, require Borrowers to pay to Agent, for the ratable benefit of Lenders, such letter of credit fee, without notice, at a rate equal to three and one-quarter percent (3-1/4%) per annum on such daily outstanding balance for the period from and after the date of the occurrence of an Event of Default for so long as such Event of Default is continuing. Such letter of credit fee shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed and the obligation of Borrowers to pay such fee shall survive the termination or non-renewal of this Agreement. The foregoing letter of credit fee shall be in addition to any charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations, provided, that, with respect to Letter of Credit Accommodations which are not standby Letter of Credit Accommodations and are used solely for the purpose of purchasing goods expected to become Eligible Inventory or goods being shipped to Canada or goods constituting fabric being shipped from one jurisdiction outside the United States to another jurisdiction outside the United States, no bank fees, opening charges or amendment or similar fees shall be charged by the Issuing Bank for purposes of this Section 2.2(b), except as otherwise provided in the fee agreement by and among the Issuing Bank and Borrowers. Any Letter of Credit Accommodations issued payable to BABC in connection with the Existing Letters of Credit constitutes a standby Letter of Credit Accommodations for the purpose of satisfying the reimbursement obligations of Borrowers and Guarantors to BABC arising upon a draw under the Existing Letters of Credit, not for the purpose of purchasing goods.

          (c) No Letter of Credit Accommodations shall be available unless on the date of the proposed issuance of any Letter of Credit Accommodations, the Loans available to Borrowers (subject to the Maximum Credit and any Availability Reserves) are equal to or greater than (i) if the proposed Letter of Credit Accommodation is for the purpose of purchasing goods expected to become Eligible Inventory, the amount equal to
(A) the percentage equal to one hundred percent (100%) minus the then applicable percentage set forth in Section 2.1(a)(i) above multiplied by
(B) the Cost of such Eligible Inventory, and (ii) if the proposed Letter of Credit Accommodation is for any other purpose, an amount equal to one hundred percent (100%) of the face amount thereof and all other commitments and obligations made or incurred by Agent and Lenders with respect thereto. Effective on the issuance of each Letter of Credit Accommodations, an Availability Reserve shall be established in the applicable amount set forth in Section 2.2(c)(i) or Section 2.2(c)(ii). To the extent that the Existing Letters of Credit are for the purpose of purchasing goods expected to become Eligible Inventory, the Availability Reserve for any Letter of Credit Accommodations issued payable to BABC to reimburse BABC in the event of a draw under such Existing Letters of Credit, subject to the other terms and conditions contained herein, shall be in the amount set forth in
Section 2.2(c)(i).

          (d) Except in Agent's discretion, with the consent of the Majority Lenders, the amount of all outstanding Letter of Credit Accommodations and all other commitments and obligations made or incurred by Agent or any Lender in connection therewith, shall not at any time exceed $150,000,000. At any time an Event of Default exists or has occurred and is continuing, upon Agent's request, Borrowers will either furnish cash collateral to secure the reimbursement obligations to the issuer in connection with any Letter of Credit Accommodations or furnish cash collateral to Agent, for itself and the ratable benefit of Lenders, for the Letter of Credit Accommodations, and in either case, the Loans otherwise available to Borrowers shall not be reduced as provided in
Section 2.2(c) to the extent of such cash collateral.

          (e) Each Borrower shall indemnify and hold Agent and Lenders harmless from and against any and all losses, claims, damages, liabilities, costs and expenses which Agent or any Lender may suffer or incur in connection with any Letter of Credit Accommodations and any documents, drafts or acceptances relating thereto (and including, without limitation, any steamship or airway guaranties or releases, indemnities or delivery orders) including, but not limited to, any losses, claims, damages, liabilities, costs and expenses due to any action taken by any issuer or correspondent with respect to any Letter of Credit Accommodation, except for any losses, claims, damages, liabilities, costs and expenses as a result of the gross negligence or wilful misconduct of Agent and Lenders as determined pursuant to a final non-appealable order of a court of competent jurisdiction. Each Borrower assumes all risks with respect to the acts or omissions of the drawer under or beneficiary of any Letter of Credit Accommodation and for such purposes the drawer or beneficiary shall be deemed Borrowers' agent. Each Borrower assumes all risks for, and agrees to pay, all foreign, Federal, State and local taxes, duties and levies relating to any goods subject to any Letter of Credit Accommodations or any documents, drafts or acceptances thereunder. Borrowers hereby release and hold Agent and Lenders harmless from and against any acts, waivers, errors, delays or omissions, whether caused by Borrowers, by any issuer or correspondent or otherwise with respect to or relating to any Letter of Credit Accommodation, except for any losses, claims, damages, liabilities, costs and expenses as a result of the gross negligence or wilful misconduct of Agent and Lenders as determined pursuant to final non-appealable order of a court of competent jurisdiction. The provisions of this Section 2.2(e) shall survive the payment of Obligations and the termination of this Agreement.

          (f) Nothing contained herein shall be deemed or construed to grant Borrowers any right or authority to pledge the credit of Agent or any Lender in any manner. Agent and Lenders shall have no liability of any kind with respect to any Letter of Credit Accommodation provided by an issuer other than Agent unless Agent has duly executed and delivered to such issuer the application or a guarantee or indemnification in writing with respect to such Letter of Credit Accommodation or has otherwise evidenced in writing or electronically its approval of the issuance of such Letter of Credit Accommodation. Borrowers shall be bound by any interpretation made in good faith by Agent, or any other issuer or correspondent under or in connection with any Letter of Credit Accommodation or any documents, drafts or acceptances thereunder, notwithstanding that such interpretation may be inconsistent with any instructions of Borrowers. Agent shall have the sole and exclusive right and authority to, and Borrowers shall not: (i) at any time an Event of Default exists or has occurred and is continuing, (A) approve or resolve any questions of non-compliance of documents, (B) give any instructions as to acceptance or rejection of any documents or goods or (C) execute any and all applications for steamship or airway guaranties, releases, indemnities or delivery orders, and (ii) at all times, (A) grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents, and (B) agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letter of Credit Accommodations, or documents, drafts or acceptances thereunder or any letters of credit included in the Collateral. Agent may take such actions either in its own name or the name of any Borrower or Guarantor.

          (g) Any rights, remedies, duties or obligations granted or undertaken by Borrowers or Guarantors to any issuer or correspondent in any application for any Letter of Credit Accommodation, or any other agreement in favor of any issuer or correspondent relating to any Letter of Credit Accommodation, shall be deemed to have been granted or undertaken by Borrowers and Guarantors to Agent and Lenders. Any duties or obligations undertaken by Agent to any issuer or correspondent in any application for any Letter of Credit Accommodation, or any other agreement by Agent in favor of any issuer or correspondent relating to any Letter of Credit Accommodation, shall be deemed to have been undertaken by Borrowers and Guarantors to Agent and to apply in all respects to Borrowers and Guarantors. Borrowers and Guarantors shall take such actions as Agent or Issuing Bank may reasonably request with respect to documents of title or other documents required for drawing in connection with any of the Existing Letters of Credit. All originals of documents of title covering goods being purchased with Letter of Credit Accommodations shall either be sent to (i) the appropriate Customs Broker in the United States who has entered into an agreement (in form and substance satisfactory to Agent) in favor of Agent, (ii) the Issuing Bank or (iii) Mercantile Bank of St. Louis National Association, as the case may be.

    2.3 Commitments. The Commitments of Lenders shall be the respective maximum amounts set forth below each Lender's signature on the signature pages hereto, as the same may from time to time be amended with the written acknowledgment of the Agent and Edison (to the extent the consent of Edison is required under Section 13.5 hereof) in connection with any executed Assignment and Acceptance executed and delivered to evidence permitted assignments by any Lender as provided in Section 13.5 hereof.

    2.4 Joint and Several Liability. Borrowers shall be liable for all amounts due to Agent and Lenders under this Agreement, regardless of which Borrower actually receives the Loans or other extensions of credit hereunder or the amount of such Loans received or the manner in which Agent or any Lender accounts for such Loans, Letter of Credit Accommodations or other extensions of credit on its books and records. The Obligations with respect to Loans made to a Borrower, and the Obligations arising as a result of the joint and several liability of a Borrower hereunder, with respect to Loans made to the other Borrowers hereunder, shall be separate and distinct obligations, but all such other Obligations shall be primary obligations of all Borrowers. The Obligations arising as a result of the joint and several liability of a Borrower hereunder with respect to Loans, Letter of Credit Accommodations or other extensions of credit made to the other Borrowers hereunder shall, to the fullest extent permitted by law, be unconditional irrespective of (a) the validity or enforceability, avoidance or subordination of the Obligations of the other Borrowers or of any promissory note or other document evidencing all or any part of the Obligations of the other Borrowers, (b) the absence of any attempt to collect the Obligations from the other Borrowers, any Guarantors or any other security therefor, or the absence of any other action to enforce the same, (c) the waiver, consent, extension, forbearance or granting of any indulgence by Agent or any Lender with respect to any provisions of any instrument evidencing the Obligations of the other Borrowers, or any part thereof, or any other agreement now or hereafter executed by the other Borrowers and delivered to Agent or any Lender, (d) the failure by Agent or any Lender to take any steps to perfect and maintain its security interest in, or to preserve its rights and maintain its security or collateral for the Obligations of the other Borrowers, (e) the election of Agent or any Lender in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code, (f) any borrowings or grant or a security interest by the other Borrowers, as debtor-in-possession under Section 364 of the Bankruptcy Code, (g) the disallowance of all or any portion of the claim(s) of Agent or any Lender for the repayment of the Obligations of the other Borrowers under Section 502 of the Bankruptcy Code, or (h) any other circumstances which might constitute a legal or equitable discharge or defense of a guarantor or of the other Borrowers. With respect to the Obligations arising as a result of the joint and several liability of a Borrower hereunder with respect to Loans, Letter of Credit Accommodations or other extensions of credit made to the other Borrowers hereunder, each Borrower waives, until the Obligations shall have been paid in full and this Agreement shall have been terminated, any right to enforce any right of subrogation or any remedy which Agent or any Lender now has or may hereafter have against Borrowers, any endorser or any guarantor of all or any part of the Obligations, and any benefit of, and any right to participate in, any security or collateral given to Agent for itself and the ratable benefit of Lender. Upon any Event of Default, Agent may proceed directly and at once, without notice, against any Borrower to collect and recover the full amount, or any portion of the Obligations, without first proceeding against the other Borrowers or any other Person, or against any security or collateral for the Obligations. Each Borrower consents and agrees that Agent shall be under no obligation to marshall any assets in favor of Borrower(s) or against or in payment of any or all of the Obligations.

SECTION 3.   INTEREST AND FEES

     3.1  Interest.

          (a) Borrowers shall pay to Agent, for the ratable benefit of Lenders, interest on the outstanding principal amount of the Loans at the Interest Rate. All interest accruing hereunder on and after the date of any Event of Default or termination hereof shall be payable on demand.

          (b) Borrowers may from time to time request that (i) Prime Rate Loans be converted to Eurodollar Rate Loans, or (ii) any existing Eurodollar Rate Loans continue for an additional Interest Period or (iii) any existing Eurodollar Rate Loans be converted to Prime Rate Loans (provided, that, in the event a Borrower elects to convert any Eurodollar Rate Loans to Prime Rate Loans prior to the end of the applicable Interest Period, Borrowers shall be liable for any amounts required to compensate Agent, any Lender, the Reference Bank or any Participant as a result of such conversion as provided below). Any such request from a Borrower shall specify the amount of the Prime Rate Loans to be converted to Eurodollar Rate Loans (subject to the limits set forth below) or Eurodollar Rate Loans to be converted to Prime Rate Loans, as the case may be, and as to Prime Rate Loans to be converted to Eurodollar Rate Loans, the Interest Period to be applicable to such Eurodollar Rate Loans.

          (c)  Subject to the terms and conditions contained herein, three
(3) Business Days after receipt by Agent of such a request from a Borrower to convert Prime Rate Loans to Eurodollar Rate Loans, or to continue any existing Eurodollar Rate Loan, such Prime Rate Loans shall be converted to Eurodollar Rate Loans or such Eurodollar Rate Loans shall continue, as the case may be, provided, that, as of such date each of the following conditions is satisfied as determined by Agent: (i) no Event of Default, or act, condition or event which with notice or passage of time or both would constitute an Event of Default, shall exist or have occurred and be continuing, (ii) Borrowers shall have complied with such customary procedures as are established by Agent and specified by Agent to a Borrower from time to time for requests by Borrowers for Eurodollar Rate Loans,
(iii) no more than five (5) Interest Periods may be in effect at any one time, (iv) the aggregate amount of the Eurodollar Rate Loans must be in an amount not less than $2,500,000 or an integral multiple of $500,000 in excess thereof, and (v) Agent shall have determined that the Interest Period or Adjusted Eurodollar Rate is available to Agent and Lenders through the Reference Bank and can be readily determined as of the date of the request for such Eurodollar Rate Loan by a Borrower. Any request by a Borrower to convert Prime Rate Loans to Eurodollar Rate Loans or to continue any existing Eurodollar Rate Loans or to convert Eurodollar Rate Loans to Prime Rate Loans shall be irrevocable. Notwithstanding anything to the contrary contained herein, Agent, Lenders and Reference Bank shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable Eurodollar Rate market to fund any Eurodollar Rate Loans, but the provisions hereof shall be deemed to apply as if Agent, Lenders and Reference Bank had purchased such deposits to fund the Eurodollar Rate Loans.

          (d) Any Eurodollar Rate Loans shall automatically convert to Prime Rate Loans upon the last day of the applicable Interest Period, unless Agent has received a request to continue such Eurodollar Rate Loan at least three (3) Business Days prior to such last day in accordance with the terms hereof and the conditions set forth herein shall have been satisfied. Any Eurodollar Rate Loans shall, at Agent's option, upon notice by Agent to a Borrower, convert to Prime Rate Loans in the event that (i) an Event of Default, or act, condition or event which with the notice or passage of time or both would constitute an Event of Default, shall exist or have occurred, (ii) the aggregate principal amount of the Prime Rate Loans which have previously been converted to Eurodollar Rate Loans or existing Eurodollar Rate Loans continued, as the case may be, at the beginning of an Interest Period shall at any time during such Interest Period exceed either (A) the aggregate principal amount of the Loans then outstanding or (B) the Availability. Borrower shall pay to Agent, for the ratable benefit of Lenders, upon demand by Agent (or Agent may, at its option, charge any loan account of Borrower) any amounts required to compensate Agent, any Lender or the Reference Bank for any loss (including loss of anticipated profits), cost or expense incurred by such person, as a result of the conversion of Eurodollar Rate Loans to Prime Rate Loans pursuant to this clause (d) or as a result of the conversion of Eurodollar Rate Loans to Prime Rate Loans pursuant to clause (b)(iii) above.

          (e) Interest shall be payable by Borrowers to Agent, for the ratable benefit of Lenders, monthly in arrears not later than the first day of each calendar month and shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed. The interest rate on non-contingent Obligations (other than Eurodollar Rate Loans) shall increase or decrease by an amount equal to each increase or decrease in the Prime Rate effective on the first day of the month after any change in such Prime Rate is announced based on the Prime Rate in effect on the last day of the month in which any such change occurs. In no event shall charges constituting interest payable by Borrowers to Agent or Lenders exceed the maximum amount or the rate permitted under any applicable law or regulation, and if any such part or provision of this Agreement is in contravention of any such law or regulation, such part or provision shall be deemed amended to conform thereto.

     3.2 Closing Fee. Borrowers shall pay to Agent, for the ratable benefit of Lenders, based on their Pro Rata Shares, as a closing fee the amount of $1,250,000 which shall be fully earned as of and payable on the date of the initial Loans or Letter of Credit Accommodations hereunder.

     3.3 Servicing Fee. Borrowers shall pay to Agent, for its own account, a monthly servicing fee in an amount equal to $12,500 for each month (or part thereof) while this Agreement is in effect and for so long thereafter as any of the Obligations are outstanding, which fee shall be fully earned as of and payable in advance on the date hereof and on the first day of each month hereafter.

     3.4 Co-Agent's Fee. Borrowers shall pay to Agent, for the account of Co-Agent, a monthly fee in an amount equal to $10,416.66 for each of the first twelve months (or part thereof) that this Agreement is in effect, and $8,3333.33 for each month (or part thereof) thereafter while this Agreement is in effect and for so long thereafter as any of the Obligations are outstanding, which fee shall be fully earned as of and payable in advance on the date hereof and on the first day of each month hereafter.

     3.5 Unused Line Fee. Borrowers shall pay to Agent, for the ratable benefit of Lenders, based on their Pro Rata Shares, monthly an unused line fee at a rate equal to three-eighths of one percent (3/8 of 1%) per annum calculated upon the amount by which the Maximum Credit exceeds the average daily principal balance of the outstanding Loans and Letter of Credit Accommodations during the immediately preceding month (or part thereof) while this Agreement is in effect, which fee shall be payable on the first day of each month in arrears.

     3.6 Syndication Fee. Borrowers shall pay to Agent, for the ratable benefit of Congress and CIT, a syndication fee the amount of $250,000, which shall be fully earned as of the date hereof, and which shall be payable on the third anniversary of the date hereof, provided, that, such amount shall not be payable if (a) on or before the date ninety (90) days prior to such third anniversary date, Agent shall have received written notice from Borrowers of their election to terminate this Agreement (which notice shall be irrevocable), and (b) Agent and Lenders shall have received full and final repayment of all of the Obligations and cash collateral as required under Section 13.1(d) hereof on or before the third anniversary of the date hereof.

     3.7  Changes in Laws and Increased Costs of Loans.

          (a) Notwithstanding anything to the contrary contained herein, all Eurodollar Rate Loans shall, upon notice by Agent to Borrowers, convert to Prime Rate Loans in the event that (i) any change in applicable law or regulation (or the interpretation or administration thereof by the Governmental Authority having jurisdiction over such matters) shall either
(A) make it unlawful for Agent, any Lender or Reference Bank to make or maintain Eurodollar Rate Loans or to comply with the terms hereof in connection with the Eurodollar Rate Loans, or (B) shall result in the increase in the costs to Agent, any Lender or Reference Bank of making or maintaining any Eurodollar Rate Loans by an amount deemed by Agent to be material, or (C) reduce the amounts received or receivable by Agent or any Lender in respect thereof, by an amount deemed by Agent to be material or
(ii) the cost to Agent, any Lender or Reference Bank of making or maintaining any Eurodollar Rate Loans shall otherwise increase by an amount deemed by Agent to be material. Borrowers shall pay to Agent, for the ratable benefit of Lenders, upon demand by Agent (or Agent may, at its option, charge any loan account of Borrowers) any amounts required to compensate Agent, any Lender or the Reference Bank for any loss (including loss of anticipated profits), cost or expense incurred by such person as a result of the foregoing, including, without limitation, any such loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such person to make or maintain the Eurodollar Rate Loans or any portion thereof. A certificate of Agent or any Lender setting forth the basis for the determination of such amount necessary to compensate Agent or such Lender as aforesaid shall be delivered to Borrowers and shall be conclusive, absent manifest error.

          (b) If any payments or prepayments in respect of the Eurodollar Rate Loans are received by Agent other than on the last day of the applicable Interest Period (whether pursuant to acceleration, upon maturity or otherwise), including any payments pursuant to the application of collections under Section 6.3 or any other payments made with the proceeds of Collateral, Borrowers shall pay to Agent, for the ratable benefit of Lenders, upon demand by Agent (or Agent may, at its option, charge any loan account of Borrowers) any amounts required to compensate Agent, any Lender or the Reference Bank for any additional loss (including loss of anticipated profits), cost or expense incurred by such person as a result of such prepayment or payment, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such person to make or maintain such Eurodollar Rate Loans or any portion thereof.

SECTION 4.  CONDITIONS PRECEDENT

     4.1 Conditions Precedent to Initial Loans and Letter of Credit Accommodations. Each of the following is a condition precedent to Agent and Lenders making the initial Loans and providing the initial Letter of Credit Accommodations hereunder:

          (a) Agent shall have received, in form and substance reasonably satisfactory to Agent, all releases, terminations and such other documents as Agent may reasonably request to evidence and effectuate the termination by BABC and the other financial institutions who are lenders under the BABC DIP Facility of such financing arrangements with Borrowers and Guarantors (and any financing arrangements in effect prior to the commencement of the Chapter 11 Cases) and the termination and release by them and BABC of any interest in and to any assets and properties of Borrowers and Guarantors, duly authorized, executed and delivered by it or them or on its or their behalf, including, but not limited to, UCC termination statements for all UCC financing statements previously filed by BABC, as secured party and any Borrower or Guarantor, as debtors;

          (b) Agent shall have received evidence, in form and substance reasonably satisfactory to Agent, that Agent, for itself and the ratable benefit of Lenders, has valid perfected and first priority security interests in and liens upon the Collateral and any other property which is intended to be security for the Obligations or the liability of any Guarantor in respect thereof, subject only to the security interests and liens permitted herein or in the other Financing Agreements;

          (c) Agent shall have received, in form and substance reasonably satisfactory to Agent, unlimited guarantees of payment of the Obligations by each Guarantor in favor of Agent and Lenders, and with respect to each Guarantor, (i) a security agreement by each such Guarantor in favor of Agent and the ratable benefit of Lenders, granting Agent, for itself and the ratable benefit of Lenders, a first priority security interest in each such Guarantor's assets, and (ii) UCC-1 financing statements with respect thereto, in each case duly authorized, executed and delivered by the parties thereto;

          (d) all requisite corporate action and proceedings in connection with this Agreement and the other Financing Agreements shall be satisfactory in form and substance to Agent, and Agent shall have received all information and copies of all documents, including, without limitation, records of requisite corporate action and proceedings which Agent may have requested in connection therewith, such documents where requested by Agent or its counsel to be certified by appropriate corporate officers or governmental authorities;

          (e) no act, condition or event shall exist or have occurred which would have a Material Adverse Effect since the date of Agent's latest field examination of the businesses of Borrowers and Guarantors;

          (f) Agent shall have completed a field review of the books and records of Borrowers and Guarantors and such other information with respect to the Collateral as Agent may require to determine the amount of Loans available to Borrowers including, without limitation, current perpetual inventory records and/or roll-forwards of Inventory through the date of closing, together with such supporting documentation as may be necessary or appropriate, and other documents and information that will enable Agent to accurately identify and verify the Collateral, the results of which shall be satisfactory to Agent, not more than seven (7) days prior to the date hereof (or such greater number of days as is satisfactory to Agent);

          (g) Agent shall have received, in form and substance satisfactory to Agent, all consents, waivers, acknowledgments and other agreements from third persons which Agent may deem necessary or desirable in order to permit, protect and perfect its security interests in and liens upon the Collateral or to effectuate the provisions or purposes of this Agreement and the other Financing Agreements, including, without limitation, agreements with Customs Brokers acknowledging Agent's security interests in the Collateral, waiving any security interests, liens or other claims by such persons to the Collateral and permitting Agent access to, and the right to remain on, the premises to exercise its rights and remedies and otherwise deal with the Collateral;

          (h) Borrowers shall have established the Concentration Accounts and Agent shall have received, in form and substance satisfactory to Agent, all agreements with the depository banks and Borrowers with respect to such Concentration Accounts as Agent may require pursuant to Section 6.3 hereof, duly authorized, executed and delivered by such depository banks and Borrowers;

          (i) Agent shall have received Credit Card Acknowledgements in each case, duly authorized, executed and delivered by the Credit Card Issuers and Credit Card Processors;

          (j) the Excess Availability as determined by Agent, as of the date hereof, shall not be less than $20,000,000 after giving effect to the initial Loans made or to be made and Letter of Credit Accommodations issued or to be issued in connection with the initial transactions hereunder, and after giving effect to the payment of all fees and costs of the transactions provided for herein;

          (k) Agent shall have received a Borrowing Base Certificate setting forth the Loans available to Borrowers as of the date hereof as completed in a manner satisfactory to Agent and duly authorized, executed and delivered on behalf of Borrowers;

          (l) Agent shall have received evidence of insurance and loss payee endorsements required hereunder (which will not include Agent as loss payee with respect to insurance on the Funding Escrow Properties) and under the other Financing Agreements, in form and substance satisfactory to Agent, and certificates of insurance policies and/or endorsements naming Agent as loss payee;

          (m) no court of competent jurisdiction shall have issued any injunction, restraining order or other order which prohibits the consummation of the transactions described in the Financing Agreements, and no governmental or other action or proceeding shall have been threatened or commenced, seeking any injunction, restraining order or other order which seeks to void or otherwise modify the transactions described in the Financing Agreements or which would otherwise have a Material Adverse Effect;

          (n) Agent shall have received a certified copy of the Confirmation Order, which shall be in form and substance reasonably satisfactory to Agent;

          (o) the Confirmation Order shall have been entered, following due notice to such creditors and other parties-in-interest as required by the Bankruptcy Court and the Confirmation Order shall not be subject to any pending motion for reconsideration or any stay pending appeal and all steps to be taken on the Effective Date under the Plan shall have been taken and, concurrently with the satisfaction of the other conditions precedent set forth in this Section 4.1, the Effective Date shall have occurred;

          (p) any amendments, modifications or supplements to the provisions of the Plan relating to Agent and Lenders, the rights of Agent and Lenders or the financing arrangements provided for herein (if any) shall be in form and substance satisfactory to Agent and Lenders;

          (q) no motion, action or proceeding shall be pending against Borrowers or Guarantors (or their predecessors) by any creditor or other party-in-interest in the Bankruptcy Court or in any other court of competent jurisdiction which would if successful have a Material Adverse Effect;

          (r) Agent shall have received evidence, in form and substance satisfactory to Agent, that, concurrently with the satisfaction of the other conditions precedent set forth in this Section 4.1, the Effective Date shall have occurred;

          (s) Agent shall have received, in form and substance reasonably satisfactory to Agent, the opinion letter of counsel(s) to Borrower and Guarantors with respect to the Financing Agreements and the security interests and liens of Agent with respect to the Collateral, the confirmation of the Plan, the occurrence of the Effective Date, the entry of the Confirmation Order and such other matters as Agent may request; and

          (t) the other Financing Agreements and all instruments and documents hereunder and thereunder shall have been duly executed and delivered to Agent, in form and substance satisfactory to Agent.

     4.2  Conditions Precedent to All Loans and Letter of Credit
Accommodations. Each of the following is an additional condition precedent to Agent and Lenders making Loans and/or providing Letter of Credit Accommodations to Borrowers, including the initial Loans and Letter of Credit Accommodations and any future Loans and Letter of Credit
Accommodations:

          (a) all representations and warranties contained herein and in the other Financing Agreements shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of the making of each such Loan or providing each such Letter of Credit Accommodation and after giving effect thereto; and

          (b) no Event of Default and no act, condition or event which, with notice or passage of time or both, would constitute an Event of Default, shall exist or have occurred and be continuing on and as of the date of the making of such Loan or providing each such Letter of Credit Accommodation and after giving effect thereto.

SECTION 5.   SECURITY INTEREST

    To secure payment and performance of all Obligations, each Borrower hereby grants to Agent, for itself and the ratable benefit of Lenders, a continuing security interest in, a lien upon, and a right of set off against, and hereby assigns to Agent, for itself and the ratable benefit of Lenders, as security, the following property and interests in property of such Borrower, whether now owned or hereafter acquired or existing, and wherever located (collectively, the Collateral ):

     5.1 all Receivables, Inventory, Proprietary Rights, and Proceeds, wherever located and whether now existing or hereafter arising or acquired;

     5.2 all moneys, securities and other property and the Proceeds thereof, now or hereafter held or received by, or in transit to Agent or any Lender from or for such Borrower, whether for safekeeping, pledge, custody, transmission, collection or otherwise, including, without limitation, all of such Borrower's deposit accounts, credits, and balances with Agent or any Lender and all claims of such Borrower against Agent or any Lender at any time existing;

     5.3 all of such Borrower's deposit accounts with any financial institutions with which such Borrower maintains deposits, excluding deposits of cash or Cash Equivalents held by the Funding Escrow Agent pursuant to or as contemplated by the Plan to the extent such deposits do not constitute other property described in this Section 5; and

     5.4 all books, records and other property relating to or referring to any of the foregoing, including, without limitation, all books, records, ledger cards, data processing records, computer software and other property and general intangibles at any time evidencing or relating to the Receivables, Inventory, Proprietary Rights, Proceeds, and other property referred to above.

SECTION 6.   COLLECTION AND ADMINISTRATION

     6.1 Borrowers' Loan Account. Agent shall maintain one or more loan account(s) on its books in which shall be recorded (a) all Loans, Letter of Credit Accommodations and other Obligations and the Collateral, (b) all payments in respect thereof and (c) all other appropriate debits and credits as provided in this Agreement, including, without limitation, fees, charges, costs, expenses and interest. All entries in the loan account(s) shall be made in accordance with Agent's customary practices as in effect from time to time.

     6.2 Statements. Agent shall render to Borrowers each month, within ten (10) days after the first day of such month, a statement setting forth the balance in the Borrowers' loan account(s) maintained by Agent for Borrowers pursuant to the provisions of this Agreement, including principal, interest, fees, costs and expenses. Each such statement shall be subject to subsequent adjustment by Agent but shall, absent manifest errors or omissions, be considered correct and deemed accepted by Borrowers and conclusively binding upon Borrowers as an account stated except to the extent that Agent receives a written notice from Borrowers of any specific exceptions of Borrowers thereto within thirty (30) days after the date such statement has been mailed by Agent. Until such time as Agent shall have rendered to Borrowers a written statement as provided above, the balance in Borrowers' loan account(s) shall be presumptive evidence of the amounts due and owing to Agent and Lenders by Borrowers.

     6.3  Collection of Proceeds.

          (a) Schedule 6.3 sets forth all of the banks or other financial institutions with whom Borrowers and Guarantors have investment accounts, securities accounts, deposit account arrangements and merchant payment arrangements as of the date hereof and identifies each of the deposit accounts at such banks to a retail store location of Borrowers and Guarantors or otherwise describes the nature of the use of such investment account, securities account or deposit account by Borrowers and Guarantors.

               (i) Borrowers and Guarantors shall deposit all Proceeds from sales of Inventory in every form, including, without limitation, cash, checks, credit card sales drafts, credit card sales or charge slips or receipts and other forms of daily store receipts, from each retail store location of Borrowers and Guarantors on each Business Day into the deposit accounts of Borrowers and Guarantors used solely for such purpose and identified to such retail store location as set forth on Schedule 6.3 or such other deposit accounts as are established by Borrowers to be used for a retail store location after the date hereof as provided in Section 9.16 hereof. All such funds deposited into the separate deposit accounts shall be sent by wire transfer each Business Day to the Store Concentration Account as provided in Section 6.3(a)(ii) below. Borrowers and Guarantors shall irrevocably authorize and direct each of the banks into which Proceeds from sales of Inventory from each retail store location of Borrowers and Guarantors are at any time deposited as provided above to send all funds deposited in such account by wire transfer each Business Day to the Store Concentration Account. Such authorization and direction shall not be rescinded, revoked or modified without the prior written consent of Agent. Notwithstanding the foregoing, Borrowers and Guarantors shall be permitted to retain cash at each retail store location of Borrowers and Guarantors (or at the respective deposit accounts used for such retail store locations as set forth on Schedule 6.3 or established after the date hereof as provided in Section 9.16 hereof) in such amounts as are necessary for the day-to-day operation of such retail stores consistent with prior practices in respect of each such store.

               (ii) Borrowers shall establish and maintain, at their expense, the Concentration Accounts. Borrowers shall cause (A) all amounts payable to Borrowers and Guarantors from Credit Card Issuers and Credit Card Processors to be deposited in the Credit Card Concentration Account on each Business Day and (B) all amounts on deposit in its deposit accounts used by each retail store location to be sent as provided in Section 6.3(a)(i) above on each Business Day to the Store Concentration Account. The banks at which each of the Concentration Accounts are at any time established shall enter into an agreement, in form and substance satisfactory to Agent, providing that all items received or deposited in such of the Concentration Accounts are subject to the security interest and lien of Agent for itself and the ratable benefit of Lenders, that the depository bank has no lien upon, or right of setoff against, such of the Concentration Accounts, the items received for deposit therein, or the funds from time to time on deposit therein and that upon the request of Agent, the depository bank will wire, or otherwise transfer, in immediately available funds, on each Business Day all funds received or deposited into such of the Concentration Accounts to such bank account of Agent as Agent may from time to time designate for such purpose ( Payment Account ).
Agent shall instruct the depository banks at which the Concentration Accounts are maintained to transfer the funds on deposit in the Concentration Accounts to such operating bank accounts of Borrowers as Borrowers may specify in writing to Agent until such time as Agent shall notify the depository banks otherwise. Agent may instruct the depository banks at which the Concentration Accounts are maintained to transfer all funds received or deposited into the Concentration Accounts to the Payment Account at any time that either: (A) an Event of Default, or act, condition or event which with notice or passage of time or both would constitute an Event of Default, shall exist or have occurred and be continuing, or (B) Excess Availability shall be less than $10,000,000. Borrowers agree that all amounts deposited in such Concentration Accounts or other funds received and collected by Agent and Lenders, whether as Proceeds or otherwise shall be subject to the security interest and lien of Agent for itself and the ratable benefit of Lenders.

          (b) For purposes of calculating the amount of the Loans available to Borrowers and except as otherwise provided below, for purposes of calculating interest on the Obligations, all payments in respect of the Obligations will be applied (conditional upon final collection) to the Obligations on the Business Day of receipt by Agent of immediately available funds in the Payment Account provided such payments and notice thereof are received in accordance with Agent's usual and customary practices as in effect from time to time and within sufficient time to credit Borrowers' loan account(s) on such day, and if not, then on the next Business Day. In the event that Agent shall have the right to instruct the depository banks at which the Concentration Accounts are maintained to transfer funds to the Payment Account pursuant to Section 6.3(a) above or otherwise thereafter, for purposes of calculating interest on the Obligations, such payments or other funds received will be applied (conditional upon final collection) to the Obligations one (1) Business Day following the date of receipt of immediately available funds by Agent in the Payment Account provided such payments or other funds and notice thereof are received in accordance with Agent's usual and customary practices as in effect from time to time and within sufficient time to credit Borrowers' loan accounts on such day, and if not, then on the next Business Day (the Collection Period ). The economic benefit of the Collection Period shall be for Agent's sole account. If the closing daily balance in the loan account(s) of Borrowers as of any day is a credit balance, Agent shall, on the first day of the next month, credit the loan account(s) of Borrowers with an amount calculated upon such credit balance at the rate of three and one-half percent (3 1/2%) per annum less than the Prime Rate so long as no Event of Default, or act, condition or event which with notice or passage of time or both would constitute an Event of Default, shall exist or have occurred and be continuing. Such amount to be credited shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed. The Prime Rate used to calculate such credit to the loan account(s) of Borrowers shall increase or decrease by an amount equal to such increase or decrease in such Prime Rate effective on the first day of the month after any change in such rate. In the event that no Loans are outstanding, and so long as no Event of Default, or act, condition or event which with notice or passage of time or both would constitute an Event of Default, shall exist or have occurred and be continuing, upon Borrowers' request made to Agent on a Business Day, Agent shall remit to Borrowers not later than the next succeeding Business Day, an amount equal to such credit balance in the loan account of Borrowers.

          (c) Borrowers and Guarantors shall, acting as trustee for Agent, receive, as the property of Agent, any cash, checks, credit card sales drafts, credit card sales or charge slips or receipts, notes, drafts, all forms of store receipts or any other payment relating to and/or Proceeds of Receivables or other Collateral which come into their possession or under their control and immediately upon receipt thereof, shall deposit or cause the same to be deposited in the Concentration Accounts, or remit the same or cause the same to be remitted, in kind, to Agent. Each Borrower agrees to reimburse Agent and Lenders on demand for any amounts owed or paid to any bank at which a Concentration Account is established or any other bank or person involved in the transfer of funds to or from the Concentration Accounts arising out of Agent's or any Lender's payments to or indemnification of such bank or person. The obligation of Borrowers to reimburse Agent and Lenders for such amounts pursuant to this Section 6.3 shall survive the termination of this Agreement.

     6.4  Payments and Prepayments.

          (a) Each Borrower may, in accordance with the terms of this Agreement, from time to time borrow, prepay and reborrow Loans.

          (b) On each date when any reduction to the lending formula set forth in Section 2.1(a)(i) becomes effective, regardless of the amounts of Eligible Inventory, Borrowers shall absolutely and unconditionally, automatically and without demand, pay to Agent for the ratable benefit of Lenders in respect of the Loans an amount equal to the excess, if any, of the aggregate unpaid principal amount of the Loans with respect to Eligible Inventory over the amount of the Availability calculated using the applicable percentage with respect to Eligible Inventory as so reduced.

          (c) In the event that the outstanding amount of the Loans exceed the Availability, or the aggregate amount of the outstanding Letter of Credit Accommodations exceed the sublimit for Letter of Credit Accommodations set forth in Section 2.3(d), or the aggregate amount of the Loans and the Letter of Credit Accommodations outstanding at any time shall exceed the Maximum Credit, such event shall not limit, waive or otherwise affect any rights of Agent and Lenders in that circumstance or on any future occasions and Borrowers shall, upon demand by Agent, which may be made at any time or from time to time, immediately repay to Agent, for the ratable benefit of Lenders, the entire amount of any such excess(es) for which payment is demanded.

          (d) All Obligations shall be payable to the Payment Account as provided in Section 6.3 or such other place in the United States as Agent may designate from time to time. Agent may apply payments received or collected from Borrowers or for the account of Borrowers (including, without limitation, the monetary proceeds of collections or of realization upon any Collateral) to such of the Obligations, whether or not then due, in such order and manner as Agent determines provided, that, (i) all such payments shall be applied to Obligations which are then due and payable before being applied to prepay any Obligations which are not then due and payable and (ii) all such payments shall be applied to Prime Rate Loans before being applied to Eurodollar Rate Loans. At Agent's option, all principal, interest, fees, costs, expenses and other charges provided for in this Agreement or the other Financing Agreements may be charged directly to the loan account(s) of Borrowers. Borrowers shall make all payments to Agent and Lenders on the Obligations free and clear of, and without deduction or withholding for or on account of, any setoff, counterclaim, defense, duties, taxes, levies, imposts, fees, deductions, withholding, restrictions or conditions of any kind. If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, Agent or any Lender is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by Agent or such Lender. Borrowers shall be liable to pay to Agent and Lenders, and does hereby indemnify and hold Agent and Lenders harmless for the amount of any payments or proceeds surrendered or returned. This Section 6.4 shall remain effective notwithstanding any contrary action which may be taken by Agent or any Lender in reliance upon such payment or proceeds. This
Section 6.4 shall survive the payment of the Obligations and the termination of this Agreement.

     6.5  Sharing of Payments, Etc.

          (a) Borrowers agree that, in addition to (and without limitation of) any right of setoff, banker's lien or counterclaim Agent or a Lender may otherwise have, each Lender shall be entitled, at its option (but subject, as among Agent and Lenders, to the provisions of Section 12.3(b) hereof), to offset balances held by it for the account of Borrowers and Guarantors at any of its offices, in dollars or in any other currency, against any principal of or interest on any Loans owed to such Lender or any other amount payable to such Lender hereunder, that is not paid when due (regardless of whether such balances are then due to Borrowers and Guarantors), in which case it shall promptly notify a Borrower and Agent thereof; provided, that, such Lender's failure to give such notice shall not affect the validity thereof.

          (b) If any Lender shall obtain from any Borrower or Guarantor payment of any principal of or interest on any Loan owing to it or payment of any other amount under this Agreement or any other Financing Agreement through the exercise of any right of setoff, banker's lien or counterclaim or similar right or otherwise (other than from Agent as provided herein), and, as a result of such payment, such Lender shall have received more than its Pro Rata Share of the principal of or interest on the Loans or such other amounts then due hereunder or thereunder by Borrowers to such Lender than the percentage thereof received by any other Lender, it shall promptly pay to Agent, for the benefit of Lenders, the amount of such excess and simultaneously purchase from such other Lenders a participation in the Loans or such other amounts, respectively, owing to such other Lenders (or such interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all Lenders shall share the benefit of such excess payment (net of any expenses that may be incurred by such Lender in obtaining or preserving such excess payment) in accordance with their respective Pro Rata Shares. Amounts received by Agent under this Section 6.5 hereof shall be treated as a payment received from Borrowers under Section 6.5 hereof. To such end all Lenders shall make appropriate adjustments among themselves (by the resale of participation sold or otherwise) if such payment is rescinded or must otherwise be restored.

          (c) Borrowers agree that any Lender so purchasing such a participation (or direct interest) may exercise, in a manner consistent with this Section 6.5, all rights of setoff, banker's lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans or other amounts (as the case may be) owing to such Lender in the amount of such participation.

          (d) Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of Borrowers. If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section 6.5 applies, such Lender shall, to the extent practicable, assign such rights to Agent for the benefit of Lenders and, in any event, exercise its rights in respect of such secured claim in a manner consistent with the rights of Lenders entitled under this Section 6.5 to share in the benefits of any recovery on such secured claim.

     6.6 Authorization to Make Loans. Agent is authorized to make the Loans and provide the Letter of Credit Accommodations based upon telephonic or other instructions received from anyone purporting to be an authorized officer of a Borrower or other authorized person set forth on the list of such authorized officers and other authorized persons furnished by Borrowers to Agent as supplemented by Borrowers from time to time, or, at the discretion of Agent, if such Loans are necessary to satisfy any Obligations. All requests for Loans or Letter of Credit Accommodations hereunder shall specify the date on which the requested advance is to be made or Letter of Credit Accommodations established (which day shall be a Business Day) and the amount of the requested Loan. Requests received after 12:00 noon New York City time on any day shall be deemed to have been made as of the opening of business on the immediately following Business Day. All Loans and Letter of Credit Accommodations under this Agreement shall be conclusively presumed to have been made to, and at the request of and for the benefit of, Borrowers when deposited to the credit of Borrowers or otherwise disbursed or established in accordance with the instructions of a Borrower or in accordance with the terms and conditions of this Agreement.

     6.7  Settlement Procedures.

          (a) Notwithstanding any other provision of this Agreement, and in order to administer the Loans and the Letter of Credit Accommodations in an efficient manner and to reduce the number of fund transfers between Lenders and Agent, Borrowers, Lenders and Agent agree that Agent may (but shall not be obligated to), and Borrowers and Lenders hereby irrevocably authorize the Agent to, fund, on behalf of the Lenders, Loans pursuant to
Section 2.1, subject to the procedures for settlement set forth in this
Section 6.7; provided, that, (i) other than to fund Loans to make payments to the issuer of any of the Letter of Credit Accommodations or for costs and expenses as provided for herein, Agent shall in no event fund such Loans if the Agent shall have received written notice from the Majority Lenders on the Business Day prior to the day of the proposed Loan that one or more of the conditions precedent contained in Section 4 will not be satisfied on the day of the proposed Loan, and (ii) Agent shall not otherwise be required to determine that, or take notice whether, the conditions precedent in Section 4 have been satisfied.

          (b) With respect to all periods for which the Agent has funded Loans pursuant to Section 6.7(a) above, the amount of each Lender's Pro Rata Share in the outstanding Loans and Letter of Credit Accommodations shall be computed weekly, and shall be adjusted upward or downward on the basis of the amount of the outstanding Loans as of the close of business on the Business Day immediately preceding the date of each settlement computation; provided, that, Agent retains the absolute right at any time or from time to time to make the above described adjustments at intervals more frequent than weekly. Agent shall deliver to each of Lenders after the end of each week, or such lesser period or periods as Agent shall determine, a summary statement of the amount of outstanding Loans for such period (such week or lesser period or periods being hereinafter referred to as a Settlement Period ). If the summary statement is sent by Agent and received by a Lender prior to 12:00 noon (New York City time) then such Lender shall make the settlement transfer described in this Section by no later than 2:00 p.m. (New York City time) on the day such summary statement was sent, and if such summary statement is sent by Agent and received by a Lender after 12:00 noon (New York City time), such Lender shall make such settlement transfer by no later than 2:00 p.m. (New York City time) on the next Business Day following the date of the receipt of such summary statement. If, as of the end of any Settlement Period, the amount of a Lender's Pro Rata Share of the outstanding Loans is more than such Lender's Pro Rata Share of the outstanding Loans as of the end of the previous Settlement Period, then such Lender shall forthwith (but in no event later than the time set forth in the preceding sentence) transfer to Agent by wire transfer in immediately available funds the amount of the increase.
If the amount of a Lender's Pro Rata Share of the outstanding Loans in any Settlement Period is less than the amount of such Lender's Pro Rata Share of the outstanding Loans for the previous Settlement Period, Agent shall forthwith transfer to such Lender by wire transfer in immediately available funds the amount of the decrease. The obligation of each of the Lenders to transfer such funds and effect such settlement shall be irrevocable and unconditional and without recourse to or warranty by Agent. Each of Agent and Lenders agrees to mark its books and records at the end of each Settlement Period to show at all times the dollar amount of its Pro Rata Share of the outstanding Loans and Letter of Credit Accommodations. Each Lender shall only be entitled to receive interest on its Pro Rata Share of the Loans which have been funded by such Lender.

          (c) To the extent that Agent has made any such amounts available and the settlement described above shall not yet have occurred, upon repayment of any Loans by Borrowers, Agent may apply such amounts repaid directly to any amounts made available by Agent pursuant to this Section
6.7. In lieu of weekly or more frequent settlements, Agent may at any time require each Lender to provide Agent with immediately available funds representing its Pro Rata Share of each Loan, prior to Agent's disbursement of such Loan to Borrowers. In such event, all Loans under this Agreement shall be made by the Lenders simultaneously and proportionately to their Pro Rata Shares. No Lender shall be responsible for any default by any other Lender in the other Lender's obligation to make a Loan requested hereunder nor shall the Commitment of any Lender be increased or decreased as a result of the default by any other Lender in the other Lender's obligation to make a Loan requested hereunder.

          (d)  If Agent is not funding a particular Loan pursuant to
Section 6.7(a) above on any day, Agent may assume that each Lender will make available to Agent such Lender's Pro Rata Share of the Loan requested or otherwise made on such day and Agent may, in its discretion, but shall not be obligated to, cause a corresponding amount to be made available to Borrowers on such day. If Agent makes such corresponding amount available to a Borrower and such corresponding amount is not in fact made available to Agent by such Lender, Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon for each day from the date such payment was due until the date such amount is paid to Agent at the Interest Rate. During the period in which such Lender has not paid such corresponding amount to Agent, notwithstanding anything to the contrary contained in this Agreement or any of the other Financing Agreements, the amount so advanced by Agent to a Borrower shall, for all purposes hereof, be a Loan made by Agent for its own account. Upon any such failure by a Lender to pay Agent, Agent shall promptly thereafter notify Borrowers of such failure and the Borrowers shall immediately pay such corresponding amount to Agent for its own account.

          (e) Nothing in this Section 6.7 or otherwise in this Agreement or the other Financing Agreements shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitment hereunder or to prejudice any rights that Agent or Borrower may have against any Lender as a result of any default by such Lender hereunder.

     6.8 Use of Proceeds. Borrowers shall use the initial proceeds of the Loans and Letter of Credit Accommodations provided by Lenders to Borrowers hereunder only for: (a) the Letter of Credit Accommodation to be issued payable to BABC in respect of the Existing Letters of Credit; (b) payments to each of the persons listed in the disbursement direction letter furnished by Borrowers to Agent on or about the date hereof and (c) costs, expenses and fees in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Financing Agreements. All other Loans made or Letter of Credit Accommodations provided by Agent and Lenders to Borrowers pursuant to the provisions hereof shall be used by Borrowers only for general operating, working capital and other proper corporate purposes of Borrowers not otherwise prohibited by the terms hereof. None of the proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or for the purposes of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Loans to be considered a purpose credit within the meaning of Regulation G of the Board of Governors of the Federal Reserve System, as amended.

SECTION 7.   COLLATERAL REPORTING AND COVENANTS

     7.1  Collateral Reporting.

          (a) Borrowers shall provide Agent with the following documents in a form satisfactory to Agent:

               (i) on a weekly basis, or more frequently as reasonably practicable upon request of Agent at any time on or after an Event of Default, or act, condition or event which with notice or passage of time or both would constitute an Event of Default, a Borrowing Base Certificate setting forth Borrowers' calculation of the Loans and Letter of Credit Accommodations available to Borrowers pursuant to the terms and conditions contained herein as of the Saturday of the immediately preceding week, duly completed and executed by the chief financial officer or other appropriate financial officer acceptable to Agent, together with all schedules required pursuant to the terms of the Borrowing Base Certificate duly completed (and including, without limitation, (A) a summary of the perpetual inventory reports, (B) reports of amounts of consigned Inventory held by Borrowers by category and consignor and (C) reports of the Cost and Retail Value of the Inventory (net of markdowns));

               (ii) on a monthly basis or more frequently as Agent may reasonably request, (A) inventory reports by category to reflect the mix of Inventory by chain of Borrowers' stores, (B) agings of accounts payable,
(C) reports of sales for each category of Inventory and gross profit margin for each category of Inventory by chain and (D) reports on sales and use tax collections, deposits and payments, including monthly sales and use tax accruals;

               (iii) upon Agent's reasonable request, (A) copies of deposit slips and bank statements, (B) copies of shipping and delivery documents, (C) copies of purchase orders, invoices and delivery documents for Inventory, (D) reports by retail store location of sales and operating profits for each such retail store location, and (E) perpetual inventory reports, (F) agings of accounts receivable, and (G) the monthly statements received by any Borrower or Guarantor from any Credit Card Issuers or Credit Card Processors, together with such additional information with respect thereto as shall be sufficient to enable Agent to monitor the transactions pursuant to the Credit Card Agreements;

               (iv) such other reports as to the Collateral as Agent shall reasonably request from time to time.

          (b) Nothing contained in any Borrowing Base Certificate shall be deemed to limit, impair or otherwise affect the rights of Agent contained herein and in the event of any conflict or inconsistency between the calculation of the Loans and Letter of Credit Accommodations available to Borrowers as set forth in any Borrowing Base Certificate and as determined by Agent, the determination of Agent shall govern and be conclusive and binding upon Borrowers absent manifest error. Agent shall, upon Borrowers' request, provide to Borrowers the basis for the calculation by Agent of the Loans and Letter of Credit Accommodations available to Borrowers. Without limiting the foregoing, Borrowers shall furnish to Agent any information which Agent may reasonably request regarding the determination and calculation of any of the amounts set forth in the Borrowing Base Certificate. If any records or reports of the Collateral are prepared or maintained by an accounting service, contractor, shipper or other agent, Borrowers hereby irrevocably authorize such service, contractor, shipper or agent to deliver such records, reports and related documents to Agent and to follow Agent's instructions with respect to further services at any time that an Event of Default exists or has occurred and is continuing.

     7.2  Receivables Covenants.

          (a) Borrowers shall notify Agent promptly of (i) the assertion of any claims, offsets, defenses or counterclaims by any account debtor, Credit Card Issuer or Credit Card Processor or any disputes with any of such persons or any settlement, adjustment or compromise thereof in excess of $500,000 and (ii) all material adverse information relating to the financial condition of any account debtor, Credit Card Issuer or Credit Card Processor. No credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor, Credit Card Issuer or Credit Card Processor except in the ordinary course of the business of Borrowers in accordance with the current practices of Borrowers as in effect on the date hereof. So long as no Event of Default exists or has occurred and is continuing, Borrowers may settle, adjust or compromise any claim, offset, counterclaim or dispute with any account debtor, Credit Card Issuer or Credit Card Processor. At any time that an Event of Default exists or has occurred and is continuing, Agent shall, at its option, have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with account debtors, Credit Card Issuers or Credit Card Processors or grant any credits, discounts or allowances.

          (b) Borrowers shall notify Agent promptly of: (i) any notice of a material default by Borrowers under any of the Credit Card Agreements or of any default which might result in the Credit Card Issuer or Credit Card Processor ceasing to make payments or suspending payments to Borrowers,
(ii) any notice from any Credit Card Issuer or Credit Card Processor that such person is ceasing or suspending, or will cease or suspend, any present or future payments due or to become due to Borrowers from such person, or that such person is terminating or will terminate any of the Credit Card Agreements, and (iii) the failure of Borrowers to comply with any material terms of the Credit Card Agreements or any terms thereof which might result in the Credit Card Issuer or Credit Card Processor ceasing or suspending payments to Borrowers.

          (c) Agent may, at any time or times that an Event of Default exists or has occurred, (i) notify any or all account debtors, Credit Card Issuers and Credit Card Processors that the Receivables have been assigned to Agent and that Agent has a security interest therein for itself and the ratable benefit of Lenders and Agent may direct any or all account debtors, Credit Card Issuers and Credit Card Processors to make payments of Receivables directly to Agent, (ii) extend the time of payment of, compromise, settle or adjust for cash, credit, return of merchandise or otherwise, and upon any terms or conditions, any and all Receivables or other obligations included in the Collateral and thereby discharge or release the account debtor or any other party or parties in any way liable for payment thereof without affecting any of the Obligations, (iii) demand, collect or enforce payment of any Receivables or such other obligations, but without any duty to do so, and Agent shall not be liable for its failure to collect or enforce the payment thereof nor for the negligence of its agents or attorneys with respect thereto so long as Agent has selected such agents or attorneys, with reasonable care, and (iv) take whatever other action Agent may deem necessary or desirable for the protection of its interests. At any time that an Event of Default exists or has occurred and is continuing, at Agent's request, all invoices and statements sent to any account debtor, Credit Card Issuer or Credit Card Processor shall state that the Receivables due from such account debtor, Credit Card Issuer or Credit Card Processor and such other obligations have been assigned to Agent and are payable directly and only to Agent, for itself and the ratable benefit of Lenders, and Borrowers shall deliver to Agent such originals of documents evidencing the sale and delivery of goods or the performance of services giving rise to any Receivables as Agent may require.

          (d) Agent shall have the right at any time or times, in Agent's name or in the name of a nominee of Agent, to verify the validity, amount or any other matter relating to any Account or other Collateral, by mail, telephone, facsimile transmission or otherwise.

          (e) Borrowers shall deliver or cause to be delivered to Agent, with appropriate endorsement and assignment, with full recourse to Borrowers, all chattel paper and instruments which a Borrower now owns or may at any time acquire immediately upon such Borrower's receipt thereof, except as Agent may otherwise agree.

    7.3 Inventory Covenants. With respect to the Inventory: (a) Borrowers shall at all times maintain inventory records consistent with the current practices of Borrowers as of the date hereof or as modified in any material respect after the date hereof in a manner reasonably acceptable to Agent, keeping correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory, Borrowers' cost therefor and daily withdrawals therefrom and additions thereto; (b) Borrowers shall conduct a physical count of the Inventory at least once each fiscal year, but at any time or times as Agent may request on or after an Event of Default exists or has occurred and so long as the same is continuing, and promptly following such physical inventory shall supply Agent with a report in the form and with such specificity as may be reasonably satisfactory to Agent concerning such physical count; (c) Borrowers shall not remove any Inventory from the locations set forth or permitted herein, without the prior written consent of Agent, except for sales of Inventory in the ordinary course of such Borrower's business and except to move Inventory directly from one location set forth or permitted herein to another such location or Inventory in transit to such location; (d) upon Agent's request, such Borrower shall, at its expense, no more than once in any six
(6) month period, but at any time or times as Agent may request at Agent's expense, or at any time or times as Agent may request at such Borrower's expense on or after an Event of Default exists or has occurred and so long as the same is continuing, deliver or cause to be delivered to Agent written reports or appraisals as to the Inventory in form, scope and methodology acceptable to Agent and by an appraiser acceptable to Agent, addressed to Agent or upon which Agent is expressly permitted to rely; (e) upon Agent's request, each Borrower shall, at its expense, conduct through RGIS Inventory Specialists, Inc. or another inventory counting service acceptable to Agent, a physical count of the Inventory in form, scope and methodology acceptable to Agent no more than once in any twelve (12) month period, but at any time or times as Agent may request on or after an Event of Default exists or has occurred and so long as the same is continuing, the results of which shall be reported directly by such inventory counting service to Agent and such Borrower shall promptly deliver confirmation in a form satisfactory to Agent that appropriate adjustments have been made to the inventory records of such Borrower to reconcile the inventory count to such Borrower's inventory records; (f) each Borrower shall produce, use, store and maintain the Inventory, with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws (including, but not limited to, the requirements of the Federal Fair Labor Standards Act of 1938, as amended and all rules, regulations and orders related thereto); (g) as between Agent, Lenders and Borrowers, each Borrower assumes all responsibility and liability arising from or relating to the production, use, sale or other disposition of the Inventory; (h) each Borrower shall not sell Inventory to any customer on approval, or any other basis which entitles the customer to return or may obligate such Borrower to repurchase such Inventory except for the right of return given to retail customers of such Borrower in the ordinary course of the business of such Borrower in accordance with the then current return policy of such Borrower; (i) each Borrower shall keep the Inventory in good and marketable condition in all material respects; (j) no Borrower shall acquire or accept any Inventory on consignment or approval, except to the extent such Inventory is reported to Agent in accordance with the terms hereof; and (k) each Borrower shall give Agent not less than ten (10) days' prior written notice of any change in the inventory counting service used by such Borrower.

     7.4 Power of Attorney. Each Borrower hereby irrevocably designates and appoints Agent (and all persons designated by Agent) as such Borrower's true and lawful attorney-in-fact, and authorizes Agent, in such Borrower's or Agent's name, to: (a) at any time an Event of Default or act, condition or event which with notice or passage of time or both would constitute an Event of Default exists or has occurred and is continuing (i) demand payment on Receivables or other proceeds of Inventory or other Collateral,
(ii) enforce payment of Receivables by legal proceedings or otherwise,
(iii) exercise all of such Borrower's rights and remedies to collect any Receivables or other Collateral, (iv) sell or assign any Receivables upon such terms, for such amount and at such time or times as the Agent deems advisable, (v) settle, adjust, compromise, extend or renew a Receivable,
(vi) discharge and release any Receivable, (vii) prepare, file and sign such Borrower's name on any proof of claim in bankruptcy or other similar document against an account debtor, and (viii) do all acts and things which are necessary, in Agent's determination, to fulfill such Borrower's obligations under this Agreement and the other Financing Agreements, (b) at any time that Agent may receive any item of payment or proceeds thereof, endorse such Borrower's name upon such item of payment or proceeds thereof and deposit the same in the Agent's account for application to the Obligations, (c) at any time Agent may receive any chattel paper, document, instrument, invoice, or similar document or agreement relating to any Receivable or any goods pertaining thereto or any other Collateral, endorse such Borrower's name thereon, (d) at any time sign such Borrower's name on any verification of Receivables and notices thereof to account debtors and
(e) execute in such Borrower's name and file any UCC financing statements or amendments thereto. Each Borrower hereby releases Agent, Lenders and its and their officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of Agent's or such Lender's own gross negligence or wilful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction.

     7.5 Right to Cure. Agent may, at its option, (a) upon notice to Borrowers, cure any default by Borrowers, Guarantors or their Subsidiaries, under any material agreement with a third party which affects the Collateral, its value or the ability of Agent to collect, sell or otherwise dispose of the Collateral or the rights and remedies of Agent or any Lender therein or the ability of Borrowers or Guarantors to perform their obligations hereunder or under the other Financing Agreements, provided, that, so long as no Event of Default, or act, condition or event which with notice or passage of time or both would constitute an Event of Default, shall exist or have occurred and be continuing, then (i) if such material agreement provides for or relates to liabilities and obligations which do not exceed $5,000,000, either singly or in the aggregate, then such notice from Agent to Borrowers shall be not less than thirty (30) days, and (ii) if such material agreement provides for or relates to liabilities and obligations which equal or exceed $5,000,000, either singly or in the aggregate, then such notice from Agent to Borrowers shall be not less than ten (10) days, (b) upon notice to Borrowers, pay or bond on appeal any judgment entered against any Borrower, (c) discharge taxes, liens, security interests or other encumbrances at any time levied on or existing with respect to the Collateral (other than those permitted hereunder) and (d) pay any amount, incur any expense or perform any act which, in Agent's judgment, is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of Agent and Lenders with respect thereto. Agent may add any amounts so expended to the Obligations and charge any loan account of Borrowers therefor, such amounts to be repayable by Borrowers on demand. Agent and Lenders shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of Borrowers or Guarantors.
Any payment made or other action taken by Agent or any Lender under this Section shall be without prejudice to any right to assert an Event of Default hereunder and to proceed accordingly.

     7.6 Access to Premises. From time to time as requested by Agent, at the cost and expense of Borrowers, (a) Agent and any Lender or its designee shall have complete access to all of each Borrower's premises during normal business hours and after notice to a Borrower, or at any time and without notice to Borrowers if an Event of Default exists or has occurred and is continuing, for the purposes of inspecting, verifying and auditing the Collateral and all of Borrowers' books and records, and (b) Borrowers shall allow and assist Agent to make such copies of such books and records or extracts therefrom as Agent may reasonably request, and (c) Agent may use during normal business hours such of Borrowers' personnel, equipment, supplies and premises as may be reasonably necessary for the foregoing and if an Event of Default exists or has occurred and is continuing for the collection of Accounts and realization of other Collateral.

SECTION 8.   REPRESENTATIONS AND WARRANTIES

     Borrowers and Guarantors hereby jointly and severally represent and warrant to Agent and Lenders the following (which shall survive the execution and delivery of this Agreement), the truth and accuracy of which are a continuing condition of the making of Loans and providing Letter of Credit Accommodations by Agent and Lenders to Borrowers:

     8.1 Corporate Existence, Power and Authority; Subsidiaries. Each Borrower and Guarantor is a corporation or limited liability company duly organized and in good standing under the laws of its jurisdiction of organization and is duly qualified as a foreign corporation and in good standing in all states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary, except for those jurisdictions in which the failure to so qualify would not have a Material Adverse Effect. The execution, delivery and performance of this Agreement, the other Financing Agreements and the transactions contemplated hereunder and thereunder are all within the corporate powers or powers as a limited liability company of each Borrower and Guarantor, have been duly authorized and are not in contravention of law or the terms of each Borrower's and Guarantor's certificate of incorporation, by-laws, or other organizational documentation, or any indenture, agreement or undertaking to which such Borrower or Guarantor is a party or by which such Borrower or Guarantor or its property are bound. This Agreement and the other Financing Agreements constitute legal, valid and binding obligations of Borrowers and Guarantors enforceable in accordance with their respective terms. Borrowers and Guarantors do not have any Subsidiaries except as set forth in Schedule 8.1 hereto, and such other Subsidiaries as may be formed after the date hereof in accordance with Section 9.7 below. The only Non-Guarantor Subsidiaries of Borrowers and Guarantors in existence on the date hereof are identified on Schedule 8.1.

     8.2 Financial Statements; No Material Adverse Change. All financial statements relating to Borrowers and Guarantors at any time delivered by Borrowers or Guarantors to Agent or any Lender have been prepared in accordance with GAAP and fairly present the financial condition and the results of operations of Edison and its Subsidiaries on a consolidated basis as at the dates and for the periods set forth therein. Except as disclosed in any interim financial statements furnished by or on behalf of Borrowers or Guarantors to Agent or any Lender prior to the date of this Agreement, there has been no material adverse change in the assets, liabi lities, properties and condition, financial or otherwise, of Edison and its Subsidiaries on a consolidated basis, since the date of the audited financial statements included with the disclosure statement for the Plan filed with the Bankruptcy Court as of June 30, 1997.

     8.3 Chief Executive Office; Collateral Locations. The chief executive office of each Borrower and Borrower's books and records concerning Receivables and Inventory are located only at the address set forth below and its other places of business and the other locations of Collateral, if any, are the addresses set forth in Schedule 8.3 hereto and the other locations established by Borrowers after the date hereof in accordance with Section 9.2 hereof. Schedule 8.3 correctly identifies any of such locations which are not owned by Borrowers or Guarantors and sets forth the owners and/or operators thereof as of the date hereof.

     8.4 Priority of Liens; Title to Properties. The security interests and liens granted to Agent for itself and the ratable benefit of Lenders under this Agreement and the other Financing Agreements constitute valid and perfected first priority liens and security interests in and upon the Collateral subject only to the liens indicated on Schedule 8.4 hereto and the other liens permitted under Section 9.8 hereof. Each Borrower owns and has good title to the Collateral owned by such Borrower and such title to all of its other properties and assets as is necessary to operate its business, subject to no liens, mortgages, pledges, security interests, encumbrances or charges of any kind, except those granted to Agent for itself and the ratable benefit of Lenders and such others as are specifically listed on Schedule 8.4 hereto or permitted under Section 9.8 hereof.

     8.5 Tax Returns. Each Borrower and Guarantor has filed or caused to be filed all tax returns and other reports which it was required by law to file on or prior to the date hereof and has paid all taxes, assessments, fees, and other governmental charges, and penalties and interest, if any, against it or its properties, assets, income, or franchise, that are due and payable (except to the extent that (a) any such taxes, assessments, fees, and other governmental charges, and penalties and interest are diligently contested in good faith by appropriate proceedings and proper reserves are established on the books of the applicable Borrower or Guarantor as provided by GAAP and (b) a stay of enforcement of any liens arising from the nonpayment thereof when due is in effect). Adequate provision has been made for the payment of all accrued and unpaid Federal, State, Provincial, county, local, foreign and other taxes whether or not yet due and payable and whether or not disputed. Each Borrower and Guarantor has remitted to the appropriate tax authority all sales and/or use taxes applicable to its business required to be collected and remitted under the laws of the United States and each possession or territory thereof, and each State or political subdivision thereof, including any State in which such Borrower or Guarantor owns any Inventory or owns or leases any other property.

     8.6 Litigation. Except as set forth in Schedule 8.6, there is no present investigation by any Governmental Authority to the best of the knowledge of Borrowers and Guarantors pending or threatened, against or affecting any Borrower or Guarantor, its assets or business and there is no action, suit, proceeding or claim by any Person pending or to the best of the knowledge of Borrowers and Guarantors, threatened, against any Borrower or Guarantor or its assets or goodwill, or against or affecting any transactions contemplated by this Agreement, which if adversely determined against any Borrower or Guarantor would have a Material Adverse Effect.

     8.7 Intellectual Property. Each Borrower and Guarantor owns or licenses all material patents, trademarks, service-marks, logos, trade names, trade secrets, know-how, copyrights, or licenses and other rights with respect to any of the foregoing, which are necessary for the operation of its business as presently conducted or proposed to be conducted. To the best of the knowledge of Borrowers and Guarantors, no product, process, method, substance, part or other material presently contemplated to be sold by or employed by any Borrower or Guarantor infringes any patent, trademark, service-mark, trade name, copyright, license or other right owned by any other Person and no claim or litigation is pending or to the best of the knowledge of Borrowers and Guarantors, threatened against or affecting any Borrower or Guarantor contesting its right to sell or use any such product, process, method, substance, part or other material which would have a Material Adverse Effect.

     8.8  Compliance with Other Agreements and Applicable Laws.

          (a) No Borrower or Guarantor is in default in any respect under, or in violation in any respect of any of the terms of, any agreement, contract, instrument, lease or other commitment to which it is a party or by which it or any of its assets are bound where any such default or violation would have a Material Adverse Effect. Each Borrower and Guarantor is in compliance in all respects with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority relating to its business, including, without limitation, those set forth in or promulgated pursuant to the Occupational Safety and Health Act of 1970, as amended, the Fair Labor Standards Act of 1938, as amended, ERISA, the Code, as amended, and the rules and regulations thereunder, all Federal, State, Provincial and local statutes, regulations, rules and orders relating to consumer credit (including, without limitation, as each has been amended, the Truth-in-Lending Act, the Fair Credit Billing Act, the Equal Credit Opportunity Act and the Fair Credit Reporting Act, and regulations, rules and orders promulgated thereunder), all Federal, State, Provincial and local states, regulations, rules and orders pertaining to sales of consumer goods (including, without limitation, the Consumer Products Safety Act of 1972, as amended, and the Federal Trade Commission Act of 1914, as amended, and all regulations, rules and orders promulgated thereunder) where the failure to comply would have a Material Adverse Effect.

          (b) Each Borrower and Guarantor has obtained all material permits, licenses, approvals, consents, certificates, orders or authorizations of any Governmental Authority required for the lawful conduct of its business (collectively, the Permits ). All of the Permits are valid and subsisting and in full force and effect except where the failure to have such Permits would not have a Material Adverse Effect. There are no actions, claims or proceedings pending or threatened that seek the revocation, cancellation, suspension or modification of any of the Permits except where the failure to have such Permits would not have a Material Adverse Effect.

     8.9  Environmental Compliance.

          (a) Except as set forth on Schedule 8.9 hereto, (i) each Borrower, Guarantor and its Subsidiaries has not generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates any applicable Environmental Law or any license, permit, certificate, approval or similar authorization thereunder in any manner which would have a Material Adverse Effect and
(ii) the operations of such Borrower, Guarantor and its Subsidiaries comply in all respects with all Environmental Laws and all licenses, permits, certificates, approvals and similar authorizations thereunder, where the failure to so comply would have a Material Adverse Effect.

          (b) Except as set forth on Schedule 8.9 hereto, there has been no investigation, proceeding, complaint, order, directive, claim, citation or notice of violation by any Governmental Authority or any other person nor is any pending or to the best knowledge of Borrowers and Guarantors threatened, with respect to any non-compliance with or violation of the requirements of any Environmental Law by any Borrower, Guarantor or its Subsidiaries or the release, spill or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter, which affects any Borrower, Guarantor or its Subsidiaries or its or their businesses, operations or assets or any properties at which any Borrower, Guarantor or its Subsidiaries has transported, stored or disposed of any Hazardous Materials, which would have a Material Adverse Effect.

          (c) Except as set forth on Schedule 8.9 hereto, each Borrower, Guarantor and its Subsidiaries has no liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials, which would have a Material Adverse Effect.

          (d) Except as set forth on Schedule 8.9 hereto, each Borrower, Guarantor and its Subsidiaries has all licenses, certificates, approvals, authorizations or other permits required to be obtained or filed in connection with the operations of such Borrower, Guarantor and Subsidiary under any Environmental Law, except where the failure to obtain, file or maintain as valid and effective any such licenses, certificates, approvals, authorizations or other Permits would not have a Material Adverse Effect. All of such licenses, certificates, approvals, authorizations or other permits are valid and in full force and effect.

    8.10 Governmental Authority. No consent, approval or other action of, or filing with, or notice to any Governmental Authority is required in connection with the execution, delivery and performance of this Agreement, the other Financing Agreements or any of the instruments or documents to be delivered pursuant hereto or thereto, except for those consents or approvals already obtained by Borrowers and Guarantors and the filing of UCC financing statements.

    8.11 Credit Card Agreements. Set forth in Schedule 8.11 hereto is a correct and complete list as of the date hereof of all of the Credit Card Agreements and all other agreements, documents and instruments existing as of the date hereof between or among Borrowers, Guarantors, the Credit Card Issuers, the Credit Card Processors and any of their Affiliates. The Credit Card Agreements constitute all of such agreements necessary for each Borrower and Guarantor to operate its business as presently conducted with respect to credit cards and debit cards and no Accounts of Borrowers or Guarantors arise from purchases by customers of Inventory with credit cards or debit cards, other than those which are issued by Credit Card Issuers with whom such Borrower or Guarantor has entered into one of the Credit Card Agreements set forth on Schedule 8.11 hereto or with whom such Borrower or Guarantor has entered into a Credit Card Agreement in accordance with Section 9.13 hereof. Each of the Credit Card Agreements constitutes the legal, valid and binding obligations of Borrowers and Guarantors and to the best of the knowledge of Borrowers and Guarantors, the other parties thereto, enforceable in accordance with their respective terms and are in full force and effect. No default or event of default, or act, condition or event which after notice or passage of time or both, would constitute a default or an event of default under any of the Credit Card Agreements exists or has occurred. Borrowers and the other parties thereto have complied with all of the terms and conditions of the Credit Card Agreements to the extent necessary for Borrowers to be entitled to receive all payments thereunder. Borrowers have delivered, or caused to be delivered to Agent, true, correct and complete copies of all of the Credit Card Agreements.

    8.12  Employee Benefits.

          (a) No Borrower or Guarantor has engaged in any transaction in connection with which such Borrower or Guarantor or any of its ERISA Affiliates could be subject to either a civil penalty assessed pursuant to ERISA or a tax imposed by the Code, including any accumulated funding deficiency described in Section 8.12(c) hereof and any deficiency with respect to vested accrued benefits described in Section 8.12(d) hereof.

          (b) No liability to the Pension Benefit Guaranty Corporation has been or is expected to be incurred by any Borrower or Guarantor with respect to any employee benefit plan of any Borrower or Guarantor or any of its ERISA Affiliates. There has been no reportable event (within the meaning of ERISA) or any other event or condition with respect to any employee benefit plan of any Borrower or Guarantor or any of its ERISA Affiliates which presents a risk of termination of any such plan by the Pension Benefit Guaranty Corporation.

          (c) Full payment has been made of all amounts which any Borrower, Guarantor or any of its ERISA Affiliates is required under ERISA and the Code to have paid under the terms of each employee benefit plan as contributions to such plan as of the last day of the most recent fiscal year of such plan ended prior to the date hereof, and no accumulated funding deficiency (as defined in ERISA and the Code), whether or not waived, exists with respect to any employee pension benefit plan, including any penalty or tax described in Section 8.12(a) hereof and any deficiency with respect to vested accrued benefits described in Section 8.12(d) hereof.

          (d) The current value of all vested accrued benefits under all employee pension benefit plans maintained by each Borrower and Guarantor that are subject to Title IV of ERISA does not exceed the current value of the assets of such plans allocable to such vested accrued benefits, including any penalty or tax described in Section 8.12(a) hereof and any accumulated funding deficiency described in Section 8.12(d) hereof. The terms current value and accrued benefit have the meanings specified in ERISA.

          (e) No Borrower, Guarantor or any of their ERISA Affiliates is or has ever been obligated to contribute to any multiemployer plan (as such term is defined in ERISA) that is subject to Title IV of ERISA.

    8.13 Bank Accounts. All of the deposit accounts, securities accounts, investment accounts or other accounts in the name of or used by each Borrower and Guarantor maintained at any bank or other financial institution as of the date hereof are set forth on Schedule 6.3 hereto.

    8.14 Customs Brokers. All of the Customs Brokers used by Borrowers and Guarantors as of the date hereof are set forth on Schedule 8.14 hereto.

    8.15 Interrelated Businesses. Borrowers and Guarantors make up an interrelated organization of various entities constituting a single economic and business enterprise in which each Borrower and Guarantor shares an identity of interests such that any benefit received by any Borrower or Guarantor benefits the other such Persons. Each Borrower and Guarantor purchases or sells and supplies goods and renders or receives services to or from, or for the benefit of, the other such Persons and provides or receives other financial accommodations to or for the benefit of the other such Persons and administrative, marketing, payroll and management services to or from or for the benefit of, the other such Persons. Each Borrower and Guarantor has consolidated accounting, administrative, financial, computer, credit, legal and other services.

    8.16  Capitalization.

          (a) All of the issued and outstanding shares of Capital Stock of Guarantors are directly and beneficially owned and held as of the date hereof by the persons identified on Schedule 8.16 and all of such shares have been duly authorized and are fully paid and non-assessable, free and clear of all claims, liens, pledges and encumbrances of any kind, except in favor of Agent and as permitted hereunder. All of the issued and outstanding shares of Capital Stock of Edison Apparel are directly and beneficially owned and held by Edison and all of such shares have been duly authorized and are fully paid and non-assessable, free and clear of all claims, liens, pledges and encumbrances of any kind, except in favor of Agent and as permitted hereunder.

          (b) Each Borrower is solvent and will continue to be solvent after the creation of the Obligations, the security interests of Agent and the other transactions contemplated hereunder, is able to pay its debts as they mature and has (and has reason to believe it will continue to have) sufficient capital (and not unreasonably small capital) to carry on its business and all businesses in which it is about to engage. The assets and properties of each Borrower at a fair valuation and at their present fair salable value are, and will be, greater than the Indebtedness and other liabilities of such Borrower, and including subordinated and contingent liabilities computed at the amount which, to the best of the knowledge of Borrowers, represents an amount which can reasonably be expected to become an actual or matured liability.

    8.17 Plan. The Plan has been confirmed pursuant to the Confirmation Order, and concurrently with the making of the initial Loans or issuance of the initial Letter of Credit Accommodations, the Effective Date has occurred. The Plan is valid and binding upon all parties in interest and is in full force and effect. The Confirmation Order (a) has been duly entered; (b) is valid, subsisting and continuing; (c) has not been revoked, remanded, vacated, modified, reversed on appeal or revoked, remanded, vacated, reversed or modified by any Bankruptcy or District Court Judge;
(d) has not been appealed as of the date hereof, except as set forth on
Schedule 8.17 hereto and (e) is not subject to any pending motion for reconsideration or any stay pending appeal. All steps to be taken on or before the Effective Date under the terms of the Plan have been taken and upon the making of the initial Loans or issuing of the initial Letter of Credit Accommodations hereunder, all conditions precedent to the effectiveness of the Plan have been fulfilled, in each case as of the date hereof. Borrowers have delivered, or caused to be delivered, to Agent and Lenders a true copy of the Plan (including all amendments, modifications and supplements thereto) and the Confirmation Order in the form duly entered by the Bankruptcy Court on or before the date hereof.

    8.18 Accuracy and Completeness of Information. All information furnished by or on behalf of Borrowers or Guarantors in writing to Agent or any Lender in connection with this Agreement or any of the other Financing Agreements or any transaction contemplated hereby or thereby, including, without limitation, all information on the schedules is true and correct in all material respects on the date as of which such information is dated or certified and does not omit any material fact necessary in order to make such information not misleading. No event or circumstance with respect to the business of Edison and its Subsidiaries has occurred which has had or could reasonably be expected to have a Material Adverse Effect, which has not been fully and accurately disclosed to Agent in writing.

    8.19 Survival of Warranties; Cumulative. All representations and warranties contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and shall be deemed to have been made again to Agent and Lenders on the date of each additional borrowing or other credit accommodation hereunder and shall be conclusively presumed to have been relied on by Agent and Lenders regardless of any investigation made or information possessed by Agent and Lenders. The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which Borrowers shall now or hereafter give, or cause to be given, to Agent and Lenders.

SECTION 9.   AFFIRMATIVE AND NEGATIVE COVENANTS

    9.1 Maintenance of Existence. Each Borrower and Guarantor shall, and shall cause its Subsidiaries to, at all times preserve, renew and keep in full, force and effect its corporate existence and rights and franchises with respect thereto and maintain in full force and effect all licenses, trademarks, tradenames, approvals, authorizations, leases, contracts and Permits necessary to carry on its business as presently or proposed to be conducted, except to the extent otherwise permitted under Section 9.7 hereof. Each Borrower and Guarantor shall, and shall cause its Subsidiaries to, give Agent thirty (30) days prior written notice of any proposed change in its corporate name, which notice shall set forth the new name and, if requested by Agent, such Borrower or Guarantor shall deliver to Agent a copy of the amendment to the Certificate of Incorporation of such Borrower, Guarantor or Subsidiary providing for the name change certified by the Secretary of State of the jurisdiction of incorporation of such Borrower, Guarantor or Subsidiary as soon as it is available.

     9.2 New Collateral Locations. Each Borrower and Guarantor may open any new location within the United States so long as such Borrower or Guarantor (a) gives Agent thirty (30) days prior written notice of the intended opening of any such new location; except, that, Borrowers and Guarantors shall not be required to give such prior written notice of a new retail store location of Borrowers or Guarantors, provided, that, (i) no Event of Default, or act, condition or event which with notice or passage of time or both would constitute an Event of Default, shall exist or have occurred and be continuing, (ii) the total amount of Inventory located at all such new retail store locations shall not exceed $2,500,000 (provided, that, if Borrowers have provided evidence to Agent that such new retail store location is in a jurisdiction in which the security interest or lien of Agent for itself and the ratable benefit of Lenders is perfected, the amount of Inventory at such location shall not be considered for purposes of such limit), and (iii) Borrowers and Guarantors shall include such new retail store locations in the monthly reports provided by Borrowers and Guarantors to Agent in accordance with Section 9.6 hereof, and (b) executes and delivers, or causes to be executed and delivered, to Agent such agreements, documents, and instruments as Agent may deem reasonably necessary or desirable to protect its interests in the Collateral at such location, including UCC financing statements.

     9.3 Compliance with Laws, Regulations, Etc. Each Borrower and Guarantor shall, and shall cause its Subsidiaries to, at all times comply with all applicable provisions of laws, rules, regulations, licenses, approvals, orders and Permits and duly observe all requirements, of any foreign, Federal, State, Provincial or local Governmental Authority, including, without limitation, the Occupational Safety and Health Act of 1970, as amended, the Code, the Fair Labor Standards Act of 1938, as amended, and the rules and regulations thereunder, all Federal, State, Provincial and local statutes, regulations, rules and orders relating to consumer credit (including, without limitation, as each has been amended, the Truth-in-Lending Act, the Fair Credit Billing Act, the Equal Credit Opportunity Act and the Fair Credit Reporting Act, and regulations, rules and orders promulgated thereunder), all Federal, State, Provincial and local statutes, regulations, rules and orders pertaining to sales of consumer goods (including, without limitation, the Consumer Products Safety Act of 1972, as amended, and the Federal Trade Commission Act of 1914, as amended, and all regulations, rules and orders promulgated thereunder) and all statutes, rules, regulations, orders, permits and stipulations relating to environmental pollution and employee health and safety, including, without limitation, all Environmental Laws, where the failure to so comply would have a Material Adverse Effect.

     9.4 Payment of Taxes and Claims. Each Borrower and Guarantor shall, and shall cause its Subsidiaries to, duly pay and discharge all taxes, assessments, contributions and governmental charges upon or against it or its properties or assets, except for taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrowers and Guarantors and with respect to which adequate reserves have been set aside on its books and as to which no lien has been filed.

     9.5  Insurance.

          (a) Each Borrower and Guarantor shall, and shall cause its Subsidiaries to, at all times insure all tangible property of such Borrower, Guarantor or Subsidiary (other than tangible property located in retail stores) against loss or damage by fire with extended coverage, theft, burglary, pilferage, loss in transit, and such other hazards as Agent shall specify and shall also maintain, and cause each of its Subsidiaries to maintain, such other insurance as Agent may reasonably require, including, without limitation, liability insurance, in each case in amounts, under policies and by insurers acceptable to Agent.

          (b) Each Borrower and Guarantor shall, and shall cause its Subsidiaries to, cause Agent (for the ratable benefit of the Lenders) to be named in each such policy as loss payee or additional insured, as appropriate, in a manner acceptable to Agent. Each policy of insurance shall contain a clause or endorsement requiring the insurer to give not less than thirty (30) days (or in the case of nonpayment of premiums, ten
(10) days) prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever and with respect to property insurance, a clause or endorsement stating that the interest of Agent shall not be impaired or invalidated by any act or neglect of any Borrower, Guarantor or Subsidiary or the owner of any premises where assets and/or properties are located nor by the use of such premises for purposes more hazardous than are permitted by such policy.

          (c) All premiums for such insurance shall be paid by the applicable Borrower, Guarantor or Subsidiary when due, and certificates of insurance and, if requested, photocopies of the policies shall be delivered to Agent (with copies for each of Lenders). If any Borrower or Guarantor fails to procure such insurance or to pay the premiums therefor when due, Agent may (but shall not be required to) do so and charge the costs thereof to the loan account of Borrower maintained by Agent.

          (d) Each Borrower and Guarantor shall promptly notify Agent of any loss, damage, or destruction to any of the tangible property of such Borrower or Guarantor or any of its Subsidiaries or arising from its use, whether or not covered by insurance, to the extent that the amount of the loss with respect to such property exceeds $1,000,000.

          (e) Subject to Section 9.5(f) hereof, Agent is hereby authorized to collect directly all insurance proceeds with respect to liability insurance for which Agent is named as beneficiary or additional insured and property insurance for which Agent is named as loss payee or additional insured.

          (f) In addition to the insurance required pursuant to the foregoing, each Borrower or Guarantor shall, and shall cause its Subsidiaries to, maintain such other insurance (which may be self-insurance) with respect to its property and business against casualties and contingencies of such types (including, without limitation, business interruption, environmental liability, public liability, product liability, and larceny, embezzlement or other criminal misappropriation) and in such amounts as is customary for persons of established reputation engaged in the same or a similar business and similarly situated. All of the insurance of Borrowers and Guarantors and their Subsidiaries shall require at least thirty (30) days (or, in the case of nonpayment of premiums, ten
(10) days) prior written notice to Agent of any cancellation, non-renewal or material change. At its option, Agent may apply any insurance proceeds with respect to Collateral received by Agent at any time to payment of the Obligations, whether or not then due, in any order and in such manner as Agent may determine or hold such proceeds as cash collateral for the Obligations, except as Agent may otherwise agree, provided, however, that if at the time Agent receives any such insurance proceeds no Event of Default, and no act, condition or event which with notice or passage of time or both would constitute an Event of Default, shall exist or have occurred and be continuing, and the aggregate amount of such proceeds from any one occurrence, loss or destruction does not exceed $1,000,000, then Agent shall remit such proceeds to Borrowers.

     9.6  Financial Statements and Other Information.

          (a) Borrowers shall promptly furnish to Agent and Lenders all such financial information as Agent shall reasonably request. Borrowers hereby authorize Agent to meet with and/or contact Borrowers' auditors and accountants regarding the financial condition of Edison and its Subsidiaries. Edison will authorize its accountants and auditors to cooperate with Agent. Without limiting the foregoing, Borrowers will furnish to Agent and Lenders, in such detail as Agent shall request, the following:

               (i) As soon as available, but in any event not later than ninety (90) days after the close of each fiscal year of Edison and its Subsidiaries, (A) consolidated audited balance sheets of Edison and its Subsidiaries as of the end of such fiscal year and (B) consolidated audited statements of income and expense, retained earnings and cash flow for Edison and its Subsidiaries for such fiscal year, all in reasonable detail, fairly presenting the financial position and the results of operations of Edison and its Subsidiaries as at the date thereof and for the fiscal year then ended, and prepared in accordance with GAAP. Such statements shall be examined in accordance with generally accepted auditing standards by and accompanied by a report thereon unqualified as to scope of Ernst & Young L.L.P. or such other independent certified public accountants selected by Edison and reasonably satisfactory to Agent.

               (ii) As soon as available, but in any event not later than forty-five (45) days after the close of each fiscal quarter of Edison and its Subsidiaries (other than any fiscal quarter which is also the end of any fiscal year of Edison and its Subsidiaries) and not later than ninety
(90) days after the end of any fiscal quarter of Edison and its Subsidiaries which is also the end of any fiscal year of Edison and its Subsidiaries, (A) consolidated unaudited balance sheets of Edison and its Subsidiaries as at the end of such quarter and (B) consolidated unaudited statements of income and expense and cash flow for Edison and its Subsidiaries for such quarter and for the period from the beginning of the fiscal year to the end of such quarter, in each instance setting forth next to such quarterly figures and year to end of quarter figures, the budgeted figures for such periods, respectively, together with the accompanying notes thereto, all in reasonable detail, fairly presenting the financial position and results of operation of Edison and its Subsidiaries as at the date thereof and for such periods, and prepared in accordance with GAAP consistent with the audited financial statements required pursuant to
Section 9.6(a)(i) above. Edison shall certify, by a certificate signed by its chief financial officer, that all such statements have been prepared in accordance with GAAP and present fairly, subject to normal year-end adjustments, Edison's consolidated financial position as at the dates thereof and its results of operations for the periods then ended.

               (iii) As soon as available, but in any event not later than thirty (30) days after the close of each fiscal month of Edison and its Subsidiaries (other than any fiscal month which is also the end of any fiscal quarter of Edison and its Subsidiaries) and not later than forty-five (45) days after the close of each fiscal month of Edison and its Subsidiaries which is also the end of any fiscal quarter of Edison and its Subsidiaries (other than any fiscal quarter which is also the end of any fiscal year of Edison and its Subsidiaries) and not later than ninety (90) days after the close of each fiscal month of Edison and its Subsidiaries which is also the end of any fiscal year of Edison and its Subsidiaries,
(A) consolidated unaudited balance sheets of Edison and its Subsidiaries as at the end of such fiscal month and (B) consolidated unaudited statements of income and expense and cash flow for Edison and its Subsidiaries for such fiscal month and for the period from the beginning of the fiscal year to the end of such fiscal month, together with comparable store information by division for the corresponding portion of Edison's previous fiscal year, all in reasonable detail. Edison shall certify, by a certificate signed by its chief financial officer, that all such statements have been prepared in accordance with GAAP and present fairly, subject to normal year-end adjustments, Edison's consolidated financial position as at the dates thereof and its results of operations for the periods then ended.

               (iv) With each of the audited financial statements delivered pursuant to Section 9.6(a)(i), a certificate of the independent certified public accountants that examined such statements to the effect that they have reviewed and are familiar with the Financing Agreements and that, in the course of examining such financial statements, they did not become aware of any fact or condition which then constituted an Event of Default, except for those, if any, described in reasonable detail in such certificate.

          (b) Borrowers shall promptly notify Agent and Lenders in writing of the details of (i) any loss, damage, investigation, action, suit, proceeding or claim relating to the Collateral or any other property which is security for the Obligations which has or would have a Material Adverse Effect and (ii) the occurrence of any Event of Default, or act, condition or event which, with the passage of time or giving of notice or both, would constitute an Event of Default.

          (c) Borrowers shall promptly after the sending or filing thereof furnish or cause to be furnished to Agent and Lenders copies of all reports which Edison sends to its stockholders generally and copies of all reports and registration statements which any Borrower or Guarantor files with the Securities and Exchange Commission, any national securities exchange or the National Association of Securities Dealers, Inc.

          (d) Without limiting the rights of Agent under any other provision of this Agreement, as soon as available, but in any event not later than thirty (30) days after the end of each calendar month, Borrowers and Guarantors shall deliver to Agent, in form and reasonably substance satisfactory to Agent, in each case certified by the chief financial officer of Edison as true and correct: (i) a statement confirming the payment of rent and other amounts due to owners and lessors of real property used by Borrowers and Guarantors in the immediately preceding month, subject to year-end or periodic adjustments, (ii) the addresses of all new retail store locations of Borrowers and Guarantors opened and existing retail store locations closed or sold, in each case since the date of the most recent certificate delivered to Agent containing the information required under this subsection (ii), or if no such certificate has been delivered, then since the date hereof, and (iii) a report of any new deposit account, investment accounts, securities accounts or other accounts established or used by Borrowers and Guarantors with any bank or other financial institution, including the Borrower or Guarantor in whose name the account is maintained, the account number, the name and address of the financial institution at which such account is maintained, the purpose of such account and, if any, the amount held in such account on or about the date of such report.

          (e) Without limiting the rights of Agent under any other provisions of this Agreement, Borrowers and Guarantors shall deliver to Agent, upon the reasonable request of Agent from time to time, in each case certified by the chief financial officer or other senior financial officer of Edison as true and correct, a list and description of guarantees by a Borrower after the date hereof of the obligations of any Guarantor under real property leases with respect to retail store locations leased by such Guarantor, which list shall set forth in reasonable detail satisfactory to Agent, the person or persons to whom such guaranteed obligations will be owed, the premises to be leased and the amount of the monthly rent or other amounts payable to the lessor.

          (f) Borrowers shall furnish or cause to be furnished to Agent and Lenders such budgets, forecasts, projections and other information respecting the Collateral and the businesses of Borrowers and Guarantors, as Agent may, from time to time, reasonably request. Agent and Lenders are hereby authorized to deliver a copy of any financial statement or any other information relating to the businesses of Borrowers and Guarantors to any court or other Governmental Authority or to any Participant or assignee or prospective Participant or assignee (subject to Section 13.6 hereof with respect to the confidentiality of such information). Any documents, schedules, invoices or other papers delivered to Agent or any Lender may be destroyed or otherwise disposed of by Agent or such Lender one (1) year after the same are delivered to Agent or such Lender, except as otherwise designated by Borrowers to Agent or such Lender in writing.

     9.7 Sale of Assets, Consolidation, Merger, Dissolution, Etc. Each Borrower and Guarantor shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

          (a) merge into or with or consolidate with any other Person or permit any other Person to merge into or with or consolidate with any other Person, except, that, (i) a Borrower or Guarantor may merge with and into or consolidate with any other Borrower or Guarantor, and any Non-Guarantor Subsidiary may merge with and into or consolidate with any Borrower, Guarantor or any other Non-Guarantor Subsidiary; provided, that, each of the following conditions is satisfied as determined by Agent: (A) Agent shall have received not less than ten (10) Business Days prior written notice of the intention of such Borrower, Guarantor or Non-Guarantor Subsidiary to so merge or consolidate and such information with respect thereto as Agent may request, (B) as of the effective date of the merger or consolidation and after giving effect thereto, no Event of Default, or act, condition or event which with notice or passage of time or both would constitute an Event of Default, shall exist or have occurred and be continuing, (C) promptly upon Agent's request, Borrowers and Guarantors shall furnish, or cause to be furnished to Agent, true, correct and complete copies of all agreements, documents and instruments relating to such merger or consolidation, including, but not limited to, the certificate or certificates of merger or consolidation as filed with each appropriate Secretary of State, (D) in the case of a merger or consolidation involving any Borrower or Guarantor, promptly upon Agent's request, the surviving entity shall immediately upon the effectiveness of the merger or consolidation expressly confirm in writing pursuant to an agreement, in form and substance satisfactory to Agent, its continuing liability in respect of the Obligations and Financing Agreements and execute and deliver such other agreements, documents and instruments as Agent may request in connection therewith, (E) in the case of a merger or consolidation involving any Borrower or Guarantor, promptly upon Agent's request, each Borrower and Guarantor shall ratify and confirm that their respective guarantees of the Obligations shall apply to the Obligations as assumed by such surviving entity, (F) in the case of a merger or consolidation involving any Borrower or Guarantor, the surviving entity shall, immediately before and immediately after giving effect to such transaction or series of transactions have a net worth (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions) equal to or greater than the net worth it had immediately prior to such transaction or series of transactions, and (G) no Borrower or Guarantor shall become obligated with respect to any Indebtedness, nor any of its property become subject to any security interest, lien, claim or other encumbrance, pursuant to such merger or consolidation unless such Borrower or Guarantor could incur such Indebtedness or create such security interest, lien, claim or other encumbrance hereunder or under the other Financing Agreements and (ii) a Guarantor may merge with and into any other Guarantor or Non-Guarantor Subsidiary as set forth on Schedule 9.7 hereto, provided, that, such mergers shall occur by no later than December 31, 1997, except as Agent may otherwise agree; or

          (b) sell, assign, lease, transfer, abandon or otherwise dispose of any of its assets to any other Person, except for:

               (i) sales of Inventory in the ordinary course of business,

               (ii) sales or other dispositions by Borrowers and Guarantors of assets in connection with the closing or sale of a retail store location of a Borrower or Guarantor in the ordinary course of business which consist of leasehold interests in the premises of such store, the equipment and fixtures located at such premises and the books and records relating exclusively and directly to the operations of such store; provided, that, as to each and all such sales, (A) on the date of, and after giving effect to, any such sale, in any fiscal year, the number of retail store locations closed or sold by Borrowers and Guarantors minus the number of retail stores opened by Borrowers and Guarantors in such fiscal year, whether as relocations of closed stores or new retail store locations, shall not exceed the amount equal to ten percent (10%) of the number of retail store locations of Borrowers and Guarantors as of the end of the immediately preceding fiscal year, but in no event shall the retail store locations closed or sold by Borrowers and Guarantors in any fiscal year have accounted for more than $150,000,000 of all sales of Borrowers and Guarantors in the immediately preceding fiscal year, (B) at any time after Agent's request, thereafter Agent must have received not less than ten (10) Business Days prior written notice of such sale, which notice shall set forth in reasonable detail satisfactory to Agent, the parties to such sale or other disposition, the assets to be sold or otherwise disposed of, the purchase price and the manner of payment thereof and such other information with respect thereto as Agent may request, (C) as of the date of such sale or other disposition and after giving effect thereto, no Event of Default, or act, condition or event which with notice or passage of time would constitute an Event of Default, shall exist or have occurred and be continuing, (D) such sale or other disposition shall be on commercially reasonable prices and terms in a bona fide arm's length transaction, and
(E) in the event Agent shall have the right to instruct the depository banks at which the Concentration Accounts are maintained to transfer the funds received or deposited into any of the Concentration Accounts to the Payment Account, any and all net proceeds in respect of such sale or other disposition of Collateral or reasonably attributable to Collateral shall be paid or delivered, or caused to be paid or delivered, to Agent in accordance with the terms of this Agreement either, at Agent's option, for application to the Obligations in accordance with the terms hereof (except to the extent such proceeds reflect payment in respect of Indebtedness secured by a properly perfected first priority security interest in the assets sold, in which case, such proceeds shall be applied to such indebtedness secured thereby) or to be held by Agent for itself and the ratable benefit of Lenders as cash collateral for the Obligations on terms and conditions acceptable to Agent,

               (iii) sales or other dispositions by Borrowers and Guarantors of assets (other than the Collateral) in addition to sales or other dispositions permitted under Section 9.7(b)(ii) above or Sections 9.7(b)(iv), (v), (vi) and (vii) below; provided, that, as to each and all such sales or other dispositions, each of the following conditions is satisfied, as determined by Agent: (A) the consideration received in connection with any such sale or other disposition shall be at least equal to the fair market value of such assets, (B) the fair market value of all such assets so sold by Borrowers, Guarantors and their Subsidiaries in a single transaction or series of related transactions shall not exceed $5,000,000 in the aggregate in any fiscal year, or $20,000,000 in the aggregate during the term of this Agreement, for all such assets so sold by Borrowers and Guarantors, (C) any and all net cash proceeds payable or delivered to any Borrower or Guarantor from such sales or other dispositions shall be used to repay any Indebtedness which is secured by a purchase money security interest on the asset so sold or otherwise disposed of, and any remaining proceeds shall be either (1) retained by Borrowers and Guarantors if at the time of receipt of such proceeds no Event of Default, or act, condition or event which with notice or passage of time or both would constitute an Event of Default, shall exist or have occurred and be continuing, or (2) if an Event of Default, or such other act, condition or event, shall then exist or have occurred and be continuing, paid or delivered, or caused to be paid or delivered, to Agent either, at Agent's option, for application to the Obligations or to be held by Agent for itself and the ratable benefit of Lenders as cash collateral for the Obligations on terms and conditions acceptable to Agent, (D) Agent shall have received not less than ten (10) Business Days prior written notice of any such sale or other disposition of assets having a fair market value in excess of $500,000, which notice shall set forth in reasonable detail satisfactory to Agent, the parties to such sale or other disposition, the assets to be sold or otherwise disposed of, the purchase price and the manner of payment thereof and such other information with respect thereto as Agent may request, (E) to the extent that the assets sold or otherwise disposed of consist of any portion of real property or equipment related thereto, the sale thereof shall not, in the good faith determination of Agent, have an adverse affect on the value, or the ability to use the remaining portion of the real property in a manner consistent with current uses thereof or the ability of Agent to realize on any of the Collateral, and (F) as of the date of such sale and after giving effect thereto, no Event of Default, or act, condition or event which with notice or passage of time would constitute an Event of Default, shall exist or have occurred and be continuing,

               (iv) the grant by Borrowers, Guarantors and their Subsidiaries of a non-exclusive license to any person for the use of any trademarks or other Proprietary Rights, provided, that, as to each and all of such licenses, each of the following conditions is satisfied, (A) at the time of the grant of the license and after giving effect thereto, no Event of Default, or act, condition or event which with notice or passage of time or both would constitute an Event of Default, shall exist or have occurred and be continuing, (B) the rights of such licensee in the trademarks or other Proprietary Rights subject to such license shall be subject and subordinate in all respects to the rights of Agent therein, and (C) Agent shall have received true, correct and complete copies of the executed license agreement, promptly after the execution thereof, which shall be acceptable to Agent and shall expressly provide for the subordination required under clause (B) above,

               (v) the disposition through the abandonment, cancellation or other failure to maintain any trademark or other Proprietary Rights which are no longer used or useful in the business of Borrowers, Guarantors or their Subsidiaries and are not otherwise material to the businesses of Borrowers, Guarantors or their Subsidiaries;

               (vi) the sale, assignment or transfer by Borrowers or Guarantors of any of the Capital Stock of Borrowers, Guarantors or their Subsidiaries to one of the other Borrowers, Guarantors or Subsidiaries, provided, that, as to each and all of such transfers, each of the following conditions is satisfied, as determined by Agent: (A) Agent shall have received not less than ten (10) Business Days prior written notice of such transfer, which notice shall set forth in reasonable detail satisfactory to Agent, the parties to such transfer, the Capital Stock which is being transferred and such other information with respect thereto as Agent may reasonably request, (B) as of the date of such transfer and after giving effect thereto, no Event of Default, or act, condition or event which with notice or passage of time or both would constitute an Event of Default, shall exist or have occurred and be continuing;

               (vii) the distribution of assets of Edison and its Subsidiaries to the extent required by the Plan (as in effect on the date hereof) and the sale of assets from the Funding Escrow Account as contemplated by the Plan (as in effect on the date hereof);

          (c) form or acquire any Subsidiaries, except, that, (i) Borrowers and Guarantors may acquire Subsidiaries to the extent permitted under Section 9.7(b)(vi) above, (ii) Borrowers and Guarantors may form or acquire Subsidiaries (including any limited liability company) after the date hereof; provided, that, each of the following conditions is satisfied, as determined by Agent: (A) promptly upon such formation or acquisition, such Borrower or Guarantor shall cause any such Subsidiary to execute and deliver to Agent, in form and substance satisfactory to Agent: (1) an absolute and unconditional guarantee of payment of all of the Obligations,
(2) a general security agreement granting to Agent, for itself and ratable benefit of Lenders, a first and only security interest in and lien upon all of the assets and properties of such Subsidiary, (3) related Uniform Commercial Code financing statements, and (4) such other agreements, documents and instruments as Agent may reasonably require, (B) the amount of the investment by such Borrower or Guarantor in the Capital Stock of such Subsidiary and any other amounts paid by such Borrower or Guarantor to or for the formation or acquisition of such Subsidiary shall not exceed the amount permitted under Section 9.10 hereof and (C) no Event of Default, or act, condition or event which with notice or passage of time or both would constitute an Event of Default, shall exist or have occurred and be continuing, and (iii) Borrowers, Guarantors and Non-Guarantor Subsidiaries may form or acquire other Non-Guarantor Subsidiaries after the date hereof; provided, that, each of the following conditions is satisfied, as determined by Agent: (A) Borrowers shall have given Agent notice of such formation or acquisition not later than the effective date thereof and (B) no payment of any amount, transfer of any property (other than de minimis amounts required under applicable state corporate law for the commencement of corporate existence not to exceed $75,000 in the aggregate for all such Non-Guarantor Subsidiaries) or incurrence of any Indebtedness shall have been required from or by any of Borrowers or Guarantors in connection with such formation or acquisition or otherwise at any time be made to or on behalf of such Non-Guarantor Subsidiaries (except for loans by Borrowers or Guarantors to Non-Guarantor Subsidiaries to the extent permitted under
Section 9.10(h) hereof); or

          (d) wind up, liquidate or dissolve, except, (i) in connection with any merger or consolidation permitted under Section 9.7(a) hereof and
(ii) any Guarantor or Non-Guarantor Subsidiary may wind up, liquidate or dissolve; provided, that, each of the following conditions is satisfied:
(A) Agent shall have received not less than ten (10) Business Days prior written notice of the intention to wind up, liquidate or dissolve such Guarantor or Non-Guarantor Subsidiary, (B) such winding up, liquidation or dissolution shall be done in accordance with the requirements of all applicable laws and regulations, (C) effective upon such winding up, liquidation or dissolution all of the assets and properties of such Guarantor or Non-Guarantor Subsidiary shall be duly and validly transferred and assigned to any Borrower or other Guarantor (or in the case of a Non-Guarantor Subsidiary, also to another Non-Guarantor Subsidiary), free and clear of any liens, restrictions or encumbrances, (D) after giving effect to such winding up, liquidation or dissolution, none of Borrowers or Guarantors shall have any liabilities or obligations as a result thereof, and (E) as of the date of such winding up, liquidation or dissolution, and after giving effect thereto, no Event of Default, or act, condition or event which with notice or passage of time or both would constitute an Event of Default, shall exist or have occurred and be continuing, or

          (e)  agree to do any of the foregoing.

     9.8 Encumbrances. Each Borrower and Guarantor shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any security interest, mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of its assets or properties, including, without limitation, the Collateral, except:

          (a) liens and security interests of Agent for itself and the ratable benefit of Lenders;

          (b) liens for taxes or other governmental charges not yet payable or liens for taxes or other governmental charges being contested in good faith and by proper proceedings diligently pursued, provided, that, a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor on the applicable financial statements of the applicable Borrower or Guarantor and that a stay of enforcement of any such lien is in effect;

          (c) liens upon equipment granted in connection with the acquisition of such equipment after the date hereof (including, without limitation, pursuant to Capital Leases), provided, that: (i) the aggregate amount of the Indebtedness secured by such liens does not exceed $30,000,000, (ii) each such lien attaches only to the equipment acquired with the Indebtedness secured thereby, and (iii) the principal amount of the Indebtedness secured by any item of equipment shall not exceed one hundred percent (100%) of the cost thereof;

          (d) reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other similar title exceptions or encumbrances affecting any real property of Edison or any of its Subsidiaries, provided, that, they do not in the aggregate materially detract from the value of said properties or materially interfere with their use in the ordinary conduct of the businesses of any Borrower or Guarantor;

          (e) deposits under workmen's compensation, unemployment insurance, social security and other similar laws;

          (f) liens relating to statutory obligations with respect to surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

          (g) carriers', warehousemen's, mechanics, materialmen's or other similar liens arising in the ordinary course of business securing sums which are not overdue or are being diligently contested in good faith by Borrowers or Guarantors and if such lien is being contested, so long as the holder of such lien has not obtained any judgment or taken any action adversely affecting the assets of Borrowers or Guarantors;

          (h) judgment liens on assets of any Borrower or Guarantor being contested in good faith and by proper proceedings diligently pursued, provided, that, (i) a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor on the applicable financial statements of such Borrower or Guarantor, (ii) a stay of enforcement of any such lien is in effect and (iii) if any such judgment lien is on any of the Collateral, such lien or liens, either singly or in the aggregate, are not in excess of $1,000,000;

          (i) the liens and security interests upon the Edbro Missouri Facility in favor of the City of Washington, Franklin County, Missouri to secure the Indebtedness of Edbro Missouri permitted under Section 9.9(d) hereof;

          (j) the mortgages, liens and security interests of the Funding Escrow Agent on the Funding Escrow Properties to secure the payment of interest by Edison on the New Notes from the date of the issuance thereof through and including July 1, 2000, to the extent required by the Plan (as in effect on the date hereof); or

          (k) the liens and security interests set forth on Schedule 8.4 hereto.

    9.9 Indebtedness. Each Borrower and Guarantor shall not, and shall not permit any of its Subsidiaries to, incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Indebtedness, except:

          (a)  the Obligations;

          (b) purchase money Indebtedness (including Capital Leases) to the extent not incurred or secured by liens (including Capital Leases) in violation of any other provision of this Agreement;

          (c) Indebtedness of Edison evidenced by the New Notes, provided, that:

               (i) the principal amount of such Indebtedness shall not in the aggregate exceed $120,000,000 (since Edison has elected on or before the Effective Date to reduce certain cash to be paid into the Cash Distribution Pool pursuant to Section 1.15 of the Plan as in effect on the date hereof so that the principal amount of the New Notes has been increased from $100,000,000 to $120,000,000), less the aggregate amount of all repayments or repurchases, optional or mandatory, of principal in respect thereof, plus interest thereon at the rate provided for in the New Notes as in effect on the date hereof,

               (ii) Edison shall only make regularly scheduled payments of principal and interest on an unaccelerated basis, in respect of such Indebtedness in accordance with the terms of the New Notes as in effect on the date hereof (except as otherwise permitted below);
               (iii) such Indebtedness consisting of interest at the rate provided for in the New Notes (as in effect on the date hereof) for the period from the issuance thereof through and including July 1, 2000 only shall be secured by security interests in and liens upon the Funding Escrow Properties to the extent permitted under Section 9.8(j) hereof; and

               (iv) Borrowers and Guarantors shall not, directly or indirectly, (A) amend, modify, alter or change any terms of such Indebtedness or any agreement, document or instrument related thereto, except, that, Edison may, after prior written notice to Agent, amend, modify, alter or change the terms thereof other than to (1) increase the amount of such Indebtedness, or the interest rate, or any fees or other charges or amounts payable in respect thereof or in connection therewith,
(2) require that any of such Indebtedness be paid sooner than is required under the New Notes as in effect on the date hereof, (3) grant any security interests, liens or other encumbrances to secure directly or indirectly any or all of such Indebtedness, (4) add any provision which in any way, directly or indirectly, limits, impairs or otherwise affects the ability or right of Borrowers to request or receive Loans or Letter of Credit Accommodations or amend, modify, supplement, extend, renew, restate or replace any of the Financing Agreements or in any way relates to or affects the arrangements of Borrowers and Guarantors with Agent and Lenders, or (5) make any covenants contained therein more restrictive or burdensome as to Borrowers and Guarantors or otherwise less favorable to Borrowers or Guarantors, or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, except, that, (1) Edison may prepay or redeem any of such Indebtedness with the proceeds of Refinancing Indebtedness to the extent permitted under Section 9.9(n) below and (2) Edison may prepay or redeem any or all of such Indebtedness, provided, that, each of the following conditions is satisfied as determined by Agent: (aa) Agent shall have received not less than ten (10) Business Days and not more than twenty (20) Business Days prior written notice of the intention of Edison to prepay or redeem such Indebtedness, (bb) as of the date of such payment and after giving effect thereto, no Event of Default, or act, condition or event which with notice or passage of time or both would constitute an Event of Default, shall exist or have occurred and be continuing, and (cc) as of the date of any such payment, the daily average of the Excess Availability for the immediately preceding thirty (30) consecutive day period shall be not less than $20,000,000, and as of the date of any such payment and after giving effect thereto, the Excess Availability shall be not less than $20,000,000, and

               (v) Borrowers and Guarantors shall furnish to Agent all notices, demands or other materials concerning such Indebtedness either received by any Borrower or Guarantor or on its or their behalf, promptly after receipt thereof, or sent by any Borrower or Guarantor or on its or their behalf, concurrently with the sending thereof, as the case may be;

          (d) Indebtedness of Edbro Missouri evidenced by the Series 1997 Note and Series 1997 Loan Agreement, provided, that,

               (i) the principal amount of such Indebtedness shall not in the aggregate exceed $6,717,000, less the aggregate amount of all repayments or repurchases, optional or mandatory, of principal in respect thereof, plus interest thereon at the rate(s) provided for in the Series 1997 Note and Series 1997 Loan Agreement, as in effect on the date hereof;

               (ii) Edbro Missouri shall only make regularly scheduled payments of principal, interest, purchase price and other mandatory payments on an unaccelerated basis, in respect of such Indebtedness in accordance with the terms of the Series 1997 Note, as in effect on the date hereof (except as otherwise permitted below);

               (iii) such Indebtedness shall only be secured by security interests in and liens upon the Edbro Missouri Facility to the extent permitted under Section 9.8(i) hereof;

               (iv) such Indebtedness shall be guaranteed by Edison but only to the extent as permitted under Section 9.10(e) hereof;

               (v) Borrowers and Guarantors shall not, directly or indirectly, (A) amend, modify, alter or change any terms of such Indebtedness or any agreement, document or instrument related thereto, except, that, Edbro Missouri may, after prior written notice to Agent, amend, modify, alter or change the terms thereof other than to (1) increase the amount of such Indebtedness, the interest rate, or any fees or other charges or amounts payable in respect thereof or in connection therewith,
(2) require that any of such Indebtedness be paid sooner than is required under the Series 1997 Note and Series 1997 Loan Agreement, as in effect on the date hereof, (3) grant any further security interests, liens or other encumbrances to secure directly or indirectly any or all of such Indebtedness, (4) add any provision which in any way, directly or indirectly, limits, impairs or otherwise affects the ability or right of Borrowers to request or receive Loans or Letter of Credit Accommodations or amend, modify, supplement, extend, renew, restate or replace any of the Financing Agreements or in any way relates to or affects the arrangements of Borrowers and Guarantors with Agent and Lenders, or (5) make any covenants contained therein more restrictive or burdensome as to Borrowers and Guarantors or otherwise less favorable to Borrowers and Guarantors, or
(B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose except, that, (1) Edbro Missouri may prepay any of such Indebtedness with the proceeds of Refinancing Indebtedness to the extent permitted under Section 9.9(n) below, (2) Edbro Missouri may purchase the Series 1997 Note to the extent such purchase or prepayment is mandatory under the terms of the Series 1997 Note as in effect on the date hereof, and (3) Edbro Missouri may prepay any or all of such Indebtedness, provided, that, each of the following conditions is satisfied as determined by Agent: (aa) Agent shall have received not less than ten (10) Business Days and not more than twenty (20) Business Days prior written notice of the intention of Edbro Missouri to prepay or redeem such Indebtedness, (bb) as of the date of such prepayment and after giving effect thereto, no Event of Default, or act, condition or event which with notice or passage of time or both would constitute an Event of Default, shall exist or have occurred and be continuing, and (cc) as of the date of any such payment, the daily average of the Excess Availability for the immediately preceding thirty
(30) consecutive day period shall be not less than $20,000,000, and as of the date of any such payment and after giving effect thereto, the Excess Availability shall be not less than $20,000,000, and

               (vi) Borrowers and Guarantors shall furnish to Agent all notices, demands or other materials concerning such Indebtedness either received by any Borrower or Guarantor or on its or their behalf, promptly after receipt thereof, or sent by any Borrower or Guarantor or on its or their behalf, concurrently with the sending thereof, as the case may be;

          (e) Indebtedness of Borrowers and Guarantors to Bank of America, N.T. & S.A., as assignee of BABC, in respect of the Existing Letters of Credit issued by Bank of America, N.T.& S.A. under the BABC DIP Facility and fees and expenses relating thereto arising pursuant to the reimbursement agreement by Borrowers in favor of Bank of America, N.T. & S.A., as assignee of BABC (as in effect on the date hereof), provided, that, (i) Borrowers and Guarantors shall not, directly or indirectly, amend, modify, alter or change (A) the terms of such Indebtedness or the reimbursement agreement related thereto, or (B) any of such Existing Letters of Credit or any agreement, document or instrument related thereto so as to increase the amount thereof (except that Borrowers may increase the amount of any such existing Letters of Credit so long as (1) in the aggregate the total amount of the liability of Borrowers and Guarantors to Bank of America, N.T. & S.A., as assignee of BABC, in respect of such Existing Letters of Credit shall not exceed the amount thereof as of the date hereof by more than ten (10%) percent, (2) Borrowers shall give Agent prompt written notice of a request for any such increase, and (3) after giving effect to any Availability Reserve required as a result of such increase, there shall be Excess Availability) or (C) any of such Existing Letters of Credit or any agreement, document or instrument related thereto which are standby letters of credit so as to extend the expiration date thereof or (D) any of such Existing Letters of Credit or any agreement, document or instrument related thereto which are for the purposes of purchasing Inventory so as to extend the expiration date thereof by more than ninety (90) days (provided that Borrowers shall give Agent prompt written notice of any request for such extension), (ii) Borrowers and Guarantors shall furnish to Agent all notices or demands in connection with such Indebtedness, either received by any Borrower or Guarantor or on its or their behalf, promptly after the receipt thereof, or sent by any Borrower or Guarantor or on its or their behalf, concurrently with the sending thereof, as the case may be and (iii) Borrowers and Guarantors shall cause the documents of title related to goods purchased pursuant to such Existing Letters of Credit to be promptly delivered to a Customs Broker;

          (f) Indebtedness of Borrowers and Guarantors to Bank of America, N.T. & S.A. arising after the date hereof in respect of Letter of Credit Accommodations issued by Bank of America, N.T. & S.A. for the account of Borrowers and fees and expenses relating thereto arising pursuant to the reimbursement agreement by Borrowers in favor of Bank of America, N.T. & S.A. (as in effect on the date hereof), provided, that, (i) Borrowers shall not request any such Letter of Credit Accommodations without the prior written consent of Agent, (ii) Borrowers shall not request such Letter of Credit Accomodations after the earlier of November 15, 1997 or the date of written notice from Agent to Borrowers that Agent has received notice from Issuing Bank that the Issuing Bank will be issuing or arranging for the issuance of Letter of Credit Accomodations, (iii) Borrower and Guarantors shall not, directly or indirectly, amend, modify, alter or change (A) the terms of such Indebtedness or the reimbursement agreement related thereto, or (B) any of such Letter of Credit Accomodations or any agreement, document or instrument related thereto so as to increase the amount thereof or extend the terms thereof, (iv) Borrowers and Guarantors shall furnish to Agent all notices or demands in connection with such Indebtedness, either received by any Borrower or Guarantor or on its or their behalf, promptly after the receipt thereof, or sent by any Borrower or Guarantor or on its or their behalf, concurrently with the sending thereof, as the case may be and (v) Borrowers and Guarantors shall cause the documents of title related to goods purchased pursuant to such Letter of Credit Accomodations to be promptly delivered to a Customs Broker;

          (g) Indebtedness of Edison to the Internal Revenue Service as permitted under the Plan, provided, that:

               (i) the principal amount of such Indebtedness shall not in the aggregate exceed $16,000,000, less the aggregate amount of all repayments or repurchases, optional or mandatory, of principal in respect thereof, plus interest thereon at the rate provided for in the Plan (as in effect on the date hereof),

               (ii) Edison shall only make regularly scheduled payments of principal and interest on an unaccelerated basis, in respect of such Indebtedness in accordance with the terms of such Indebtedness as in effect on the date hereof (except as otherwise permitted below),
               (iii)  such Indebtedness shall be unsecured,

               (iv) Borrowers and Guarantors shall not, directly or indirectly, (A) amend, modify, alter or change any terms of such Indebtedness or any agreement, document or instrument related thereto, except, that, Edison may, after prior written notice to Agent, amend, modify, alter or change the terms thereof other than to (1) increase the amount of such Indebtedness, or the interest rate, or any fees or other charges or amounts payable in respect thereof or in connection therewith,
(2) require that any of such Indebtedness be paid sooner than is required under the terms thereof as in effect on the date hereof, (3) grant any security interests, liens or other encumbrances to secure directly or indirectly any or all of such Indebtedness, (4) add any provision which in any way, directly or indirectly, limits, impairs or otherwise affects the ability or right of Borrowers to request or receive Loans or Letter of Credit Accommodations or amend, modify, supplement, extend, renew, restate or replace any of the Financing Agreements or in any way relates to or affects the arrangements of Borrowers and Guarantors with Agent and Lenders, or (5) make any covenants contained therein more restrictive or burdensome as to Borrowers and Guarantors or otherwise less favorable to Borrowers or Guarantors, or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, except, that, (1) Edison may prepay or redeem any of such Indebtedness with the proceeds of Refinancing Indebtedness to the extent permitted under Section 9.9(n) below and (2) Edison may prepay or redeem any or all of such Indebtedness, provided, that, each of the following conditions is satisfied as determined by Agent:
(aa) Agent shall have received not less than ten (10) Business Days and not more than twenty (20) Business Days prior written notice of the intention of Edison to prepay or redeem such Indebtedness, (bb) as of the date of such payment and after giving effect thereto, no Event of Default, or act, condition or event which with notice or passage of time or both would constitute an Event of Default, shall exist or have occurred and be continuing, and (cc) as of the date of any such payment, the daily average of the Excess Availability for the immediately preceding thirty (30) consecutive day period shall be not less than $20,000,000, and as of the date of any such payment and after giving effect thereto, the Excess Availability shall be not less than $20,000,000, and

               (v) Borrowers and Guarantors shall furnish to Agent all notices, demands or other materials concerning such Indebtedness either received by any Borrower or Guarantor or on its or their behalf, promptly after receipt thereof, or sent by any Borrower or Guarantor or on its or their behalf to the holders of such Indebtedness or their representatives or agents, concurrently with the sending thereof, as the case may be;

          (h) Indebtedness arising in the ordinary course of the business of any Borrower or Guarantor in connection with worker's compensation, unemployment insurance or other types of social security benefits in each case consistent with the current practices of such Borrower or Guarantor as of the date hereof; provided, that, such Indebtedness is secured only by liens on assets and property of such Borrower or Guarantor permitted under
Section 9.8(e) hereof;

          (i) unsecured Indebtedness of any Borrower or Guarantor to any of the other Borrowers or Guarantors or to any Non-Guarantor Subsidiary arising pursuant to intercompany loans permitted under Section 9.10 hereof;

          (j) unsecured Indebtedness of any Non-Guarantor Subsidiary to any Borrower, Guarantor or other Non-Guarantor Subsidiary arising pursuant to intercompany loans permitted under Section 9.10 hereof;

          (k) unsecured Indebtedness of any Borrower or Guarantor to any Non-Guarantor Subsidiary arising pursuant to intercompany loans permitted under Section 9.10 hereof;

          (l)  other Indebtedness constituting guarantees permitted under
Section 9.10 hereof;

          (m) Indebtedness of Borrowers, Guarantors and their Subsidiaries existing as of the date hereof set forth on Schedule 9.9 hereto, provided, that, (i) such Borrower, Guarantor or Subsidiary may only make regularly scheduled payments of principal and interest in respect of such Indebtedness in accordance with the terms of the agreement or instrument evidencing or giving rise to such Indebtedness as in effect on the date hereof (except as otherwise permitted below), (ii) such Borrower, Guarantor or Subsidiary shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such Indebtedness or any agreement, document or instrument related thereto as in effect on the date hereof, except, that, such Borrower and Guarantor or Subsidiary may, after prior written notice to Agent, amend, modify, alter or change the terms thereof other than to
(1) increase the amount of such Indebtedness, the interest rate, or any fees or other charges or amounts payable in respect thereof or in connection therewith, (2) require that any of such Indebtedness be paid sooner than is required under the terms of the agreement or instrument evidencing or giving rise to such Indebtedness as in effect on the date hereof, (3) grant any security interests, liens or other encumbrances to secure directly or indirectly any or all of such Indebtedness, (4) add any provision which in any way, directly or indirectly, limits, impairs or otherwise affects the ability of Borrowers to request or receive Loans or Letter of Credit Accommodations or amend, modify, supplement, extend, renew, restate or replace any of the Financing Agreements or in any way relates to or affects the arrangements of Borrowers and Guarantors with Agent and Lenders, or (5) make covenants contained therein more restrictive or burdensome as to the Borrowers and Guarantors or otherwise less favorable to Borrowers and Guarantors taken as a whole, or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, except, that, (1) such Borrower, Guarantor or Subsidiary may prepay or redeem any of such Indebtedness with the proceeds of Refinancing Indebtedness to the extent permitted under Section 9.9(n) below and (2) such Borrower, Guarantor or Subsidiary may prepay or redeem any or all of such Indebtedness, provided, that, each of the following conditions is satisfied as determined by Agent: (aa) Agent shall have received not less than ten
(10) Business Days and not more than twenty (20) Business Days prior written notice of the intention of such Borrower, Guarantor or Subsidiary to prepay or redeem such Indebtedness, (bb) as of the date of such payment and after giving effect thereto, no Event of Default, or act, condition or event which with notice or passage of time or both would constitute an Event of Default, shall exist or have occurred and be continuing, and (cc) as of the date of any such payment, the daily average of the Excess Availability for the immediately preceding thirty (30) consecutive day period shall be not less than $20,000,000, and as of the date of any such payment and after giving effect thereto, the Excess Availability shall be not less than $20,000,000, and (iii) Borrowers and Guarantors shall, and shall cause their Subsidiaries to, furnish to Agent all notices, demands or other materials concerning such Indebtedness either received by any Borrower, Guarantor or Subsidiary or on its or their behalf, promptly after the receipt thereof, or sent by any Borrower, Guarantor or Subsidiary or on its or their behalf, concurrently with the sending thereof, as the case may be;

          (n) Indebtedness issued in exchange for, or the proceeds of which are used to extend, refinance, replace, substitute or refund Indebtedness referred to in Section 9.9(b), 9.9(c), 9.9(d), 9.9(g) and
9.9(m) hereof (the   Refinancing Indebtedness ); provided, that,  (i) the
principal amount of such Refinancing Indebtedness shall not exceed the principal amount of the Indebtedness so extended, refinanced, replaced, substituted or refunded (plus the amount of reasonable refinancing fees and expenses incurred in connection therewith), (ii) the Refinancing Indebtedness shall have a Weighted Average Life to Maturity and a final maturity equal to or greater than the Weighted Average Life to Maturity and the final maturity, respectively, of the Indebtedness being extended, refinanced, replaced, substituted or refunded, (iii) the Refinancing Indebtedness shall rank in right of payment no more senior than, and be at least as subordinated (if subordinated) to, the Obligations as the Indebtedness being extended, refinanced, replaced, substituted or refunded,
(iv) the Refinancing Indebtedness shall not include terms and conditions with respect to any Borrower or Guarantor which are more burdensome or restrictive than those included in the Indebtedness so extended, refinanced, replaced, substituted or refunded, (v) Agent shall have received not less than ten (10) Business Days prior written notice of the intention to incur such Indebtedness, which notice shall set forth in reasonable detail satisfactory to Agent, the amount of such Indebtedness, the person to whom such Indebtedness will be owed, the interest rate, the schedule of repayments and maturity date with respect thereto and such other information with respect thereto as Agent may request, (vi) promptly upon Agent's request, Agent shall have received true, correct and complete copies of all agreements, documents and instruments evidencing or otherwise related to such Indebtedness, as duly authorized executed and delivered by the parties thereto, (vii) such Indebtedness incurred by any Borrower or Guarantor shall be at rates and with fees or other charges no higher or greater than the Indebtedness so extended, refinanced, replaced, substituted or refunded, (viii) such Indebtedness shall not be owed to any officer, director, agent, employee or other Affiliate (other than a shareholder) of any Borrower or Guarantor, (ix) as of the date of incurring such Indebtedness and after giving effect thereto, no Event of Default, or act, condition or event which with notice or passage of time or both would constitute an Event of Default, shall exist or have occurred and be continuing, (x) Borrowers and Guarantors may only make regularly scheduled payments of principal and interest in respect of such Indebtedness (except as otherwise permitted below), (xi) Borrowers and Guarantors shall not, directly or indirectly, (A) amend, modify, alter or change the terms of the agreements with respect to such Indebtedness except, that, Borrowers and Guarantors may, after prior written notice to Agent, amend, modify, alter or change the terms thereof other than to (1) increase the amount of such Indebtedness, the interest rate, or any fees or other charges or amounts payable in respect thereof or in connection therewith, (2) require that any of such Indebtedness be paid sooner than is required under the terms of the agreement or instrument evidencing or giving rise to such Indebtedness as in effect upon the execution thereof, (3) grant any security interests, liens or other encumbrances to secure directly or indirectly any or all of such Indebtedness, (4) add any provision which in any way, directly or indirectly, limits, impairs or otherwise affects the ability or right of Borrowers to request or receive Loans or Letter of Credit Accommodations or amend, modify, supplement, extend, renew, restate or replace any of the Financing Agreements or in any way relates to or affects the arrangements of Borrowers and Guarantors with Agent and Lenders, or (5) make any covenants contained therein more restrictive or burdensome as to the Borrowers and Guarantors or otherwise less favorable to Borrowers and Guarantors taken as a whole, and (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, except, that, (1) Borrowers and Guarantors may prepay or redeem any of such Indebtedness with the proceeds of Refinancing Indebtedness to the extent permitted under this Section 9.9(n) and (2) Borrowers and Guarantors may prepay or redeem any or all of such Indebtedness, provided, that, each of the following conditions is satisfied as determined by Agent: (aa) Agent shall have received not less than ten (10) Business Days and not more than twenty (20) Business Days prior written notice of the intention of Borrowers and Guarantors to prepay or redeem such Indebtedness, (bb) as of the date of such payment and after giving effect thereto, no Event of Default, or act, condition or event which with notice or passage of time or both would constitute an Event of Default, shall exist or have occurred and be continuing, and (cc) as of the date of any such payment, the daily average of the Excess Availability for the immediately preceding thirty (30) consecutive day period shall be not less than $20,000,000, and as of the date of any such payment and after giving effect thereto, the Excess Availability shall be not less than $20,000,000, and (xii) Borrowers and Guarantors shall furnish to Agent all notices, demands or other materials concerning such Indebtedness either received by any Borrower or Guarantor or on its or their behalf, promptly after the receipt thereof, or sent by any Borrower or Guarantor on its or their behalf, concurrently with the sending thereof, as the case may be.

     9.10 Loans, Investments, Guarantees, Etc. Each Borrower and Guarantor shall not, and shall not permit its Subsidiaries to, directly or indirectly, make any loans or advance money or property to any person, or invest in (by capital contribution, dividend or otherwise) or purchase or repurchase the Capital Stock or Indebtedness or all or a substantial part of the assets or property of any person, or guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly) the Indebtedness, performance, obligations or dividends of any Person or agree to do any of the foregoing, except:

          (a) the endorsement of instruments for collection or deposit in the ordinary course of business;

          (b) investments in cash or Cash Equivalents, provided, that, to the extent such investments are Collateral, as to any of the foregoing, promptly upon the request of Agent, Borrowers and Guarantors shall take such actions as are deemed necessary by Agent to perfect the security interest of Agent in such investments;

          (c) the existing investments of Edison, either directly or indirectly, in the Capital Stock of the other Borrowers, Guarantors and the Non-Guarantor Subsidiaries as of the date hereof;

          (d) the guarantees by Borrowers and Guarantors in favor of Agent and Lenders,

          (e) the guarantee by Edison of the Indebtedness of Edbro Missouri to the City of Washington, Franklin County, Missouri evidenced by the Series 1997 Note (as in effect on the date hereof) to the extent such Indebtedness is permitted under Section 9.9(d) hereof; provided, that,
(i) Borrowers and Guarantors shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such guarantee or any agreement, document or instrument related thereto, except, that, Edison may, after prior written notice to Agent, amend, modify, alter or change the terms thereof other than to (1) increase the amount of such Indebtedness, the interest rate, or any fees or other charges or amounts payable in respect thereof or in connection therewith, (2) require that any of such Indebtedness be paid sooner than is required under the Series 1997 Note or such guarantee (as each is in effect on the date hereof), (3) grant any security interests, liens or other encumbrances to secure directly or indirectly any or all of such Indebtedness, (4) add any provision which in any way, directly or indirectly, limits, impairs or otherwise affects the ability or right of Borrowers to request or receive Loans or Letter of Credit Accommodations or amend, modify, supplement, extend, renew, restate or replace any of the Financing Agreements or in any way relates to or affects the arrangements of Borrowers and Guarantors with Agent and Lenders, or (5) make any covenants contained therein more restrictive or burdensome as to the Borrowers and Guarantors or otherwise less favorable to Borrowers and Guarantors, or (B) redeem, retire, defease, purchase or otherwise acquire such guarantee or set aside or otherwise deposit or invest any sums for such purpose (except to the extent the Indebtedness of Edbro Missouri subject to such guarantee may be prepaid or redeemed under
Section 9.9(d) hereof) and (ii) Borrowers and Guarantors shall furnish to Agent all notices, demands or other materials in connection with such loans, advances or guarantees either received by any of them or on its or their behalf, promptly after the receipt thereof, or sent by any of them or on its or their behalf, concurrently with the sending thereof, as the case may be;

          (f) loans by any Borrower or Guarantor to any other Borrower or Guarantor in the ordinary course of the business of Borrowers and Guarantors consistent with the current practices as of the date hereof; provided, that, (i) such Indebtedness is not, and shall not be, evidenced by any promissory note or other instrument, unless the original of such note is promptly delivered to Agent upon the issuance thereof, duly indorsed and assigned by such Borrower or Guarantor to Agent and (ii) such Indebtedness is subordinated in right of payment to the Obligations on terms and conditions and in a manner acceptable to Agent;

          (g) loans by any Non-Guarantor Subsidiary to any other Non-Guarantor Subsidiary in the ordinary course of business of such Non-Guarantor Subsidiaries consistent with current practices as of the date hereof;

          (h) loans by any Borrower or Guarantor to any Non-Guarantor Subsidiary in the ordinary course of the business of Borrowers and Guarantors consistent with current practices as of the date hereof, provided, that, the net aggregate outstanding principal amount of such loans shall not exceed $2,000,000 at any time, except, that, the principal amount of such loans may exceed $2,000,000 so long as each of the following conditions is satisfied, as determined by Agent, (i) Agent shall have received not less than ten (10) Business Days prior written notice of the intention of Borrowers or Guarantors to make such loans in excess of the principal amount of $2,000,000, (ii) as of the date of such loan, and after giving effect thereto, no Event of Default, or act, condition or event which with notice of passage of time or both would constitute an Event of Default, shall exist or have occurred and be continuing, (iii) as of the date of any such loan and after giving effect thereto, the daily average of the Excess Availability for the immediately preceding thirty (30) consecutive day period shall be not less than $20,000,000, and as of the date of such loan and after giving effect thereto, Excess Availability shall be not less than $20,000,000, (iv) there shall be no restriction, limitation or subordination with respect to the obligation of such Non-Guarantor Subsidiary to repay or prepay the Indebtedness owing to such Borrower or Guarantor arising pursuant to such loan, and (v) such Indebtedness is not, and shall not be, evidenced by any promissory note or other instrument, unless the original of such note is promptly delivered to Agent upon the issuance thereof, duly indorsed and assigned by such Borrower or Guarantor to Agent;

          (i) loans by any Non-Guarantor Subsidiary to any Borrower or Guarantor in the ordinary course of the business of Borrowers and Guarantors consistent with current practices as of the date hereof; provided, that, the Indebtedness of any Borrower or Guarantor to such Non-Guarantor Subsidiary arising pursuant to such loan shall be subordinated in right of payment to the Obligations on terms and conditions and in a manner acceptable to Agent;

          (j) capital contributions of Borrowers and Guarantors to any Subsidiaries formed or acquired after the date hereof to the extent permitted under and in accordance with Section 9.7 hereof, provided, that,
(i) as of the date of such investment and after giving effect thereto, no Event of Default, or act, condition or event which with notice or passage of time or both would constitute an Event of Default, shall exist or have occurred and be continuing and (ii) in no event shall the total amount of any capital contributions or other amounts paid by any Borrower or Guarantor to or for the formation or acquisition of any such Subsidiaries exceed $500,000 in the aggregate;

          (k) loans and advances by any Borrower, Guarantor or their Subsidiaries to employees of such Borrower, Guarantor or Subsidiary after the date hereof not to exceed the principal amount of $1,000,000 in the aggregate at any time outstanding for reasonable and necessary work-related travel or other ordinary business expenses to be incurred by employees in connection with their work for Borrowers, Guarantors or their Subsidiaries or for the relocation of such employees in connection with their work for Borrowers, Guarantors or their Subsidiaries;

          (l) guarantees by a Borrower of the obligations of any Guarantor or any other Borrower under real property leases with respect to retail store locations leased by such Guarantor or Borrower in the ordinary course of business consistent with current practices;

          (m) the other existing loans, advances and guarantees by any Borrower, Guarantor or Subsidiary outstanding as of the date hereof as set forth on Schedule 9.10 hereto not otherwise permitted above; provided, that, as to such loans, advances and guarantees, (i) such Borrower, Guarantor or Subsidiary shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such loans, advances or guarantees or any agreement, document or instrument related thereto, or (B) as to such guarantees, redeem, retire, defease, purchase or otherwise acquire such guarantee or set aside or otherwise deposit or invest any sums for such purpose and (ii) Borrowers and Guarantors shall furnish to Agent all notices, demands or other materials in connection with such loans, advances or guarantees either received by any Borrower, Guarantor or Subsidiary or on its or their behalf, promptly after the receipt thereof, or sent by any Borrower, Guarantor or Subsidiary or on its or their behalf, concurrently with the sending thereof, as the case may be.

    9.11  Dividends; Redemptions; Issuance of Capital Stock.

          (a) Each Borrower and Guarantor shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, declare or pay any dividends on account of any shares of class of its Capital Stock now or hereafter outstanding, or set aside or otherwise deposit or invest any sums for such purpose, or redeem, retire, defease, purchase or otherwise acquire any shares of any class of Capital Stock (or set aside or otherwise deposit or invest any sums for such purpose) for any consideration other than common stock or apply or set apart any sum, or make any other distribution (by reduction of capital or otherwise) in respect of any such shares or agree to do any of the foregoing, except, that, (i) any Borrower, Guarantor or its Subsidiary may declare and pay dividends to any other Borrower or Guarantor out of legally available funds therefor and (ii) any Non-Guarantor Subsidiary may declare and pay dividends to any Borrower, Guarantor or other Non-Guarantor Subsidiary.

          (b) Each Borrower and Guarantor shall not, and shall not permit any of its Subsidiaries to, authorize, issue, sell or otherwise dispose of any of its Capital Stock, except (i) Edison may authorize and issue shares of its own Capital Stock pursuant to stock option plans of Edison in effect on the date hereof or hereafter, (ii) any Borrower or Guarantor may authorize, issue and sell its Capital Stock after the date hereof, provided, that, (A) Agent shall have received not less than ten (10) Business Days prior written notice of such issuance and sale, which notice shall specify the parties to whom such shares are to be sold, the terms of such sale, the total amount which it is anticipated will be realized from the issuance and sale of such Capital Stock and the net cash proceeds which it is anticipated will be received by such Borrower or Guarantor from such sale, (B) no Borrower or Guarantor shall be required to pay any dividends or repurchase or redeem such Capital Stock or make any other payments in respect thereof, (C) the terms of such Capital Stock, and the terms and conditions of the purchase and sale thereof, shall not include any provision which in any way, directly or indirectly, limits, impairs or otherwise affects the ability or right of Borrower to request or receive Loans or Letter of Credit Accommodations or to amend, modify, supplement, extend, renew, restate or replace any of the Financing Agreements or otherwise in any way relates to or affects the arrangements of Borrowers and Guarantors with Agent and Lenders or are more restrictive or burdensome to Borrowers and Guarantors than the terms of any Capital Stock in effect on the date hereof, and (D) as of the date of such issuance and sale and after giving effect thereto, no Event of Default, or act, condition or event which with notice or passage of time or both would constitute an Event of Default, shall exist or have occurred and be continuing and (iii) Edison may issue shares of its own Capital Stock pursuant to warrants outstanding on the date hereof as set forth in Schedule 9.11 hereto.

    9.12 Transactions with Affiliates. Each Borrower and Guarantor shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, (a) purchase, acquire or lease any property from, or sell, transfer or lease any property to, any officer, employee, shareholder Bank National Association , director, agent or any other Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of such Borrower's, Guarantor's or Subsidiary's business and upon fair and reasonable terms no less favorable to the such Borrower, Guarantor or Subsidiary than such Borrower, Guarantor or Subsidiary would obtain in a comparable arm's length transaction with an unaffiliated person or (b) make any payments of management, consulting or other fees for management or similar services, or of any Indebtedness owing to any officer, employee, director or other Affiliate except (i) reasonable compensation, severance, advances and reimbursement for business-related expenses to officers, employees and directors for services rendered to Borrowers, Guarantors and their Subsidiaries in the ordinary course of business or (ii) as otherwise permitted hereunder.

    9.13 Credit Card Agreements. Each Borrower shall (a) observe and perform all material terms, covenants, conditions and provisions of the Credit Card Agreements to be observed and performed by it at the times set forth therein; (b) not do, permit, suffer or refrain from doing anything, as a result of which there could be a default under or breach of any of the terms of any of the Credit Card Agreements and (c) at all times maintain in full force and effect the Credit Card Agreements and not terminate, cancel, surrender, modify, amend, waive or release any of the Credit Card Agreements, or consent to or permit to occur any of the foregoing; except, that, (i) a Borrower may terminate or cancel any of the Credit Card Agreements in the ordinary course of the business of such Borrower; (d) not enter into any new Credit Card Agreements with any new Credit Card Issuer unless (i) Agent shall have received not less than thirty (30) days prior written notice of the intention of such Borrower to enter into such agreement (together with such other information with respect thereto as Agent may request) and (ii) such Borrower delivers, or causes to be delivered to Agent, a Credit Card Acknowledgment in favor of Agent; (e) give Agent immediate written notice of any Credit Card Agreement entered into by such Borrower after the date hereof, together with a true, correct and complete copy thereof and such other information with respect thereto as Agent may request; and (f) furnish to Agent, promptly upon the request of Agent, such information and evidence as Agent may require from time to time concerning the observance, performance and compliance by such Borrower or the other party or parties thereto with the terms, covenants or provisions of the Credit Card Agreements.

    9.14 Net Worth. The consolidated Net Worth of Edison and its Subsidiaries shall, on the last day of each fiscal quarter of Borrowers and Guarantors, equal or exceed $100,000,000.

    9.15  Compliance with ERISA.

          (a) Each Borrower and Guarantor shall not with respect to any employee benefit plans maintained by such Borrower or Guarantor or any of its ERISA Affiliates: (i) terminate any of such employee pension plans so as to incur any liability to the Pension Benefit Guaranty Corporation established pursuant to ERISA, (ii) allow or suffer to exist any prohibited transaction involving any of such employee benefit plans or any trust created thereunder which would subject Borrower or such ERISA Affiliate to a tax or penalty or other liability on prohibited transactions imposed under the Code or ERISA, (iii) fail to pay to any such employee benefit plan any contribution which it is obligated to pay under ERISA, the Code or the terms of such plan, (iv) allow or suffer to exist any accumulated funding deficiency, whether or not waived, with respect to any such employee benefit plan, (v) allow or suffer to exist any occurrence of a reportable event or any other event or condition which presents a material risk of termination by the Pension Benefit Guaranty Corporation of any such employee benefit plan that is a single employer plan, which termination could result in any liability to the Pension Benefit Guaranty Corporation or (vi) incur any withdrawal liability with respect to any multiemployer pension plan.

          (b) Nothing contained in this Section 9.15 shall be construed to prohibit the termination of the Existing Pension Plan (as such term is defined in the Plan as in effect on the date hereof) and its replacement with a new plan in each case in accordance with the Plan (as in effect on the date hereof).

           (c)  As used in this Section 9.15, the term  employee pension
benefit plans,   employee benefit plans ,  accumulated funding deficiency
and reportable event shall have the respective meanings assigned to them in ERISA, and the term prohibited transaction shall have the meaning assigned to it in the Code and ERISA.

    9.16 Additional Bank Accounts. Each Borrower and Guarantor shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, open, establish or maintain any deposit account, investment account, securities account or any other account with any bank or other financial institution, other than the Concentration Accounts and the accounts set forth in Schedule 6.3 hereto, except: (a) as to any new or additional Concentration Accounts, with the prior written consent of Agent and subject to such conditions thereto as Agent may establish and (b) as to any accounts used by Borrowers or Guarantors to make payments of payroll, taxes or other obligations to third parties, so long as prior to an Event of Default, such accounts are reported to Agent in accordance with Section 9.6 hereof and after an Event of Default, only after prior written notice to Agent.

    9.17 Customs Brokers. Borrowers and Guarantors shall not, and shall not permit any of its Subsidiaries to, use any Customs Brokers other than those listed on Schedule 8.14 hereof, except if (a) Agent shall have received not less than ten (10) days' prior written notice of the intention of such Borrower or Guarantor to use any other Customs Broker; (b) Agent shall have received an agreement in writing from such other Customs Broker, in form and substance satisfactory to Agent, acknowledging the security interests of Agent in the Collateral, waiving any security interest, lien or other claim of such Customs Broker in any Collateral at any time in the custody, control or possession of such person and agreeing to follow the instructions of Agent with respect thereto upon Agent's request, duly authorized, executed and delivered by such other Customs Broker; (c) such Customs Broker shall be reasonably acceptable to Agent; and (d) no Event of Default shall exist or have occurred and be continuing.

    9.18 Costs and Expenses. Borrowers and Guarantors shall pay to Agent on demand all costs, expenses, filing fees and taxes paid or payable in connection with the preparation, negotiation, execution, delivery, recording, administration, collection, liquidation, enforcement and defense of the Obligations, the rights of Agent and Lenders in the Collateral, this Agreement, the other Financing Agreements and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, including: (a) all costs and expenses of filing or recording (including Uniform Commercial Code financing statement filing taxes and fees, documentary taxes, intangibles taxes and mortgage recording taxes and fees, if applicable); (b) all insurance premiums, appraisal fees and search fees; (c) costs and expenses of remitting loan proceeds, collecting checks and other items of payment, and establishing and maintaining the Concentration Accounts, together with Agent's customary charges and fees with respect thereto; (d) charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations (except that with respect to Letter of Credit Accommodation which are not standby Letter of Credit Accommodations and are used solely for the purpose of purchasing goods expected to become Eligible Inventory, no bank fees, opening charges or amendment or similar fees shall be charged by the Issuing Bank as provided in Section 2.2(b), except as otherwise provided in the fee agreement between Borrowers and the Issuing Bank); (e) costs and expenses of preserving and protecting the Collateral; (f) costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the security interests and liens of Agent and Lenders, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Agreement and the other Financing Agreements or defending any claims made or threatened against Agent and Lenders arising out of the transactions contemplated hereby and thereby (including preparations for and consultations concerning any such matters);
(g) all reasonable out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by Agent and Lenders during the course of periodic field examinations of the Collateral and Borrower's operations, plus a per diem charge at the rate of $600 per person per day for Agent's examiners in the field and office; and (h) the reasonable fees and disbursements of counsel (including legal assistants) to Agent and Lenders in connection with any of the foregoing.

    9.19 Further Assurances. At the request of Agent at any time and from time to time, each Borrower and Guarantor shall, at its expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Financing Agreements. Agent may at any time and from time to time request a certificate from an officer of a Borrower representing that all conditions precedent to the making of Loans and providing Letter of Credit Accommodations contained herein are satisfied. In the event of such request by Agent, Agent and Lenders may, at Agent's option, cease to make any further Loans or provide any further Letter of Credit Accommodations until Agent has received such certificate and, in addition, Agent has determined that such conditions are satisfied. Where permitted by law, each Borrower and Guarantor hereby authorizes Agent to execute and file one or more UCC financing statements signed only by Agent.


SECTION 10.   EVENTS OF DEFAULT AND REMEDIES

     10.1 Events of Default. The occurrence or existence of any one or more of the following events are referred to herein individually as an Event of Default , and collectively as Events of Default :

          (a) (i) any Borrower fails to pay any of the Obligations within three (3) days after the same becomes due and payable, (ii) any Borrower or Guarantor fails to perform any of the covenants contained in Sections 6.3, 6.4, 7.6, 8.6, 9.6(b), 9.7, 9.8, 9.9, 9.10, 9.11 and 9.12 of this
Agreement, (iii) any Borrower or Guarantor fails to perform any of the covenants contained in Sections 9.1, 9.2, 9.3, 9.4, 9.5, 9.6 (other than
Section 9.6(b)), 9.16, 9.17, 9.19 or 9.20 of this Agreement and such failure shall continue for ten (10) days or (iv) any Borrower or Guarantor fails to perform any of the other covenants contained in the Agreement or the other Financing Agreements and such failure shall continue for twenty
(20) days; provided, that, (A) the ten (10) day period and the twenty (20) day period provided for in clauses (iii) and (iv) above shall not apply in the case of: (1) any failure to observe any such covenant which is not capable of being cured at all or within such ten (10) day period or twenty
(20) day period, as applicable, or which has been the subject of a prior failure within a six (6) month period or (2) an intentional breach by any Borrower or Guarantor of any such covenant or (3) any failure to observe any such covenant if as a result of such failure, any of the Financing Agreements shall terminate (other than in accordance with its terms or the terms hereof or with the written consent of Agent) or become void or unenforceable; and (B) the twenty (20) day period provided for in clause
(iv) above shall commence on the earlier of (1) written notice of default being given to Edison by Agent or any Lender and (2) a responsible officer of either Edison or Edison Apparel obtaining knowledge of such default;

          (b) any representation, warranty or statement of fact in writing made by any Borrower or Guarantor to Agent or any Lender in this Agreement, the other Financing Agreements or any other agreement, schedule, confirmatory assignment or certificate shall when made or deemed made be false or misleading in any material respect;

          (c) any Guarantor revokes, terminates or fails to perform any of the terms, covenants, conditions or provisions of any guarantee, endorsement or other agreement of such party in favor of Agent or any Lender;

          (d) one or more final judgments for the payment of money aggregating in excess of $1,000,000 (whether or not covered by insurance) shall be rendered against any Borrower or Guarantor and such Borrower or Guarantor shall fail to discharge the same within twenty (20) days from the date of notice of entry thereof or to appeal therefrom and a stay of execution shall not then be in effect pending determination of such appeal;

          (e) any Borrower or Guarantor shall file a certificate of dissolution under applicable state or foreign law or shall be liquidated, dissolved or wound-up or shall commence or have commenced against it any action or proceeding for dissolution, winding-up or liquidation, or shall take any corporate action in furtherance thereof or shall suspend or discontinue doing business except as permitted hereunder;

          (f) Borrowers and Guarantors become insolvent (however defined or evidenced) on a consolidated basis, or any Borrower or Guarantor makes an assignment for the benefit of creditors, or makes or sends notice of a bulk transfer (except in connection with a disposition of assets to the extent permitted hereunder);

          (g) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect (other than to the extent of the retention of jurisdiction by the Bankruptcy Court with respect to the Chapter 11 Cases) or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed against any Borrower or Guarantor or all or any part of its properties and such petition or application is not dismissed within thirty
(30) days after the date of its filing or such Borrower or Guarantor shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner;

          (h) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect (other than to the extent of the retention of jurisdiction by the Bankruptcy Court with respect to the Chapter 11 Cases) or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed by any Borrower or Guarantor or for all or any part of its property;

          (i) any default by any Borrower or Guarantor under any agreement, document or instrument relating to any Indebtedness owing to any person other than Agent and Lenders in any case in an amount in excess of $2,500,000, which default continues for more than the applicable cure period, if any, with respect thereto, or any default by Borrower or any Guarantor under the Plan, the Confirmation Order, or any material contract, lease, license or other obligation to any person other than Agent and Lenders, which default continues for more than the applicable cure period, if any, with respect thereto and which would have a Material Adverse Effect;

          (j)  a Change of Control;

          (k) the indictment or threatened indictment of any Borrower or Guarantor under any criminal statute, or commencement or threatened commencement of criminal or civil proceedings brought by any Governmental Authority against any Borrower or Guarantor, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of any material portion of the Collateral;

          (l) there occurs any material adverse change in the property, business, operations, prospects or condition (financial or otherwise) of Edison and its Subsidiaries, taken as a whole; or

          (m) the distribution under Section 4.7(b)(i) of the Plan in respect of Class 7 Allowed General Unsecured Claims shall not have been fully and completely made within seventy (70) days after the Effective Date; or

          (n) there shall be an Event of Default as such term is defined in any of the other Financing Agreements.

     10.2  Remedies.

          (a) At any time an Event of Default exists or has occurred and is continuing, Agent and Lenders shall have all rights and remedies provided in this Agreement, the other Financing Agreements, the Uniform Commercial Code and other applicable law, all of which rights and remedies may be exercised without notice to or consent by Borrowers or Guarantors, except as such notice or consent is expressly provided for hereunder or required by applicable law. All rights, remedies and powers granted to Agent and Lenders hereunder, under any of the other Financing Agreements, the Uniform Commercial Code or other applicable law, are cumulative, not exclusive and enforceable, in Agent's discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by any Borrower or Guarantor of this Agreement or any of the other Financing Agreements.
Agent may, at any time or times, proceed directly against any Borrower or Guarantor to collect the Obligations without prior recourse to the Collateral.

          (b) Without limiting the foregoing, at any time an Event of Default exists or has occurred and is continuing, Agent may, in its discretion and without limitation, and upon specific direction by the Majority Lenders shall, (i) accelerate the payment of all Obligations and demand immediate payment thereof to Agent for itself and the ratable benefit of Lenders (provided, that, upon the occurrence of any Event of Default described in Sections 10.1(g) and 10.1(h), all Obligations shall automatically become immediately due and payable), (ii) with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral, (iii) require Borrowers, at Borrowers' expense, to assemble and make available to Agent any part or all of the Collateral at any place and time designated by Agent, (iv) collect, foreclose, receive, appropriate, setoff and realize upon any and all Collateral, (v) remove any or all of the Collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose, (vi) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including, without limitation, entering into contracts with respect thereto, public or private sales at any exchange, broker's board, at any office of Agent or elsewhere) at such prices or terms as Agent may deem reasonable, for cash, upon credit or for future delivery, with the Agent having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of Borrowers, which right or equity of redemption is hereby expressly waived and released by Borrowers and/or (vii) terminate this Agreement. If any of the Collateral is sold or leased by Agent upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefor is finally collected by Agent. If notice of disposition of Collateral is required by law, five (5) days prior notice by Agent to Borrowers designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and Borrowers waive any other notice. In the event Agent or any Lender institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, Borrowers waive the posting of any bond which might otherwise be required.

          (c) Agent may apply the cash proceeds of Collateral actually received by Agent from any sale, lease, foreclosure or other disposition of the Collateral to payment of the Obligations, in whole or in part and in such order as Agent may elect, whether or not then due. Borrowers shall remain liable to Agent and Lenders for the payment of any deficiency with interest at the highest rate provided for herein and all costs and expenses of collection or enforcement, including attorneys' fees and legal expenses.

          (d) Without limiting the foregoing, upon the occurrence of an Event of Default or an act, condition or event which with notice or passage of time or both would constitute an Event of Default, Agent may, at its option, and upon direction by the Majority Lenders shall, without notice,
(i) cease making Loans or arranging for Letter of Credit Accommodations or reduce the lending formulas or amounts of Loans and Letter of Credit Accommodations available to Borrowers and/or (ii) terminate any provision of this Agreement providing for any future Loans or Letter of Credit Accommodations to be made by Agent or any Lender to Borrowers.

SECTION 11.  JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW

    11.1  Governing Law; Choice of Forum; Service of Process; Jury Trial
Waiver.

          (a) The validity, interpretation and enforcement of this Agreement and the other Financing Agreements and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of New York (without giving effect to principles of conflicts of law).

          (b) Borrowers, Guarantors, Agent and Lenders irrevocably consent and submit to the non-exclusive jurisdiction of the Supreme Court of the State of New York in New York County and the United States District Court for the Southern District of New York and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or any of the other Financing Agreements or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the other Financing Agreements or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except that Agent shall have the right to bring any action or proceeding against any Borrower or Guarantor or its property in the courts of any other jurisdiction which Agent deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against any Borrower or Guarantor or its property).

          (c) Each Borrower and Guarantor hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to its address set forth on the signature pages hereof and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the U.S. mails, or, at Agent's option, by service upon any Borrower or Guarantor in any other manner provided under the rules of any such courts. Within thirty (30) days after receipt by such Borrower or Guarantor of such service, such Borrower or Guarantor shall appear in answer to such process, failing which such Borrower or Guarantor shall be deemed in default and judgment may be entered by Agent against such Borrower or Guarantor for the amount of the claim and other relief requested.

          (d) BORROWERS, GUARANTORS, AGENT AND LENDERS EACH HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION
(i) ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. BORROWERS, GUARANTORS, AGENT AND LENDERS EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT BORROWERS, GUARANTORS, AGENT OR LENDERS MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

          (e) Neither Agent nor any Lender shall have any liability to Borrowers or Guarantors (whether in tort, contract, equity or otherwise) for losses suffered by Borrowers or Guarantors in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on such party, that the losses were the result of acts or omissions constituting gross negligence or willful misconduct. In any such litigation, Agent and Lenders shall be entitled to the benefit of the rebuttable presumption that it and they acted in good faith and with the exercise of ordinary care in the performance by it and them of the terms of this Agreement.

    11.2 Waiver of Notices. Each Borrower and Guarantor hereby expressly waives demand, presentment, protest and notice of protest and notice of dishonor with respect to any and all instruments and commercial paper, included in or evidencing any of the Obligations or the Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Agreement, except such as are expressly provided for herein. No notice to or demand on any Borrower or Guarantor which Agent or any Lender may elect to give shall entitle Borrowers or Guarantors to any other or further notice or demand in the same, similar or other circumstances.

    11.3  Amendments and Waivers.

          (a) Neither this Agreement nor any provision hereof shall be amended, modified, waived or discharged orally or by course of conduct, but only by a written agreement signed as provided in Section 11.3(b) below. Agent and Lenders shall not, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its or their rights, powers and/or remedies unless such waiver shall be in writing and signed as provided in Section 11.3(b) below. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by Agent or any Lender of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which Agent or any Lender would otherwise have on any future occasion, whether similar in kind or otherwise.

          (b) Neither this Agreement nor any other Financing Agreement nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by Agent and the Majority Lenders and as to amendments to any Financing Agreement, by Borrowers; except, that, any change, waiver, discharge or termination with respect to the following shall require the consent of Agent and all Lenders: (i) the extension of the scheduled final maturity of any Loan, or any portion thereof, or reduction in the rate or extension of the time of payment of interest thereon or fees (other than as a result of waiving or not requiring the applicability of any post-default increase in fees for outstanding Letter of Credit Accommodations or increased interest rates on Loans in excess of the amounts then available to Borrowers), or reduction in the principal amount thereof, or increase in the Commitment of any Lender over the amount thereof then in effect or provided hereunder (it being understood that a waiver of any Event of Default shall not constitute a change in the terms of any Commitment of any Lender), (ii) the release of a material amount of the Collateral (except as expressly required by the Financing Agreements and except as permitted under Section 12.13 hereof), (iii) the amendment, modification or waiver of any provision of this Section 11.3, (iv) the reduction of any percentage specified in the definition of Majority Lenders, (v) the consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement or (vi) the increase in the stated advance percentage under the lending formulas contained in Section 2.1 hereof. No provision of this Section 11.3 may be amended without the prior written consent of Agent.

          (c)  Notwithstanding anything to the contrary contained in
Section 11.3(b) above, in the event that Borrowers request that this Agreement or any other Financing Agreements be amended or otherwise modified in a manner which would require the unanimous consent of all of the Lenders and such amendment or other modification is agreed to by the Majority Lenders, then, with the consent of Borrowers and the Majority Lenders, Borrowers and the Majority Lenders may amend this Agreement without the consent of the Lender or Lenders which did not agree to such amendment or other modification (collectively, the Minority Lenders ) to provide for (i) the termination of the Commitment of each of the Minority Lenders, (ii) the addition to this Agreement of one or more other Lenders, or an increase in the Commitment of one or more of the Majority Lenders, so that the Commitments, after giving effect to such amendment, shall be in the same aggregate amount as the Commitments immediately before giving effect to such amendment, (iii) if any Loans are outstanding at the time of such amendment, the making of such additional Loans by such new Lenders or Majority Lenders, as the case may be, as may be necessary to repay in full the outstanding Loans of the Minority Lenders immediately before giving effect to such amendment and (iv) the payment of all interest, fees and other Obligations payable or accrued in favor of the Minority Lenders and such other modifications to this Agreement as Borrowers and the Majority Lenders may determine to be appropriate.

    11.4 Waiver of Counterclaims. Each Borrower and Guarantor waives all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other then compulsory counterclaims) in any action or proceeding with respect to this Agreement, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto to the extent permitted by applicable law.

    11.5  Indemnification.

          (a) Borrowers and Guarantors shall indemnify and hold Agent, Lenders, and their respective directors, agents, employees and counsel, harmless from and against any and all losses, claims, damages, liabilities, costs or expenses imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement, any other Financing Agreements, or any undertaking or proceeding related to any of the transactions contemplated hereby or any act, omission, event or transaction related or attendant thereto, including, without limitation, amounts paid in settlement, court costs, and the reasonable fees and expenses of counsel, except to the extent such losses, claims, damages, liabilities, costs or expenses are the result of the gross negligence or willful misconduct of Agent or Lenders as determined pursuant to a final non-appealable order of a court of competent jurisdiction. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section may be unenforceable because it violates any law or public policy, Borrowers and Guarantors shall pay the maximum portion which it is permitted to pay under applicable law to Agent and Lenders in satisfaction of indemnified matters under this Section. The foregoing indemnity shall survive the payment of the Obligations and the termination of this Agreement.

          (b) Borrowers and Guarantors shall be liable for any tax or penalties imposed on Agent or any Lender as a result of the financing arrangements provided for herein and each Borrower and Guarantor agrees to indemnify and hold Agent and Lenders harmless with respect to the foregoing, and to repay to Agent and Lenders on demand the amount thereof, and until paid by Borrowers or Guarantors such amount shall be added and deemed part of the Loans, provided, that, nothing contained herein shall be construed to require Borrowers or Guarantors to pay any income or franchise taxes attributable to the income of Agent or any Lender from any amounts charged or paid hereunder to Agent or such Lender. The foregoing indemnity shall survive the payment of the Obligations and the termination of this Agreement.

SECTION 12.  THE AGENT

    12.1 Appointment, Powers and Immunities. Each Lender hereby irrevocably appoints and authorizes Agent to act as its agent hereunder and under the other Financing Agreements with such powers as are specifically delegated to Agent by the terms of this Agreement and of the other Financing Agreements, together with such other powers as are reasonably incidental thereto. Agent (a) shall have no duties or responsibilities except those expressly set forth in this Agreement and in the other Financing Agreements, and shall not by reason of this Agreement or any other Financing Agreement be a trustee or fiduciary for any Lender; (b) shall not be responsible to Lenders for any recitals, statements, representations or warranties contained in this Agreement or in any other Financing Agreement, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Financing Agreement, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Financing Agreement or any other document referred to or provided for herein or therein or for any failure by any Borrower or Guarantor or any other Person to perform any of its obligations hereunder or thereunder; and
(c) shall not be responsible to Lenders for any action taken or omitted to be taken by it hereunder or under any other Financing Agreement or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith. Agent may deem and treat the payee of any note as the holder thereof for all purposes hereof unless and until the assignment thereof pursuant to an agreement (if and to the extent permitted herein) in form and substance satisfactory to Agent shall have been delivered to and acknowledged by Agent. The identification of CIT as a co-agent hereunder shall not create any rights in favor of it in such capacity or subject it to any duties or obligations, except as expressly set forth herein.

    12.2 Reliance by Agent. Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telecopy, telex, telegram or cable) reasonably believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by Agent. As to any matters not expressly provided for by this Agreement or any other Financing Agreement, Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by Majority Lenders or all of Lenders as is required in such circumstance, and such instructions of such Lenders and any action taken or failure to act pursuant thereto shall be binding on all Lenders.

    12.3  Events of Default.

          (a) Agent shall not be deemed to have knowledge or notice of the occurrence of an Event of Default or other failure of a condition precedent to the Loans and Letter of Credit Accommodations hereunder, unless and until Agent has received written notice from a Lender or a Borrower specifying such Event of Default or any unfulfilled condition precedent, and stating that such notice is a Notice of Default or Failure of Condition . In the event that Agent receives such a Notice of Default or Failure of Condition, Agent shall give prompt notice thereof to Lenders. Agent shall (subject to Section 12.7) take such action with respect to any such Event of Default or failure of condition precedent as shall be directed by the Majority Lenders; provided, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to or by reason of such Event of Default or failure of condition precedent, as it shall deem advisable in the best interest of Lenders. Without limiting the foregoing, and notwithstanding the existence or occurrence and continuance of an Event of Default or any other failure to satisfy any of the conditions precedent set forth in Section 4 of this Agreement to the contrary, Agent may, but shall have no obligation to, continue to make Loans and issue or cause to be issued Letter of Credit Accommodations for the ratable account and risk of Lenders from time to time if Agent believes making such Loans or issuing or causing to be issued such Letter of Credit Accommodations is in the best interests of Lenders.

          (b) Except with the prior written consent of Agent, no Lender may assert or exercise any enforcement right or remedy in respect of the Loans, Letter of Credit Accommodations or other Obligations, as against any Borrower or Guarantor or any of the Collateral or other property of any Borrower or Guarantor.

    12.4 Rights as a Lender. With respect to its Commitment and the Loans made and Letter of Credit Accommodations issued or caused to be issued by it (and any successor acting as Agent), so long as Congress shall be a Lender hereunder, it shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as Agent, and the term Lender or Lenders shall, unless the context otherwise indicates, include Congress in its individual capacity as Lender hereunder. Congress (and any successor acting as Agent) and its Affiliates may (without having to account therefor to any Lender) lend money to, make investments in and generally engage in any kind of business with Borrowers and Guarantors (and any of their subsidiaries or Affiliates) as if it were not acting as Agent, and Congress and its Affiliates may accept fees and other consideration from Borrowers and Guarantors for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

    12.5 Indemnification. Lenders agree to indemnify Agent (to the extent not reimbursed by Borrowers hereunder and without limiting the Obligations of Borrowers hereunder) ratably, in accordance with their Pro Rata Shares, for any and all claims of any kind and nature whatsoever that may be imposed on, incurred by or asserted against Agent (including by any Lender) arising out of or by reason of any investigation in or in any way relating to or arising out of this Agreement or any other Financing Agreement or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including the costs and expenses that Agent is obligated to pay hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents, provided, that, no Lender shall be liable for any of the foregoing to the extent it arises from the gross negligence or willful misconduct of the party to be indemnified as determined by a final non-appealable judgment of a court of competent jurisdiction.

    12.6 Non-Reliance on Agent and Other Lenders. Each Lender agrees that it has, independently and without reliance on Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of Borrowers and Guarantors and has made its own decision to enter into this Agreement and that it will, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the other Financing Agreements.
Agent shall not be required to keep itself informed as to the performance or observance by Borrowers or Guarantors of any term or provision of this Agreement or any of the other Financing Agreements or any other document referred to or provided for herein or therein or to inspect the properties or books of Borrowers or Guarantors. Agent will use reasonable efforts to provide Lenders with any information received by Agent from Borrowers which is required to be provided to Lenders hereunder and with a copy of any Notice of Default or Failure of Condition received by Agent from a Borrower or any Lender; provided, that, Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Agent's own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Except for notices, reports and other documents expressly required to be furnished to Lenders by Agent hereunder, Agent shall not have any duty or responsibility to provide any Lender with any other credit or other information concerning the affairs, financial condition or business of Borrowers that may come into the possession of Agent or any of its affiliates.

    12.7 Failure to Act. Except for action expressly required of Agent hereunder and under the other Financing Agreements, Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from Lenders of their indemnification obligations under Section 12.5 hereof against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

    12.8  Successor Agent.

          (a) Agent may resign from the performance of all its functions and duties hereunder and under the other Financing Agreements at any time by giving at least thirty (30) days' prior written notice to Borrowers and each Lender. Such resignation shall take effect upon the acceptance by a successor Agent of appointment pursuant to Sections 12.8(b) and 12.8(c) below or as otherwise provided below.

          (b) Upon any such notice of resignation, the Majority Lenders shall appoint a successor Agent. If the successor Agent is not selected from one of the Lenders, the successor Agent must be reasonably satisfactory to Borrowers. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement and the other Financing Agreements. After any Agent's resignation hereunder as the Agent, the provisions of this Section 12 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Financing Agreements.

          (c) If a successor Agent shall not have been so appointed within such thirty (30) Business Day period, the retiring Agent, with the consent of Borrowers, shall then appoint a successor Agent who shall serve as Agent until such time, if any, as the Majority Lenders, with the consent of Borrowers, appoint a successor Agent as provided above.

    12.9  Withholding Tax.

          (a) If any Lender is a foreign corporation, partnership or trust within the meaning of the Code and such Lender claims exemption from, or a reduction of, U.S. withholding tax under Sections 1441 or 1442 of the Code, such Lender agrees with and in favor of Agent, to deliver to
Agent:

               (i) if such Lender claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, properly completed IRS Forms 1001 and W-8 before the payment of any interest in the first calendar year and before the payment of any interest in each third succeeding calendar year during which interest may be paid under this Agreement;

               (ii) if such Lender claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, two properly completed and executed copies of IRS Form 4224 before the payment of any interest is due in the first taxable year of such Lender and in each succeeding taxable year of such Lender during which interest may be paid under this Agreement, and IRS Form W-9; and

               (iii) such other form or forms as may be required under the Code or other laws of the United States as a condition to exemption from, or reduction of, United States withholding tax.

Such Lender agrees to promptly notify Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

          (b) If any Lender claims exemption from, or reduction of, withholding tax under a United States tax treaty by providing IRS Form 1001 properly completed and such Lender sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrowers to such Lender, such Lender agrees to notify Agent of the percentage amount in which it is no longer the beneficial owner of Obligations of Borrowers to such Lender. To the extent of such percentage amount, Agent will treat such Lender's IRS Form 1001 as no longer valid.

          (c) If any Lender claiming exemption from United States withholding tax by filing IRS Form 4224 with Agent sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrowers to such Lender, such Lender agrees to undertake sole responsibility for complying with the withholding tax requirements imposed by Section 1441 and 1442 of the Code.

          (d) If any Lender is entitled to a reduction in the applicable withholding tax, Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by subsection (a) of this Section are not delivered to Agent, then Agent may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

          (e) If the Internal Revenue Service or any other Governmental Authority of the United States of America or other jurisdiction asserts a claim that Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify Agent fully for all amounts paid, directly or indirectly, by Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent under this Section, together with all costs and expenses (including attorneys' fees and expenses). The obligations of the Lenders under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.

    12.10 Additional Loans. Agent shall not make any Loans or provide any Letter of Credit Accommodations on behalf of Lenders intentionally and with actual knowledge that such Loans or Letter of Credit Accommodations would cause the aggregate amount of the total outstanding Loans and Letter of Credit Accommodations to exceed the Availability, without the prior consent of all Lenders, except, that, Agent may make such additional Loans or provide such additional Letter of Credit Accommodations on behalf of Lenders intentionally and with actual knowledge that such Loans or Letter of Credit Accommodations will cause the total outstanding Loans and Letter of Credit Accommodations to exceed the Availability as Agent may deem necessary or advisable in its discretion, provided, that: (a) the total principal amount of the additional Loans or additional Letter of Credit Accommodations which Agent may make or provide after obtaining such actual knowledge that the aggregate principal amount of the Loans equal or exceed the Availability shall not exceed the amount equal to ten percent (10%) of the Availability at the time and shall not cause the total principal amount of the Loans and Letter of Credit Accommodations to exceed the Maximum Credit and (b) without the consent of all Lenders, Agent shall not make any such additional Loans or Letter of Credit Accommodations more than ninety
(90) days from the date of the first such additional Loans or Letter of Credit Accommodations each time Agent shall make or provide the same. Each Lender shall be obligated to pay Agent the amount of its Pro Rata Share of any such additional Loans or Letter of Credit Accommodations provided that Agent is acting in accordance with the terms of this Section 12.10.

    12.11 Concerning the Collateral and the Related Financing Agreements. Each Lender authorizes and directs Agent to enter into this Agreement and the other Financing Agreements relating to the Collateral, for the ratable benefit of Lenders and Agent. Each Lender agrees that any action taken by Agent or Majority Lenders in accordance with the terms of this Agreement or the other Financing Agreements relating to the Collateral, and the exercise by the Agent or Majority Lenders of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

    12.12 Field Audit and Examination Reports; Disclaimer by Lenders. By signing this Agreement, each Lender:

          (a) is deemed to have requested that Agent furnish Lender, promptly after it becomes available, a copy of each field audit or examination report (each a Report and collectively, Reports ) prepared by Agent;

          (b) expressly agrees and acknowledges that Agent (i) does not make any representation or warranty as to the accuracy of any Report, or
(ii) shall not be liable for any information contained in any Report;

          (c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any audit or examination will inspect only specific information regarding Borrowers and Guarantors and will rely significantly upon Borrowers' books and records, as well as on representations of Borrowers' personnel; and

          (d) agrees to keep all Reports confidential and strictly for its internal use in accordance with the terms of Section 13.6 hereof, and not to distribute or use any Report in any other manner.

    12.13  Collateral Matters.

          (a) Agent may from time to time, at any time on or after an Event of Default and for so long as the same is continuing, make such disbursements and advances ( Agent Advances ) which Agent, in its sole discretion, deems necessary or desirable either (i) to preserve or protect the Collateral or any portion thereof, (ii) to enhance the likelihood or maximize the amount of repayment by Borrowers of the Loans and other Obligations or (iii) to pay any other amount chargeable to Borrowers pursuant to the terms of this Agreement, including, without limitation, costs, fees and expenses as described in Section 9.19 and payments to any issuer of Letter of Credit Accommodations. Agent Advances shall be repayable on demand and be secured by the Collateral. Agent Advances shall not constitute Loans but shall otherwise constitute Obligations hereunder. Agent shall notify each Lender and Borrower in writing of each such Agent Advance, which notice shall include a description of the purpose of such Agent Advance. Without limitation of its obligations pursuant to Section 6.7, each Lender agrees that it shall make available to Agent, upon Agent's demand, in immediately available funds, the amount equal to such Lender's Pro Rata Share of each such Agent Advance. If such funds are not made available to Agent by such Lender, Agent shall be entitled to recover such funds, on demand from such Lender together with interest thereon, for each day from the date such payment was due until the date such amount is paid to Agent, at the Interest Rate.

          (b) Lenders hereby irrevocably authorize Agent, at its option and in its discretion to release any security interest in, mortgage or lien upon, any of the Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations and delivery of cash collateral to the extent required under Section 13.1 below, or
(ii) constituting property being sold or disposed of if a Borrower certifies to Agent that the sale or disposition is made in compliance with
Section 9.7 hereof (and Agent may rely conclusively on any such certificate, without further inquiry), or (iii) constituting property in which no Borrower owned an interest at the time the security interest, mortgage or lien was granted or at any time thereafter, or (iv) having a value of less than $5,000,000 or (v) if approved, authorized or ratified in writing by the Majority Lenders. Except as provided above, Agent will not release any security interest in, mortgage or lien upon, any of the Collateral without the prior written authorization of the Majority Lenders. Upon request by Agent at any time, Lenders will promptly confirm in writing Agent's authority to release particular types or items of Collateral pursuant to this Section 12.13.

          (c) Without any manner limiting Agent's authority to act without any specific or further authorization or consent by the Majority Lenders, each Lender agrees to confirm in writing, upon request by Agent, the authority to release Collateral conferred upon Agent under this Section
12.13. Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the security interest, mortgage or liens granted to Agent for the benefit of the Lenders upon any Collateral to the extent set forth above; provided, that, (i) Agent shall not be required to execute any such document on terms which, in Agent's opinion, would expose Agent to liability or create any obligations or entail any consequence other than the release of such security interest, mortgage or liens without recourse or warranty and
(ii) such release shall not in any manner discharge, affect or impair the Obligations or any security interest, mortgage or lien upon (or obligations of any Borrower in respect of) the Collateral retained by such Borrower.

          (d) Agent shall have no obligation whatsoever to any Lender or any other Person to investigate, confirm or assure that the Collateral exists or is owned by any Borrower or Guarantor or is cared for, protected or insured or has been encumbered, or that any particular items of Collateral meet the eligibility criteria applicable in respect of the Loans or Letter of Credit Accommodations hereunder, or whether any particular Availability Reserves are appropriate, or that the liens and security interests granted to Agent herein or pursuant hereto or otherwise have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent in this Agreement or in any of the other Financing Agreements, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its discretion, given Agent's own interest in the Collateral as a Lender and that Agent shall have no duty or liability whatsoever to any other Lender.

    12.14 Agency for Perfection. Agent and each Lender hereby appoints each other Lender as agent for the purpose of perfecting the security interests in and liens upon the Collateral of Agent for itself and the ratable benefit of Lenders in assets which, in accordance with Article 9 of the UCC can be perfected only by possession. Should any Lender obtain possession of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent's request therefor shall deliver such Collateral to Agent or in accordance with Agent's instructions.

SECTION 13.  TERM OF AGREEMENT; MISCELLANEOUS

     13.1  Term.

          (a) This Agreement and the other Financing Agreements shall become effective as of the date of the initial Loans or Letter of Credit Accommodations hereunder (including such Loans or Letter of Credit Accommodations arising pursuant to Section 2.5 hereof) and shall continue in full force and effect for a term ending on the date five (5) years from the date hereof (the Maturity Date ), unless sooner terminated pursuant to the terms hereof.

          (b) Borrowers may terminate this Agreement and the other Financing Agreements at any time by giving to Agent and Lenders not less than ten (10) Business Days prior written notice; provided, that, (i) this Agreement and all other Financing Agreements must be terminated simultaneously, (ii) Borrowers shall pay and perform all of the Obligations as provided in Section 13.1(d) below, and including, without limitation, the early termination fee provided for in Section 13.1 hereof (to the extent such termination is effective prior to September 26, 1999), and
(iii) any such notice by Borrowers is irrevocable.

          (c) Agent may, at its option, or shall upon the direction or the Majority Lenders terminate this Agreement and the other Financing
Agreements at any time an Event of Default shall exist or have occurred and be continuing.

          (d) Upon the effective date of termination of the Financing Agreements, Borrowers shall pay to Agent, for itself and the ratable benefit of Lenders, in full in cash or other immediately available funds, all outstanding and unpaid Obligations and shall furnish cash collateral to Agent, for itself and the ratable benefit of Lenders, in such amounts as Agent determines are reasonably necessary to secure Agent, for itself and the ratable benefit of Lenders, from loss, cost, damage or expense, including attorneys' fees and legal expenses, in connection with any contingent Obligations, including issued and outstanding Letter of Credit Accommodations and checks or other payments provisionally credited to the Obligations and/or as to which Agent or any Lender has not yet received final and indefeasible payment. Such payments in respect of the Obligations and cash collateral shall be remitted by wire transfer in Federal funds to such bank account of Agent, as Lender may, in its discretion, designate in writing to Borrowers for such purpose. Interest shall be due until and including the next business day, if the amounts so paid by Borrowers to the bank account designated by Agent are received in such bank account later than 12:00 noon, New York City time.

          (e) No termination of this Agreement or the other Financing Agreements shall relieve or discharge any Borrower or Guarantor of its respective duties, obligations and covenants under this Agreement or the other Financing Agreements until (i) all Obligations other than the contingent obligations referred to in subsection (ii) of this Section 13.1(e) have been fully and finally discharged and paid, and Agent's continuing security interest in the Collateral and the rights and remedies of Agent and Lenders hereunder, under the other Financing Agreements and applicable law, shall remain in effect until all such Obligations have been fully and finally discharged and paid, and (ii) with respect to any contingent Obligations (including issued and outstanding Letter of Credit Accommodations and checks or other documents provisionally credited to the Obligations and/or as to which Agent or any Lender has not yet received final and indefeasible payment), cash collateral shall have been furnished to Agent, for itself and ratable benefit of Lenders, in the amounts and in the manner required under Section 13.1(d) hereof.

          (f) If for any reason this Agreement is terminated prior to the end of the then current term or renewal term of this Agreement, in view of the impracticality and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of lost profits of Agent and Lenders as a result thereof, Borrowers agree to pay to Agent, for itself and the ratable benefit of Lenders, upon the effective date of such termination, an early termination fee in the amount set forth below if such termination is effective in the period indicated:

                    Amount                     Period

                                        (i)  2% of Maximum Credit     From
                                        the date hereof to and including
                                        September 26, 1998.

                                        (ii) 1/2% of Maximum Credit   From
                                        September 27, 1998 to and includ
                                        ing September 25, 1999.


Such early termination fee shall be presumed to be the amount of damages sustained by Agent and Lenders as a result of such early termination and Borrowers agree that it is reasonable under the circumstances currently existing. In addition, Agent, for itself and the ratable benefit of Lenders, shall be entitled to such early termination fee upon the occurrence of any Event of Default described in Sections 10.1(g) and 10.1(h) hereof, even if Agent and Lenders do not exercise its or their right to terminate this Agreement, but elects, at its or their option, to provide financing to Borrowers or permit the use of cash collateral under the Bankruptcy Code. The early termination fee provided for in this
Section 13.1 shall be deemed included in the Obligations.

          (g) In the event that after the Test Period (as defined below) the Issuing Bank, Lender or Mercantile Bank, National Association ( Mercantile ) do not in any material respect fulfill their respective obligations in connection with the issuance of Letter of Credit Accommodations within the applicable time periods for such obligations set forth in Schedule 13.1 hereto on a consistent basis for a period of more than ten (10) consecutive days (other than as a result of acts or omissions of Borrowers or Guarantors), Borrowers may notify Agent and Issuing Bank. If for a period of thirty (30) consecutive days after the receipt of such notice by Agent and Issuing Bank, Issuing Bank continues to fail in any material respect on a consistent basis to fulfill such obligations within the applicable time periods set forth in Schedule 13.1 hereto Borrowers may within five (5) Business Days after the end of such period upon thirty (30) days written notice to Agent terminate this Agreement and the other Financing Agreements. If Borrowers elect to terminate this Agreement and the other Financing Agreements pursuant to their rights under this Section 13.1(g), Borrowers shall not be required to pay to Agent the early termination fee otherwise payable under Section 13.1(f) if each of the following conditions is satisfied: (i) no Event of Default, or act, condition or event which with notice or passage of time or both would constitute an Event of Default, shall exist or have occurred and be continuing, and (ii) Lender shall have received the full and final repayment of all of the Obligations and the cash collateral all as provided in Section 13.1(d) above, within ten (10) days of the written notice from Borrowers of their election to so terminate this Agreement. As used herein, the term Test Period shall mean the period of one hundred eighty
(180) days after the Commencement Date as such term is defined in the Letter of Credit Processing Agreement by and among Agent, the Issuing Bank, Mercantile and Borrowers.

     13.2 Notices. All notices, requests and demands hereunder shall be in writing and (a) made to Agent and Lenders at their respective addresses set forth below and to Borrowers at their chief executive office set forth below, or to such other address as either party may designate by written notice to the other in accordance with this provision, and (b) deemed to have been given or made: if delivered in person, immediately upon delivery; if by telex, telegram or facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next Business Day, one (1) Business Day after sending; and if by certified mail, return receipt requested, five (5) days after mailing.

     13.3 Partial Invalidity. If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

     13.4 Successors. This Agreement, the other Financing Agreements and any other document referred to herein or therein shall be binding upon and inure to the benefit of and be enforceable by Borrowers, Guarantors, Agent, Lenders and their respective permitted successors and assigns, except that Borrowers may not assign their rights under this Agreement, the other Financing Agreements and any other document referred to herein or therein without the prior written consent of Agent and all Lenders. Any such purported assignment without such express prior written consent shall be void. No Lender may assign its rights and obligations under this Agreement without the prior written consent of all Lenders, Agent and Edison (to the extent provided in Section 13.5 below), except as provided in Section 13.5 below. The terms and provisions of this Agreement and the other Financing Agreements are for the purpose of defining the relative rights and obligations of Borrowers, Guarantors, Agent and Lenders with respect to the transactions contemplated hereby and there shall be no third party beneficiaries of any of the terms and provisions of this Agreement or any of the other Financing Agreements.

     13.5  Assignments; Participations.

          (a) Each Lender may with the written consent of Agent and Edison (which consent of Edison shall not be unreasonably withheld, conditioned or delayed), assign to one or more commercial banks or other financial institutions a portion of its rights and obligations under this Agreement (including, without limitation, a portion of its Commitment, the Loans owing to it and its rights and obligations as a Lender with respect to Letters of Credit Accommodations) and the other Financing Agreements; provided, that, (i) each such assignment shall be in a principal amount of not less than $10,000,000 and in multiples of $1,000,000 in excess thereof (or the remainder of such Lender's Commitment) and (ii) the parties to each such assignment shall execute and deliver to Agent, for its acceptance and recording in the Register an Assignment and Acceptance.

          (b) Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and to the other Financing Agreements and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations (including, without limitation, the obligation to participate in Letter of Credit Accommodations) of a Lender hereunder and thereunder and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement.

          (c) By executing and delivering an Assignment and Acceptance, the assignor and assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any of the other Financing Agreements or the execution, legality, enforceability, genuineness, sufficiency or value of this Agreement or any of the other Financing Agreements furnished pursuant hereto, (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrowers or Guarantors or the performance or observance by Borrowers or Guarantors of any of the Obligations, (iii) such assignee confirms that it has received a copy of this Agreement and the other Financing Agreements, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such assignee will, independently and without reliance upon the assigning Lender, the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Financing Agreements, (v) such assignee appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Financing Agreements as are delegated to Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Financing Agreements are required to be performed by it as a Lender. Agent and Lenders may furnish any information concerning Borrowers or Guarantors in the possession of Agent or any Lender from time to time to assignees and Participants (subject to Section 13.16 hereof).

          (d) Agent shall maintain at its address referred to on the signature page hereto, a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of Lenders and the Commitment of each Lender from time to time (the Register ). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and Borrowers, Agent and Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

          (e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee Lender, Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit A hereto, (i) accept such Assignment and Acceptance, (ii) give prompt notice thereof to Edison and (iii) record the information contained therein in the Register.

          (f) Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Financing Agreements (including, without limitation, all or a portion of its Commitments and the Loans owing to it and its participation in the Letter of Credit Accommodations); provided, that, (i) such Lender's obligations under this Agreement (including, without limitation, its Commitment hereunder) and the other Financing Agreements shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and Borrowers, Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Financing Agreements, (iii) such sale shall be to a Lender, or an Affiliate of a Lender or a commercial bank or other financial institution which has, together with its Affiliates, combined capital surplus and undivided profits of not less than $100,000,000, (iv) each of Congress and CIT shall at all times hold an interest for its own respective account of not less than $25,000,000 in the rights and obligations under this Agreement and the other Financing Agreements, and (v) at any one time there shall not be more than ten (10) Participants hereunder. Each Participant shall have the rights of a Lender (including any right to receive payment) under Section
3.7 hereof to the extent of such Participant's interest; provided, that all requests for any such payments shall be made by Participant through the Lender granting such participation. The right of each Participant to receive payment under Section 3.7 hereof shall be limited to the lesser of
(i) the amounts actually incurred by such Participant for which payment is provided under such Section and (ii) the amounts that would have been payable under such Section by Borrowers to the Lender granting the participation to such Participant had such participation not been granted (to the extent of such Participant's interest). Each Lender shall inform Agent of the Persons who have purchased such participations and upon Borrowers' request, Agent shall inform Borrowers of the names of the Persons who as of the date of such request have purchased participations in the Loans.

     13.6 Confidentiality. Each Lender agrees to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information identified as confidential by Borrowers to such Lender and provided to it by any Borrower or Guarantor, or by Agent on such Borrower's or Guarantor's behalf, in connection with this Agreement or any of the other Financing Agreements, and neither it nor any of its Affiliates shall use any such information for any purpose or in any manner other than for purposes of this Agreement; except to the extent that any Borrower or Guarantor consents in writing to such disclosure or that such information (a) was or becomes generally available to the public other than as a result of a disclosure by Agent or any Lender, or (b) was or becomes available on a non-confidential basis from a source other than any Borrower or Guarantor, provided that such source is not bound by a written confidentiality agreement with such Borrower or Guarantor actually known to Agent or such Lender, or (c) was available to Agent or such Lender on a non-confidential basis prior to its disclosure to Agent or such Lender by any Borrower or Guarantor; provided, that, Agent and any Lender may disclose such information (i) at the request or pursuant to any requirement of any Governmental Authority to which Agent or such Lender is subject,
(ii) pursuant to subpoena or other similar legal process (provided, that, Lenders shall make reasonable efforts (if permitted under applicable law) to give Edison prompt written notice of such subpoena or requirement and shall make such disclosure only to the extent it is advised by counsel that such disclosure is necessary under applicable law or to avoid any liability), (iii) when required to do so in accordance with the provisions of any applicable requirement of law (provided, that, Lenders shall make reasonable efforts (if permitted under applicable law) to give Edison prompt written notice of such requirement and shall make such disclosure only to the extent it is advised by counsel that such disclosure is necessary under applicable law or to avoid any liability); (iv) to the extent reasonably required in connection with any litigation or proceeding to which Agent, any Lender or their respective Affiliates may be party (provided, that, Lenders shall make reasonable efforts (if permitted under applicable law) to give Edison prompt written notice of any subpoena or requirement and shall make such disclosure only to the extent it is advised by counsel that such disclosure is necessary under applicable law or to avoid any liability); (v) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any of the other Financing Agreements; and (vi) to such Person's outside auditors, counsel, consultants, appraisers and other professional advisors, subject to the provisions of this Section 13.6, (vii) to any assignee or Participant (or prospective assignee or Participant) so long as such assignee or Participant (or prospective assignee or Participant) shall have first agreed to treat such information as confidential in accordance with this
Section 13.6, (viii) to counsel for Agent or such Lender, or (ix) to counsel for any Participant or assignee (or prospective Participant or assignee), so long as such counsel shall have first agreed to treat such information as confidential in accordance with this Section 13.6. In no event shall this Section 13.6 or any other provision of this Agreement or applicable law be deemed to require Agent or any Lender to return any materials furnished by any Borrower or Guarantor to Agent or such Lender or to prevent Agent or such Lender from responding to routine informational requests in accordance with its customary practices as then in effect. The obligations of Agent and Lenders under this Section 13.6 shall supersede and replace the obligations of Agent and Lenders under any confidentiality letter signed prior to the date hereof.

     13.7 Entire Agreement. This Agreement, the other Financing Agreements, any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written.

         [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, Agent, Co-Agent, Lenders, Borrowers and Guarantors have caused these presents to be duly executed as of the day and year first above written.

AGENT

CONGRESS FINANCIAL CORPORATION,
as Agent
By:                   /S/

Title:

Address:

1133 Avenue of the Americas
New York, New York 10036


CO-AGENT

THE CIT GROUP/BUSINESS CREDIT, INC.

By:                   /S/

Title:

Address:

1211 Avenue of the Americas
New York, New York 10036

    BORROWERS

EDISON BROTHERS STORES, INC.

By:                   /S/

Title:

Chief Executive Office:

501 North Broadway
St. Louis, Missouri 63178


EDISON BROTHERS APPAREL
  STORES, INC.

By:                   /S/

Title:

Chief Executive Office:

501 North Broadway
St. Louis, Missouri 63178


EDISON PUERTO RICO STORES, INC.

By:                     /S/

Title:

Chief Executive Office:

501 North Broadway
St. Louis, Missouri 63178

LENDERS
CONGRESS FINANCIAL CORPORATION

By:                   /S/

Title:

Address:

1133 Avenue of the Americas
New York, New York 10036


Commitment:

$100,000,000  THE CIT GROUP/BUSINESS CREDIT, INC.

By:                   /S/

Title:

Address:

1211 Avenue of the Americas
New York, New York 10036


Commitment:

$100,000,000




            [SIGNATURES CONTINUED ON FOLLOWING PAGE]
                           GUARANTORS

EDISON PAYMASTER, INC.
EDBRO MISSOURI REALTY, INC.
EDISON KANSAS STORES, INC.
EDISON KENTUCKY STORES, INC.
EDISON NEW YORK STORES, INC.
EDISON OHIO STORES, INC.
EDISON PENNSYLVANIA STORES, INC.
EDISON TEXAS STORES, INC.
EDISON UTAH STORES, INC.
EDBRO OHIO REALTY, INC.
EBSS-KANSAS, INC.
EBSS-EAST, INC.
EBSS-OHIO, INC.
EBSS-PENNSYLVANIA, INC.
EBSS-TEXAS, INC.
EBSS-WEST, INC.
EDISON BROTHERS STORES INTERNATIONAL, INC.
EDISON WHITTIER WAREHOUSE, INC.
EDBRO CALIFORNIA USG - 2, INC.
EDBRO CALIFORNIA USG - 1, INC.
WEBSTER CLOTHES, INC.
Z & Z FASHIONS, LTD.
TIME-OUT FAMILY AMUSEMENT CENTERS, INC.
TOFAC OF PUERTO RICO, INC.
SACHA SHOES LTD.
MANDEL'S OF CALIFORNIA

By:

Title:



EDISON INDIANA, LLC

By: EDISON BROTHERS APPAREL STORES, INC., its Manager

     By:

     Title: